As filed with the Securities and Exchange Commission on February 16, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Beacon Roofing Supply, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5033	36-4173371
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul M. Isabella
President and Chief Executive Officer
Beacon Roofing Supply, Inc.
505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170
Telephone: (877) 645-7663

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Ross D. Cooper Senior Vice President, General Counsel and Secretary Beacon Roofing Supply, Inc. 5244 River Road, Second Floor Bethesda, MD 20816 (301) 272-2123	Michael P. Heinz Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 (312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of class of securities to be registered	Amount to be registered	Proposed maximum offering price per note	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
6.375% Senior Notes due 2023	$300,000,000	100%	$300,000,000	$30,210
Guarantees of 6.375% Senior Notes due 2023(2)	N/A	N/A	N/A	(3)
Total	$300,000,000	100%	$300,000,000	$30,210

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The Additional Registrant listed below has guaranteed the notes being registered hereby.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee for the guarantees is payable.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANT TABLE

Exact Name of Additional Registrant(1)	Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Beacon Sales Acquisition, Inc.	Delaware	5033	36-4173371

(1)	The address and agent for service of process for the additional registrant is the same as for Beacon Roofing Supply, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2016

Prospectus

Beacon Roofing Supply, Inc.

OFFER TO EXCHANGE

$300,000,000 aggregate principal amount of its 6.375% Senior Notes due 2023 that have been registered under the Securities Act of 1933 (which we refer to as the “New Notes”)
for any and all of its outstanding
6.375% Senior Notes due 2023 (which we refer to as the “Old Notes”)

This exchange offer will expire at 5:00 p.m., New York City time, on            , 2016, unless extended.

Terms of the exchange offer:

•	We will exchange New Notes for all outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration or termination of the exchange offer.
•	You may withdraw tenders of Old Notes at any time prior to the expiration or termination of the exchange offer.
•	The terms of the New Notes are substantially identical to those of the outstanding Old Notes, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”) and the transfer restrictions, registration rights and additional interest provisions applicable to the Old Notes do not apply to the New Notes. The New Notes will also have a separate CUSIP number from that of the Old Notes.
•	The New Notes will initially be jointly and severally and fully and unconditionally guaranteed by all of the Issuer’s subsidiaries that guarantee the Term Loan B Facility (as defined herein). Subject to certain exceptions, future subsidiaries that guarantee the Term Loan B Facility or incur or guarantee certain other indebtedness will also guarantee the New Notes. The New Notes and the guarantees will be the Issuer’s and the guarantors’ senior unsecured obligations and will rank equally in right of payment with the Issuer’s and the guarantors’ existing and future senior obligations. The New Notes and the guarantees will be effectively subordinated to all of the Issuer’s and the guarantors’ secured indebtedness, including the Term Loan B Facility and the ABL Facility (as defined herein and, collectively with the Term Loan B Facility, the “New Senior Secured Credit Facilities”) to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated to all existing and future liabilities of each of the existing and future subsidiaries of the Issuer that do not guarantee New Notes.
•	The exchange of Old Notes for New Notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information.
•	We will not receive any proceeds from the exchange offer.
•	We issued the Old Notes in a transaction not requiring registration under the Securities Act of 1933, as amended (the “Securities Act”), and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the Old Notes.

Neither the New Notes nor the Old Notes will be listed on any securities exchange.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchanging your outstanding Old Notes for New Notes involves risks. See the risk factors described under, and incorporated by reference into, “Risk Factors” beginning on page 22 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2016.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If any person other than us provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, nor are we soliciting an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus (see “Where You Can Find More Information”). We will provide this information to you at no charge upon written or oral request directed to: Beacon Roofing Supply, Inc., Chief Financial Officer, 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 Telephone: (877) 645-3939. In order to ensure timely delivery of the information, any request should be made no later than five (5) business days before the expiration date of the exchange offer.

Neither the Old Notes nor the New Notes have been recommended by any federal, state or foreign securities authorities and they have not determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We are not providing you with any legal, business, tax or other advice in this prospectus. You should consult with your own advisors as needed to assist you in making your investment decision and to advise you whether you are legally permitted to exchange your outstanding Old Notes for New Notes in this exchange offer.

Unless stated otherwise or the context otherwise requires, references in this prospectus to the “Issuer” refer to Beacon Roofing Supply, Inc., a Delaware corporation; references to “Beacon” refer to the Issuer and its direct and indirect subsidiaries, with regard to the period before the RSG Acquisition (as defined below); references to “RSG” refer to Roofing Supply Group, LLC, a Delaware limited liability company, RSG Parent and their respective direct and indirect subsidiaries, with regard to the period before the RSG Acquisition; references to “RSG Parent” refer to CDRR Investors, Inc., a Delaware corporation and indirect parent of Roofing Supply Group, LLC; references to “Combined Company” refer to the combined businesses of Beacon and RSG in the period following the consummation of the RSG Acquisition; and references to “us,” “we” or “our” refer to Beacon, when used with regard to the period before the RSG Acquisition, or to the Combined Company, when used with regard to the period following the consummation of the RSG Acquisition.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus or incorporated by reference herein. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to the Combined Company include, but are not limited to, risks and uncertainties that are described in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended September 30, 2015, in our Quarterly Reports on Form 10-Q and in other securities filings by the Company with the Securities and Exchange Commission (the “Commission” or “SEC”). Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

•	our ability to effectively integrate newly acquired business into our operations and achieve expected cost savings or profitability from our acquisitions;
•	our ability to complete acquisitions on acceptable terms;
•	product shortages, fluctuations in the prices of raw materials, loss of key suppliers, and our dependence on third-party suppliers and manufacturers;
•	dependence on key personnel;
•	fluctuation of pricing of and rebates on the products we distribute and our ability to pass on increased costs to customers;
•	dependence on the residential home building industry, as well as the economy, the credit markets and other important factors;
•	cyclical and seasonal nature of the building products supply industry;
•	disruptions at our facilities or in our information technology systems;
•	variability of our quarterly revenues and earnings;
•	our future capital needs and our ability to obtain additional financing on acceptable terms;
•	our level of indebtedness and our ability to meet our obligations under our debt instruments;
•	our incurrence of additional indebtedness and our inability to take certain actions because of restrictions in our debt agreements; and
•	our failure to obtain the anticipated benefits, synergies and costs savings from the RSG Acquisition.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed in the sections entitled “Risk Factors”, together with the documents incorporated by reference that are described under “Where You Can Find More Information” and the financial statements included or incorporated by reference herein. Unless otherwise indicated, references to “fiscal year” refer to the fiscal year of Beacon, which ends on September 30 of each year. RSG Parent’s fiscal year ends on December 31 of each year.

Our Company

Beacon is the second largest (and largest publicly traded) distributor of residential and commercial roofing materials in the United States, with leading positions in key metropolitan markets in both the United States and Canada. Beacon also is a leading distributor of complementary building products, including siding, windows and waterproofing systems for residential and commercial building exteriors. Beacon purchases products from a large number of manufacturers and then distributes these goods to a customer base consisting of contractors and, to a lesser extent, general contractors, home builders, retailers, and building materials suppliers. As of September 30, 2015, Beacon operated 274 branches in 42 states throughout the United States and six provinces in Canada. Beacon stocks one of the most extensive assortments of high-quality branded products in the industry with approximately 2,000 to 11,000 SKUs per branch available in inventory, enabling it to deliver products to its nearly 53,000 customers on a timely basis. In fiscal year 2015, we generated net sales of approximately $2.5 billion, approximately 84% of which was derived from roofing products and services. Approximately 93% of our fiscal 2015 net sales were in the United States. In addition, we also generated $62.3 million in net income and Adjusted EBITDA of $168.7 million during fiscal year 2015. See note 1 to the “Summary Historical and Pro Forma Financial and Operating Information — Pro Forma Condensed Combined Financial Information” tables for a reconciliation of Adjusted EBITDA to net income.

On October 1, 2015, Beacon acquired Roofing Supply Group (“RSG”), a leading roofing products distributor owned by an investment partnership controlled by Clayton Dubilier & Rice, LLC (“CD&R”) and employee stockholders in a cash and stock transaction valued at approximately $1.14 billion (the “RSG Acquisition”), including repayment of outstanding RSG indebtedness. See “— The RSG Acquisition Transactions.” After giving effect to the RSG Acquisition, Beacon accounted for approximately 16% of total 2014 sales in the U.S. roofing distribution market, an increase from approximately 5% of total sales in 2004, the year Beacon became a publicly traded company. Beacon pro forma net sales for fiscal year 2014 exceeded those of the next largest competitor by more than $1 billion, according to data reported in ProSales, a multi-media source of news, information and expertise for building supply distributors in the United States.

Prior to the RSG Acquisition, RSG was the fifth largest roofing distributor in the United States, providing customers with a broad range of products with approximately 300 to 2,200 SKUs per branch. As of September 30, 2015, RSG operated 85 branches strategically located in 25 U.S. states throughout the West, Rocky Mountain, Northwest, Southwest, Southeast and Midwest regions of the United States. Similar to Beacon, RSG had a customer base of contractors, home builders, retail customers, building owners and other resellers, such as retailers and lumberyards. For the nine months ended September 30, 2015, RSG generated net sales, net loss and Adjusted EBITDA of approximately $0.9 billion, $13.0 million and $62.3 million, respectively.

The RSG Acquisition Transactions

Overview

On October 1, 2015, Beacon completed the RSG Acquisition pursuant to that certain Agreement and Plan of Merger, dated as of July 27, 2015 (the “Merger Agreement”), by and among Beacon, two wholly owned subsidiaries of Beacon and RSG Parent. The aggregate consideration paid by Beacon to consummate the RSG Acquisition was approximately $1.14 billion of cash and Beacon common stock (based upon a ten-day average of the volume weighted average prices of Beacon common stock as of July 24, 2015).

Concurrently with the closing of the RSG Acquisition, Beacon (i) completed its private offering of $300.0 million aggregate principal amount of the Old Notes and (ii) entered into credit agreements governing the terms of a new $450.0 million seven-year senior secured term loan “B” facility (the “Term Loan B Facility”) and a new senior secured asset-based revolving credit facility of up to $700.0 million, subject to a borrowing base (the “ABL Facility” and together with the Term Loan B Facility, the “New Senior Secured Credit Facilities”). The Company utilized the net proceeds from the offering of the Old Notes, together with borrowings under the New Senior Secured Credit Facilities, to pay the cash consideration for the RSG Acquisition, to refinance certain indebtedness of Beacon, to repay certain existing indebtedness of RSG and to pay related transaction premiums, fees and expenses.

As used in this prospectus, the term “RSG Acquisition Transactions” refers to the: (i) issuance of the Old Notes; (ii) closing of the RSG Acquisition; (iii) closing of and borrowings under the New Senior Secured Credit Facilities; (iv) repayment of certain existing indebtedness of Beacon and RSG, including the redemption of RSG’s existing unsecured senior notes; and (v) payment of premiums, fees and expenses in connection with the foregoing transactions.

Strategic Rationale

We expect to realize a number of benefits from the RSG Acquisition, including the following:

•	Enhanced scale and national footprint. Following the completion of the RSG Acquisition, we believe we are better-positioned to serve existing and new customers. We have a larger fleet for deliveries, greater scale in both our residential and commercial businesses, an expanded national footprint, more diversified product offerings across both our newly-acquired and existing branches and greater financial resources to develop and implement new customer service initiatives, such as e-commerce. We are poised to offer enhanced service, drawing on our combined engineering capabilities and best practices. As of December 31, 2015, the Combined Company operated 360 branches in 45 states and six provinces across Canada. The RSG Acquisition provides Beacon with an entry into the Pacific Northwest, as well as additional branches in highly attractive, dense markets such as California, Florida and Texas. In the fiscal year ended September 30, 2015, our pro forma net sales, pro forma net income, pro forma Adjusted EBITDA (before anticipated cost savings) and pro forma Adjusted EBITDA (after anticipated cost savings) were $3.7 billion, $37.8 million, $247.7 million and $297.7 million, respectively.
•	Well-positioned in attractive roofing demand markets. We believe that our national distribution platform is strategically positioned to benefit from a North American market recovery, and we expect that improving economic conditions and continued recovery in residential and non-residential construction activity will drive additional roofing demand. The addition of RSG’s platform has substantially improved our presence in growing, sizable markets in the Southern and Western United States, including Texas, Florida and California, with 46%, 50% and 75% growth in the number of locations, respectively. According to the U.S. Census Bureau, during the first five months of 2015, more building permits were issued in each of those three states than any other state in the U.S., which we believe may help us grow in these locations. With the geographic scope of our combined platform, we believe we will also benefit from frequent and recurring storm activity in the Midwest, Southwest and Southeast regions. Storm activity drives demand uncorrelated to general economic activity and leads to a shorter re-roofing cycle. Over 35% of RSG’s locations are located in states with high rates of severe weather disasters, such as hurricanes and tornadoes. Over 31% of the Combined Company’s locations are located in such states, up from 30% prior to the RSG Acquisition. Net sales in the severe weather affected Southwest and South Central regions represented 12% and 25%, respectively, of fiscal year 2015 pro forma net sales, compared to 7% and 21%, respectively, of Beacon’s fiscal year 2015 net sales.
•	Extensive product offering and strong supplier relationships. The Combined Company carries one of the most extensive arrays of high-quality branded products in the industry. We believe that this product offering will continue to be a significant factor in attracting and retaining many of our customers. In addition to a broad product offering, we are able to fulfill the vast majority of our warehouse orders through the breadth and depth of the inventories at our branches. Because of our significant scale, product expertise and reputation in the markets that we serve, along with our ability to hold and manage considerable inventory, we have established strong, long-term ties to the major roofing materials manufacturers and are able to achieve substantial volume discounts. With the RSG Acquisition, we will further expand our base of suppliers and strengthen our existing relationships.
•	Significant opportunity for synergies. We believe the RSG Acquisition will provide us significant cost savings opportunities through improved scale and operating leverage. Specifically, we anticipate that the RSG Acquisition could result in approximately $50 million in annual run-rate synergies within approximately two years following the closing of the acquisition, primarily driven by branch consolidation, along with an anticipated rationalization among corporate offices and anticipated procurement benefits from leveraging the long-term relationships that both Beacon and RSG maintain with their existing suppliers to generate more purchasing efficiency in the supply chain. One-time costs to achieve the cost savings are estimated to be $25 million over the first two years following closing. As with previous acquisitions, we will look to leverage our established operational platform, take advantage of current supplier relationships and implement our procurement and distribution IT systems, which we believe are among the most advanced in the roofing distribution industry. We believe these initiatives will result in a substantial increase in free cash flow that we expect will be used to pay down debt, as well as reinvest in our business to drive future growth. Finally, we believe the RSG Acquisition will provide us with significant tax assets that will facilitate free cash flow generation. For a discussion of risks related to anticipated cost savings and synergies, see “Risk Factors — Risks Related to the RSG Acquisition — The integration of RSG by the Company may prove more difficult, costly or time-consuming than expected, and the anticipated synergies and benefits of the RSG Acquisition may not be realized in the timeframe we expect or at all.”

For a discussion of various factors that could prohibit or limit us from realizing some or all of these benefits, see “Forward-Looking Statements” and “Risk Factors.”

Organizational Structure

The following chart summarizes our organizational structure, equity ownership and our principal indebtedness as of February 16, 2016. This chart is provided for illustrative purposes only and does not show all obligations of our legal entities. See “— The RSG Acquisition Transactions”, “— The Exchange Offer”, “Description of New Notes” and “Description of Certain Other Indebtedness” for more information regarding the terms of the New Notes offered hereby and our other indebtedness following the RSG Acquisition Transactions.

(1)	The New Notes will be guaranteed on a senior basis by certain of the Issuer’s domestic subsidiaries. For further information, see “Description of New Notes — Subsidiary Guarantees.” The subsidiary guarantees will be subject to limitations under applicable laws and may be released under certain circumstances. For further information, see “Description of New Notes — Subsidiary Guarantees”, “Risk Factors — Risks Related to Our Indebtedness and the New Notes — Claims of holders of the New Notes will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the New Notes” and “Risk Factors — Risks Related to Our Indebtedness and the New Notes — The lenders under the Term Loan B Facility can release guarantors of such credit facility under certain circumstances, which will result in the release of those guarantees of the New Notes.” Following consummation of the

RSG Acquisition, certain subsidiary guarantors of the Old Notes were merged with and into other subsidiary guarantors for tax planning purposes as permitted by the Indenture (as defined below). As of the date the New Notes are first issued, the only subsidiary guarantor of the New Notes will be Beacon Sales Acquisition, Inc.
(2)	In connection with the RSG Acquisition Transactions, the Issuer entered into the Term Loan B Facility, which provides for a seven-year senior secured term loan facility of $450.0 million. Borrowings under the Term Loan B Facility are guaranteed by the same domestic subsidiaries of the Issuer that will guarantee the New Notes and the ABL Facility, except that Beacon Canada, Inc. (a domestic subsidiary with no material assets other than stock in a foreign subsidiary) guarantees the borrowings under the ABL Facility by the Canadian subsidiaries of the Issuer but will not guarantee the New Notes or borrowings under the Term Loan B Facility. See “Description of Certain Other Indebtedness — New Senior Secured Credit Facilities.”
(3)	In connection with the RSG Acquisition Transactions, the Issuer entered into the ABL Facility, which provides for a senior secured asset-based revolving credit facility of up to $700.0 million, subject to a borrowing base. Borrowings under the ABL Facility are guaranteed by the Issuer and the same domestic subsidiaries that will guarantee the New Notes and that guarantee the Term Loan B Facility (except with respect to Beacon Canada, Inc., as described in footnote (2) above). Borrowings under the ABL Facility by Canadian subsidiaries of the Issuer are guaranteed by the Issuer and such domestic subsidiaries (and Beacon Canada, Inc.) and are also be guaranteed by certain foreign subsidiaries (as defined in the “Description of New Notes”) (and any such foreign subsidiary will not guarantee the New Notes and does not guarantee borrowings under the Term Loan B Facility). See “Description of Certain Other Indebtedness — New Senior Secured Credit Facilities.”

Corporate Information

The Issuer was incorporated in Delaware in 1997 and completed its initial public offering in September 2004. Its common stock trades on the Nasdaq Global Select Market under the symbol “BECN.” Our principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, and our telephone number is (571) 323-3939. Our Internet website address is www.becn.com, and the information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise.

Principal Stockholder

Following the consummation of the RSG Acquisition, CD&R Roadhouse Holdings, L.P. (the “CD&R Stockholder”), an entity affiliated with the CD&R private investment firm and the former controlling stockholder of RSG, beneficially owned approximately 15% of our outstanding common stock and became our largest stockholder. As of February 10, 2016, the CD&R Stockholder beneficially owned approximately 14.4% of our outstanding common stock. In connection with the RSG Acquisition, we entered into an investment agreement with the CD&R Stockholder, which, as amended, provides that the CD&R Stockholder (i) may designate two directors to the Beacon board of directors, for so long as the CD&R Stockholder and its affiliates hold at least 58.6% of the shares of our common stock received by the CD&R Stockholder at the closing of the RSG Acquisition and (ii) may designate one director to the Beacon board of directors for so long as the CD&R Stockholder and its affiliates hold less than 58.6%, but at least 3.0%, of such shares; provided that the CD&R Stockholder and its affiliates shall not be entitled to such one director designee pursuant to clause (ii) if they own less than 4.0% of the shares of our common stock then outstanding and the number of members of the Beacon board is at such time less than eight. Upon consummation of the RSG Acquisition, Philip W. Knisely, Chairman of RSG and an operating advisor to the CD&R funds, and Nathan K. Sleeper, a partner of CD&R, were appointed as the CD&R Stockholder’s designees to the Beacon board of directors.

Upon consummation of the RSG Acquisition, we also entered into a registration rights agreement with the CD&R Stockholder, pursuant to which we agreed to file a resale shelf registration statement for the benefit of the CD&R Stockholder and certain of its permitted transferees promptly upon the expiration of a 180-day post-closing lock-up period. The registration rights agreement also provides for customary demand and piggyback registration rights with respect to the shares of Beacon common stock received by the CD&R Stockholder in connection with the RSG Acquisition.

The Exchange Offer

The following is a brief summary of the terms of this exchange offer. It does not contain all of the information that you need to consider in making your decision regarding whether to exchange your Old Notes for New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of this exchange offer. To understand all of the terms of this exchange offer and the New Notes, you should carefully read this prospectus as well as the documents incorporated by reference that are described under “Where You Can Find More Information.”

Background
On October 1, 2015, we completed a private placement of $300,000,000 aggregate principal amount of 6.375% Senior Notes due 2023. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the Old Notes in which we agreed, among other things, to complete this exchange offer for the Old Notes.
Old Notes
$300,000,000 unregistered 6.375% Senior Notes due 2023, which were issued on October 1, 2015. The Old Notes were issued under the Indenture, dated as of October 1, 2015 (the “Indenture”). The Old Notes and the New Notes are herein collectively referred to as “Notes” under the Indenture.
New Notes
$300,000,000 6.375% Senior Notes due 2023, the issuance of which has been registered under the Securities Act. The form and terms of the New Notes are substantially identical in all material respects to those of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the Old Notes do not apply to the New Notes.
Exchange Offer
We are offering to issue up to $300,000,000 aggregate principal amount of New Notes in exchange for a like principal amount of the Old Notes to satisfy our obligations under the registration rights agreement that was executed when the Old Notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act. You may tender your Old Notes for exchange by following the procedures described below and in the section entitled “The Exchange Offer” in this prospectus.
Expiration Date; Tenders
The exchange offer will expire at 5:00 p.m., New York City time, on , 2016 (which is business days following the date of this prospectus), unless extended in our sole and absolute discretion. By tendering your Old Notes, you represent to us that:
• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;
• any New Notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•

at the time of commencement of the exchange offer, neither you nor anyone receiving New Notes from you has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes in violation of the Securities Act; and

•

if you are a broker-dealer that will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities, then you will deliver a prospectus in connection with any resale of the New Notes you receive. For further information regarding resales of the New Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance
You may withdraw any Old Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2016. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the Old Notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, see “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer — Withdrawal Rights.”
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.
Procedures for Tendering the Old Notes
If you wish to tender your Old Notes for New Notes pursuant to the exchange offer, you must transmit to U.S. Bank National Association, as the exchange agent for the exchange offer, on or before the expiration date, either:

•

a properly completed and duly executed letter of transmittal, which accompanies this prospectus, with any required signature guarantees, together with the certificates for your Old Notes, in proper form for transfer, and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal; or

•

a computer generated message transmitted through DTC’s Automated Tender Offer Program (“ATOP”) system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners
If you are a beneficial owner whose Old Notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.
Material Federal Income Tax Considerations
The exchange of the Old Notes for New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.
Use of Proceeds
We will not receive any proceeds from the exchange offer.
Exchange Agent
U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent.”
Resales
Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:
• you are our “affiliate,” as defined in Rule 405 under the Securities Act;
• you are not acquiring the New Notes in the exchange offer in the ordinary course of your business;
• you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes, you will receive in the exchange offer; or

•

you are a participating broker-dealer that received New Notes for its own account in the exchange offer in exchange for Old Notes that were acquired as a result of market-making or other trading activities.

If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. See the discussion below under the caption “The Exchange Offer — Procedures for Tendering Old Notes” for more information.
Broker-Dealer
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes which were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, as defined in this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.
Registration Rights Agreement
When we issued the Old Notes, we entered into a registration rights agreement with the representatives of the initial purchasers obligating us to file an exchange offer registration statement or, under specified circumstances, a shelf registration statement, with the SEC with respect to New Notes. If we fail to satisfy these obligations, we have agreed to pay additional interest to holders of the Old Notes in specified circumstances. We are not obligated to consummate an exchange offer with respect to the Old Notes until 270 days after the issue date. See “The Exchange Offer — Registration Rights Agreement.”
A copy of the registration rights agreement is incorporated by reference herein as an exhibit to the registration statement of which this prospectus forms a part and is available from us upon request (see “Where You Can Find More Information”).

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;
•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or
•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”

Summary Description of the New Notes

The following is a brief summary of the terms of the New Notes. It does not contain all of the information that you need to consider in making your investment decision. The terms of the New Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions and rights under the registration rights agreement, including the right to earn additional interest under circumstances relating to our registration obligations, do not apply to the New Notes. To understand all of the terms of the New Notes, you should carefully read this prospectus as well as the documents incorporated by reference that are described under “Where You Can Find More Information.”

Issuer
Beacon Roofing Supply, Inc.
Notes Offered
$300,000,000 aggregate principal amount of 6.375% Senior Notes due 2023.
Issue Date
The New Notes will be issued on , 2016.
Maturity Date
October 1, 2023.
Interest Rate
6.375% per annum.
Interest Payment Dates
Interest on the New Notes will be payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2016, and on the maturity date, and will be deemed to have accrued from October 1, 2015.
Ranking
The New Notes will be our unsecured senior indebtedness and will rank:
• equal in right of payment with all of our existing and future senior indebtedness;
• senior in right of payment to all of our existing and future subordinated obligations;

•

effectively subordinated to all of our secured indebtedness, including indebtedness under our $450.0 million Term Loan B Facility and our new ABL Facility of up to $700.0 million, to the extent of the value of the assets securing such indebtedness; and

• structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.
Guarantors
The New Notes will be guaranteed, on an unsecured senior basis, by each of our domestic subsidiaries that is a borrower under or that guarantees our obligations under our Term Loan B Facility (and any refinancing indebtedness) and any other capital market indebtedness that we may incur in the future. These guarantees are subject to limitations under applicable laws and may be released under specified circumstances. See “Description of New Notes — Subsidiary Guarantees.” The guarantee of each subsidiary guarantor will be an unsecured senior obligation of that subsidiary guarantor and will rank:
• equal in right of payment with all existing and future senior indebtedness of that subsidiary guarantor;
• senior in right of payment to all existing and future subordinated obligations of that subsidiary guarantor;

•

effectively subordinated to all secured indebtedness of that subsidiary guarantor to the extent of the value of the assets securing such indebtedness, including any such subsidiary guarantor’s guarantee of indebtedness under our new $450.0 million Term Loan B Facility and our new ABL Facility of up to $700.0 million; and

• structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.
For the fiscal year ended September 30, 2015, after giving pro forma effect to the RSG Acquisition Transactions, the two subsidiaries of the Issuer that will not be subsidiary guarantors on the date the New Notes are first issued represented $2.9 million, or approximately 8.4%, of pro forma net income. For the three months ended December 31, 2015, the two subsidiaries of the Issuer that will not be subsidiary guarantors on the date the New Notes are first issued represented $0.5 million, or approximately 9.8%, of net income. As of December 31, 2015, these two non-guarantor subsidiaries represented $110 million, or approximately 3.7%, of total assets and $71 million, or approximately 4.0%, of total liabilities, $7 million of which was indebtedness.
Optional Redemption
We may redeem the New Notes, in whole or in part, at any time (1) prior to October 1, 2018, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the make-whole premium described under “Description of New Notes — Optional Redemption,” and (2) on and after October 1, 2018, at the redemption prices described under “Description of New Notes — Optional Redemption.”
In addition, prior to October 1, 2018, we may redeem on one or more occasions up to 35% of the original aggregate principal amount of the New Notes in an amount not exceeding the net proceeds of one or more equity offerings at a redemption price equal to 106.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, as described under “Description of New Notes — Optional Redemption.”
Offer to Repurchase
If we experience a change of control, we must offer to repurchase all of the New Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of New Notes — Change of Control.”
If we sell assets under certain circumstances, we must use the proceeds to make an offer to purchase New Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of New Notes — Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants
The Indenture contains covenants that generally restrict our ability and the ability of our restricted subsidiaries to:
• incur more indebtedness or issue certain preferred shares;
• pay dividends, redeem stock or make other distributions;
• make investments;
• create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;
• create liens;
• transfer or sell assets;
• merge or consolidate;
• enter into certain transactions with our affiliates; and
• designate subsidiaries as unrestricted subsidiaries.
Most of these covenants will be suspended for so long as the New Notes have investment grade ratings from both Moody’s Investors Service, Inc. (“Moody’s) and Standard & Poor’s Investors Ratings Service (“S&P”). These covenants are subject to important exceptions and qualifications, which are described under “Description of New Notes — Certain Covenants” and “Description of New Notes — Merger and Consolidation.”
Further Issuances
We may, from time to time, without notice to or consent of the holders of the New Notes, create and issue additional notes ranking equally and ratably with the New Notes in all respects, including the same terms as to status, redemption or otherwise.
Form and Denomination
The New Notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, DTC or its nominee. Except as described under “Description of the New Notes — Transfer and Exchange” or as we may otherwise agree, notes in certificated form will not be issued or exchanged for interests in global securities.
No Prior Market
The New Notes are a new issue of securities, and there is currently no established trading market for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange and cannot assure you that any active or liquid market will develop for the New Notes.
Trustee
U.S. Bank National Association
Risk Factors
Investing in the New Notes involves a high degree of risk, you should carefully consider all of the information included or incorporated by reference in this prospectus, including the information under “Risk Factors” beginning on page 22 of this prospectus.

Summary Historical and Pro Forma Financial and Operating Information

The following tables set forth summary consolidated historical and unaudited pro forma condensed combined financial information for Beacon and RSG Parent for the periods ended and as of the dates indicated. Beacon’s fiscal year ends on September 30, while RSG Parent’s fiscal year ends on December 31.

Beacon’s financial information for the fiscal years ended September 30, 2015, 2014 and 2013 and as of September 30, 2015 and 2014 has been derived from Beacon’s audited consolidated financial statements and the notes related thereto included elsewhere in this prospectus. Beacon’s financial information for the three months ended December 31, 2015 and 2014 and as of December 31, 2015 and 2014 has been derived from Beacon’s unaudited consolidated financial statements and the notes related thereto included elsewhere in this prospectus. Such unaudited interim financial information has been prepared on a basis consistent with the audited consolidated financial statements.

RSG Parent’s financial information for the fiscal year ended December 31, 2014 has been derived from RSG Parent’s audited consolidated financial statements and the notes related thereto incorporated by reference into this prospectus. RSG Parent’s financial information for the nine months ended September 30, 2015 and 2014 and as of September 30, 2015 has been derived from RSG Parent’s unaudited consolidated interim financial statements and the notes related thereto incorporated by reference into this prospectus. Such unaudited interim financial information has been prepared on a basis consistent with the audited consolidated financial statements.

The unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2015 gives effect to the RSG Acquisition Transactions as if they had been consummated on October 1, 2014 and combines Beacon’s historical results for the fiscal year ended September 30, 2015 with RSG Parent’s historical results for the twelve-month period ended September 30, 2015, which was derived by adding RSG Parent’s audited statement of operations information for the fiscal year ended December 31, 2014 to the unaudited statement of operations information for the nine months ended September 30, 2015 and subtracting the corresponding unaudited statement of operations information for the nine months ended September 30, 2014. See “Unaudited Pro Forma Condensed Combined Financial Information” and the accompanying notes.

The unaudited pro forma condensed combined statement of operations data reflects adjustments to Beacon’s historical consolidated financial information that are (i) directly attributable to the RSG Acquisition Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The final purchase price allocation for the RSG Acquisition Transactions will be completed at the end of the second quarter of the current fiscal year. Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein. Except where indicated with respect to pro forma Adjusted EBITDA for the fiscal year ended September 30, 2015, the unaudited pro forma condensed combined financial information does not reflect any cost savings, including the anticipated $50 million in annual run-rate synergies described elsewhere in this prospectus (or associated costs to achieve such savings), utilization of RSG Parent’s net operating loss carryforwards or other restructuring that may result from the RSG Acquisition Transactions. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

The unaudited pro forma condensed combined financial information is provided for informational and illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of Beacon that would have been reported had the RSG Acquisition Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Beacon following the consummation of the RSG Acquisition Transactions. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information.

The following summary historical and pro forma financial and operating information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the

consolidated financial statements and related notes of Beacon and RSG Parent included elsewhere in this prospectus or incorporated by reference herein.

Beacon Historical Financial Information

	Year Ended September 30,			Three Months Ended December 31,
	2015	2014	2013	2015	2014
	(in thousands)
Statement of Operations Data:
Net sales	$2,515,169	$2,326,905	$2,240,723	$976,480	$596,042
Cost of products sold	1,919,804	1,799,065	1,709,326	743,292	458,477
Gross profit	595,365	527,840	531,397	233,188	137,565
Operating expenses	478,284	428,977	401,676	206,344	113,745
Income from operations	117,081	98,863	129,721	26,844	23,820
Interest expense, financing costs and other	11,037	10,095	8,247	16,256	2,655
Income before provision for income taxes	106,044	88,768	121,474	10,588	21,165
Provision for income taxes	43,767	34,922	48,867	3,470	8,258
Net income	$62,277	$53,846	$72,607	$7,118	$12,907

	As of September 30,
	2015	2014
	(in thousands)
Balance Sheet Data:
ASSETS
Current assets:
Cash and cash equivalents	$45,661	$54,472
Accounts receivable, net	399,732	360,802
Inventories, net	320,999	301,626
Prepaid expenses and other current assets	97,928	66,828
Deferred income taxes	2,309	14,610
Total current assets	866,629	798,338
Property and equipment, net	90,405	88,565
Goodwill	496,415	466,206
Intangible assets, net	87,055	72,266
Other assets, net	1,233	6,027
TOTAL ASSETS	$1,541,737	$1,431,402
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$244,891	$220,834
Accrued expenses	124,794	80,285
Borrowings under revolver lines of credit	11,240	18,514
Current portion of long-term obligations	16,320	16,602
Total current liabilities	397,245	336,235
Senior term loan, net of current portion	170,200	183,131
Deferred income taxes	68,809	64,100
Long-term obligations under equipment financing and other, net of current portion	$22,367	$30,835
Total liabilities	658,621	614,301
Total stockholders’ equity	883,116	817,101
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,541,737	$1,431,402

	Year Ended September 30,			Three Months Ended December 31,
	2015	2014	2013	2015	2014
	(in thousands)
Cash Flow Data:
Net cash provided by operating activities	$109,340	$55,497	$78,493	$44,675	$40,189
Net cash used in investing activities	(104,714)	(37,316)	(89,491)	(943,080)	(72,769)
Net cash provided by (used in) financing activities	(12,707)	(9,798)	18,013	885,305	1,558
Effect of exchange rate changes on cash	(730)	(938)	(193)	(351)	(113)
Net increase (decrease) in cash and cash equivalents	(8,811)	7,445	6,822	(13,451)	(31,135)
Cash and cash equivalents at end of period	45,661	54,472	47,027	32,210	23,337

	Year Ended September 30,			Three Months Ended December 31,
	2015	2014	2013	2015	2014
	(in thousands)
Other Financial Data:
EBITDA(1)	$151,746	$129,398	$161,297	$50,515	$32,077
Adjusted EBITDA(1)	168,660	136,820	170,562	73,396	34,425
Total Debt	218,178	243,861	262,272	1,120,807	244,825
Net Debt(2)	172,517	189,389	215,245	1,088,597	221,488
Depreciation & Amortization	34,862	30,294	30,612	23,671	8,257
Capital Expenditures	20,802	37,239	26,120	2,153	3,138
Cash Interest Expense	8,276	9,312	12,012	10,827	2,624
Ratio of Earnings to Fixed Charges(3)	6.69	6.07	8.62	1.56	5.48
Number of Branches at end of period	274	264	236	360	268

(1)	Beacon defines EBITDA as net income plus income tax expense, interest expense, net and depreciation and amortization. Beacon defines Adjusted EBITDA as EBITDA plus stock-based compensation and RSG acquisition costs. EBITDA is a measure commonly used in the distribution industry, and we present EBITDA and Adjusted EBITDA to enhance your understanding of our operating performance. An Adjusted EBITDA-based metric is used in our financing covenants and we use EBITDA and Adjusted EBITDA as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe that the presentation of EBITDA and Adjusted EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Further, we believe that EBITDA and Adjusted EBITDA are useful measures because they improve comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. Management of Beacon uses EBITDA and Adjusted EBITDA to evaluate performance period over period, to analyze the underlying trends in its business and to establish operational goals and forecasts that are used in allocating resources.

While we believe these are useful measures for investors, they are not presented in accordance with GAAP. You should not consider non-GAAP measures in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, each of EBITDA and Adjusted EBITDA has inherent material limitations as a performance measure because it adds back certain expenses to net income, resulting in those expenses not being taken into account in the applicable financial measure. For instance, each of EBITDA and Adjusted EBITDA does not include interest expense. Because RSG Parent has borrowed money, interest expense is a necessary element of its costs. In addition, each of EBITDA and Adjusted EBITDA does not include depreciation and amortization expense. Because RSG Parent has capital and intangible assets, depreciation and amortization expense is a necessary element of its costs. Adjusted EBITDA also does not include stock-based compensation, which is a necessary element of RSG Parent’s costs since RSG Parent makes stock awards to key members of management as an important incentive to maximize overall company performance and as a benefit. Adjusted EBITDA also does not include minority interest, which is a necessary element of RSG Parent’s costs since RSG Parent has non-controlling interests. Adjusted EBITDA also does not include acquisition costs because these are non-recurring costs that RSG Parent incurred to integrate prior acquisitions. Adjusted EBITDA also does not include sponsor and director fees and acquisition costs because these are non-recurring costs that RSG Parent paid to its private equity sponsor and non-employee directors or incurred to finance, consummate and integrate prior acquisitions, as applicable. Moreover, each of EBITDA and Adjusted EBITDA does not include taxes, and payment of taxes is a necessary element of RSG Parent’s operations. Because not all companies use identical calculations, RSG Parent’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, and is not directly comparable to the presentation by Beacon. The following table is a reconciliation of RSG Parent’s net income (loss) attributed to controlling stockholders’ interest to EBITDA and Adjusted EBITDA:

	Year Ended September 30,			Three Months Ended December 31,
	2015	2014	2013	2015	2014
	(in thousands)
Net income	$62,277	$53,846	$72,607	$7,118	$12,907
Income tax expense	44,046	34,922	48,867	3,470	8,259
Interest expense, net	10,561	10,336	9,211	16,256	2,655
Depreciation and amortization	34,862	30,294	30,612	23,671	8,257
EBITDA	$151,746	$129,398	$161,297	$50,515	$32,077
Adjustments:
Stock-based compensation	9,936	7,422	9,266	7,179	2,348
RSG Acquisition costs(a)	6,978	—	—	15,702	—
Adjusted EBITDA(b)	$168,660	$136,820	$170,562	$73,396	$34,425

(a)	RSG Acquisition costs reflect all non-recurring charges related to the acquisition (excluding the impact of tax) that are not embedded in other balances of the table. Additional RSG Acquisition costs are included in interest expense, income taxes, depreciation and amortization, and stock-based compensation in the table above.
(b)	Adjusted EBITDA is defined as net income plus interest expense and other financing costs (net of interest income), income taxes, depreciation and amortization, adjustments to contingent consideration, and stock-based compensation. EBITDA is a measure commonly used in the distribution industry, and we present Adjusted EBITDA to enhance your understanding of our operating performance. Adjusted EBITDA is used in our bank covenants and we use Adjusted EBITDA as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe that Adjusted EBITDA is an operating performance measure that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Further, we believe that Adjusted EBITDA is a useful measure because it improves comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. Management uses these supplemental measures to evaluate performance period over period and to analyze the underlying trends in the Company’s business and to establish operational goals and forecasts that are used in allocating resources. We expect to compute our non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

While we believe Adjusted EBITDA is a useful measure for investors, it is not a measurement presented in accordance with United States generally accepted accounting principles, or GAAP. You should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, Adjusted EBITDA has inherent material limitations as a performance measure. It does not include interest expense and other financing costs and, because we have borrowed money, interest expense is a necessary element of our costs. In addition, Adjusted EBITDA does not include depreciation and amortization expense. Because we have capital and intangible assets, depreciation and amortization expense is a necessary element of our costs. Adjusted EBITDA also does not include stock-based compensation, which is a necessary element of our costs since we make stock awards to key members of management as an important incentive to maximize overall company performance and as a benefit. Moreover, Adjusted EBITDA does not include taxes, and payment of taxes is a necessary element of our operations. Accordingly, since Adjusted EBITDA excludes these items, it has material limitations as a performance measure. The Company’s management separately monitors capital expenditures, which impact depreciation expense, as well as amortization expense, interest expense, and income tax expense. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(2)	Beacon defines net debt as total debt less cash and cash equivalents. While management believes net debt is a useful measure of financial position for investors, it is not presented in accordance with GAAP.
(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and approximately 20% of rental expense that Beacon management believes is representative of the interest component of rental expense.

Pro Forma Condensed Combined Financial Information

Pro Forma, Combined and Adjusted Financial Information (Unaudited)

Year Ended September 30, 2015
(in thousands)
Statement of Operations Data:
Net sales	$3,707,629
Cost of products sold	2,851,404
Gross profit	856,225
Operating expenses	722,807
Income from operations	133,418
Interest expense, financing costs and other	50,028
Income before provision for income taxes	83,390
Provision for income taxes	47,567
Net income	$35,823

Year Ended September 30, 2015
(in thousands)
Unaudited Pro Forma Financial Data:
Pro Forma EBITDA(1)	$225,863
Pro Forma Adjusted EBITDA, before cost savings(1)	255,348
Pro Forma Adjusted EBITDA, after cost savings(1)	305,348

(1)	Beacon defines pro forma EBITDA as pro forma net income (loss) plus pro forma income tax expense (benefit), pro forma interest expense, net, and pro forma depreciation and amortization. Beacon defines pro forma Adjusted EBITDA as pro forma EBITDA plus stock-based compensation, sponsor and director fees, minority interest, acquisition costs and other adjustments. EBITDA is a measure commonly used in the distribution industry, and we present EBITDA and Adjusted EBITDA to enhance your understanding of our operating performance. An Adjusted EBITDA-based metric is used in our financing covenants, and we use EBITDA and Adjusted EBITDA as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe that the presentation of EBITDA and Adjusted EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Further, we believe that EBITDA and Adjusted EBITDA are useful measures because they improve comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. Management uses EBITDA and Adjusted EBITDA to evaluate performance period over period, to analyze the underlying trends in our business and to establish operational goals and forecasts that are used in allocating resources.

While we believe these are useful measures for investors, they are not presented in accordance with GAAP. You should not consider non-GAAP measures in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, each of EBITDA and Adjusted EBITDA has inherent material limitations as a performance measure because it adds back certain expenses to net income, resulting in those expenses not being taken into account in the applicable financial measure. For instance, each of EBITDA and Adjusted EBITDA does not include interest expense. Because we have borrowed money, interest expense is a necessary element of our costs. In addition, each of EBITDA and Adjusted EBITDA does not include depreciation and amortization expense. Because we have capital and intangible assets, depreciation and amortization expense is a necessary element of our costs. Adjusted EBITDA also does not include stock-based compensation, which is a necessary element of our costs since we make stock awards to key members of management as an important incentive to maximize overall company performance and as a benefit. Adjusted EBITDA also does not include minority interest, which is a necessary element of RSG Parent’s costs since RSG Parent has non-controlling interests. Adjusted EBITDA also does not include sponsor & director fees and acquisition costs because these are non-recurring costs that RSG Parent paid to its private equity sponsor and non-employee directors or incurred to finance, consummate and integrate prior acquisitions, as applicable. Moreover, each of EBITDA and Adjusted EBITDA does not include taxes, and payment of taxes is a necessary element of our operations. Accordingly, since EBITDA and Adjusted EBITDA exclude these items, they have material limitations as a performance measure. Management separately monitors capital expenditures, which impacts depreciation expense, as well as amortization expense, interest expense, and income tax expense. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table is a reconciliation of Beacon and RSG Parent net income (loss) to pro forma EBITDA and pro forma Adjusted EBITDA:

	Year Ended September 30, 2015
	Beacon	RSG Parent	Pro Forma Adjustments	Pro Forma Combined
	(in thousands)
Net income (loss)	$62,276	$(23,581)	$(2,873)	$35,822
Income tax expense (benefit)	44,046	5,637	(1,837)	47,847
Interest expense, net	10,561	42,920	(3,039)	50,442
Depreciation and amortization	34,862	45,158	11,731	91,751
EBITDA	$151,746	$70,134	$3,983	$225,863
Adjustments:
Stock-based compensation	$9,936	$2,068	$3,731	$15,735
RSG Acquisition one-time transaction costs	6,978	1,705		8,683
Sponsor & Director Fees		2,497		2,497
Minority Interest		229		229
Acquisition costs(a)		118		118
Other adjustments(b)		2,223		2,223
Total Adjustments	16,914	8,841	3,731	29,486
Adjusted EBITDA, before cost savings	$168,660	$78,975	$7,714	$255,348
Estimated Cost Savings(c)	$—	$—	$50,000	$50,000
Adjusted EBITDA, after cost savings	$168,660	$78,975	$57,714	$305,348

(a)	Acquisition costs primarily relate to the costs incurred by RSG Parent to integrate prior acquisitions.
(b)	Other adjustments primarily relate to (i) severance compensation paid to terminated employees, (ii) consulting fees paid in connection with certain accounting, financial reporting, corporate development and tax projects, and (iii) a sales and use tax audit reserve related to periods prior to the May 2012 acquisition of RSG that was resolved during 2015.

(c)	Represents Beacon management’s estimated projected annual cost savings from the RSG Acquisition through branch consolidation, general and administrative cost reductions and procurement benefits totaling approximately $50 million, which are expected to be fully implemented beginning with the third year following consummation of the RSG Acquisition. During the first year following closing, we anticipate realizing approximately $30 million of the anticipated $50 million of annual cost savings. During the second year following closing, we anticipate realizing an additional $17 million, or $47 million total, of the anticipated $50 million of annual cost savings. Excludes estimated one-time costs of $25 million over the first two years required to achieve the anticipated annual savings. Anticipated branch consolidation cost savings relate to potential savings achieved through the planned consolidation of branch facilities in overlapping Beacon and RSG regions. Anticipated general and administrative cost savings relate to potential savings achieved through the planned consolidation of corporate support functions and planned consolidation of benefit plans and insurance policies. Anticipated procurement cost savings relate to potential savings achieved through optimized pricing and rebates with existing contractual relationships with suppliers.

RISK FACTORS

Exchanging your Old Notes for New Notes involves risks. Before making an investment decision, you should carefully consider all of the information included or incorporated by reference in this prospectus, including the risks described below, and under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, which are incorporated by reference in this prospectus. See “Where You Can Find More Information.” The risks and uncertainties described are not the only ones that we face. Additional risks and uncertainties not known to us or that we deem immaterial may also adversely affect our business, operating results, cash flows and financial condition.

Risks Related to the Exchange Offer

If you choose not to exchange your Old Notes in the exchange offer, the transfer restrictions currently applicable to your Old Notes will remain in force, and the market price of your Old Notes could decline.

If you do not exchange your Old Notes for New Notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the Old Notes as set forth in the offering memorandum distributed in connection with the private offering of the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. We do not intend to register resales of the Old Notes under the Securities Act. You should refer to “Summary — The Exchange Offer” and “The Exchange Offer” for information about how to tender your Old Notes.

The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the New Notes.

If you do not follow the procedures described herein, you will not receive any New Notes. The New Notes will be issued to you in exchange for Old Notes only if you properly tender the Old Notes to the exchange agent prior to the expiration of the exchange offer. If you want to tender your Old Notes in exchange for New Notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of Old Notes for exchange. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

There are state securities law restrictions on the resale of the New Notes.

In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the New Notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the New Notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness and the New Notes

The New Notes are unsecured and effectively junior to our secured indebtedness, including borrowings under the New Senior Secured Credit Facilities, to the extent of the value of the collateral securing such secured indebtedness.

Our obligations under the New Notes will be unsecured and will be effectively junior to our secured indebtedness to the extent of the value of the collateral securing such secured indebtedness. Borrowings under the New Senior Secured Credit Facilities will be secured by substantially all of the assets of the Issuer and the guarantors (including any future guarantors), including all of the capital stock of the domestic guarantors. In addition, we may incur additional secured indebtedness in the future.

The New Notes are or will be effectively subordinated to all such secured indebtedness to the extent of the value of that collateral. If an event of default occurs under the ABL Facility or the Term Loan B Facility, the holders of such senior secured indebtedness will have a prior right to our assets, to the exclusion of the holders of the New Notes, even if we are in default with respect to the New Notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under the New Senior Secured Credit Facilities), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the New Notes and other unsecured indebtedness. Other secured indebtedness would have similar priorities in similar circumstances. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of the New Notes will participate in our remaining assets ratably with each other and with all holders of our unsecured indebtedness that is deemed to be of the same class as such notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. As a result, holders of such New Notes may receive less, ratably, than holders of secured indebtedness. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the New Notes.

As of December 31, 2015, we had approximately $801 million of senior secured indebtedness outstanding, consisting of $449 million of borrowings under the Term Loan B Facility and $351 million drawn under the ABL Facility (subject to availability under a borrowing base and excluding approximately $11 million of letters of credit expected to be issued, replaced or cash collateralized, which were outstanding as of December 31, 2015).

The New Notes and the related guarantees would have ranked effectively junior to such outstanding secured indebtedness. The New Senior Secured Credit Facilities permit us to add incremental facilities, subject to certain conditions being satisfied. The Indenture will also permit us, subject to certain limitations, to incur additional secured indebtedness, which could be substantial.

Our level and terms of indebtedness could adversely affect our ability to raise additional capital to fund our operations, take advantage of new business opportunities, and prevent us from meeting our obligations under our debt instruments, including the New Notes.

As of December 31, 2015, we had $300 million in aggregate principal amount of the Old Notes outstanding, $449 million incurred under the Term Loan B Facility, $351 million drawn under the ABL Facility, and $19 million of total other indebtedness.

Our substantial debt could have important consequences to us, including:

•	increasing our vulnerability to general economic and industry conditions;
•	requiring a substantial portion of our cash flow used in operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our liquidity and our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates, and corresponding increased interest expense, because future borrowings under the ABL Facility and/or the Term Loan B Facility would be at variable rates of interest;
•	reducing funds available for working capital, capital expenditures, acquisitions and other general corporate purposes, due to the costs and expenses associated with such debt;
•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and
•	limiting our ability to adjust to changing marketplace conditions and placing us at a competitive disadvantage compared to our competitors who may have less debt.

In addition, the credit agreements that govern our New Senior Secured Credit Facilities and the Indenture governing the New Notes impose significant operating and financial restrictions on us, including limitations on our ability to, among other things, pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; merge or consolidate; enter into agreements that restrict the ability of the Issuer’s subsidiaries to make dividends or other payments to the Issuer; and transfer or sell assets. As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to capitalize on available business opportunities.

The amount of cash required to pay interest on our increased indebtedness levels and, thus, the demands on our cash resources, will be substantially greater than the amount of cash flows required to service our historical indebtedness prior to the RSG Acquisition Transactions. Our liquidity at December 31, 2015 included $280 million in net borrowing availability under the ABL Facility (subject to availability under a borrowing base and after giving effect to approximately $11 million of letters of credit expected to be issued, replaced or cash collateralized, which were outstanding as of December 31, 2015 and $32 million of cash on hand. There are no assurances that we will maintain a level of liquidity sufficient to permit us to pay the principal, premium and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations, which could cause us to default on our debt obligations and impair our liquidity. In the event of a default under any of our indebtedness, including the New Notes, the holders of the defaulted debt could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest, which in turn could result in cross-defaults under our other indebtedness. The lenders under our New Senior Secured Credit Facilities could also elect to terminate their commitments thereunder and cease making further loans, and such lenders could institute foreclosure proceedings against their collateral, and we could be forced into bankruptcy or liquidation.

Despite our current level of indebtedness, we may be able to incur substantially more debt and enter into other transactions which could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the Indenture, the agreements that govern the New Senior Secured Credit Facilities and the applicable agreements governing our other debt instruments contain restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. To the extent we incur additional indebtedness or other obligations, the risks described in the immediately preceding risk factor and others described herein may increase.

Repayment of our debt, including required principal and interest payments on the New Notes, is dependent on cash flow generated by our subsidiaries.

The Issuer is a holding company that derives all of its operating income from its subsidiaries. Substantially all of the Issuer’s assets are held by its direct and indirect subsidiaries. The Issuer relies on the earnings and cash flows of its subsidiaries, which are paid to it by its subsidiaries in the form of dividends and other payments or distributions, to meet its debt service obligations. Unless they are guarantors of the New Notes, the Issuer’s subsidiaries do not have any obligation to pay amounts due on the New Notes or to make funds available to the Issuer for that purpose. In the event that the Issuer is unable to receive distributions from subsidiaries, it may be unable to make required principal and interest payments on our indebtedness, including the New Notes.

Claims of holders of the New Notes will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the New Notes.

Each of the Issuer’s domestic subsidiaries that guarantees the New Senior Secured Credit Facilities will initially guarantee the New Notes, except that Beacon Canada, Inc. (a domestic subsidiary with no material assets other than stock in a foreign subsidiary) will guarantee the borrowings under the ABL Facility by the Canadian subsidiaries of the Issuer but will not guarantee the New Notes or borrowings under the Term Loan B Facility. The Indenture does not require all subsidiaries to guarantee the New Notes. For example, Beacon Canada, Inc. and the Issuer’s Canadian subsidiaries guarantee Canadian borrowings under the ABL Facility but will not guarantee the New Notes or the Term Loan B Facility. Claims of holders of the New Notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors, and will not be satisfied from the assets of these non-guarantor subsidiaries until their creditors are paid in full. In addition, the guarantee of a subsidiary guarantor will be released in connection with the sale of such subsidiary guarantor in a transaction not prohibited by the Indenture or upon certain other events described in “Description of New Notes — Subsidiary Guarantees.”

For the fiscal year ended September 30, 2015 after giving pro forma effect to the RSG Acquisition Transactions, the two subsidiaries of the Issuer that will not be subsidiary guarantors on the date the New Notes are first issued represented $3 million, or approximately 4.8%, of net income. As of December 31, 2015, these two non-guarantor subsidiaries represented $110 million, or approximately 3.7%, of total assets and $71 million, or approximately 4.0%, of pro forma total liabilities, $7 million of which was indebtedness. The Indenture, subject to certain limitations, permits these non-guarantor subsidiaries to incur additional debt and does not limit their ability to incur other liabilities that are not considered indebtedness under the Indenture, such as trade payables.

The lenders under the Term Loan B Facility can release guarantors of such credit facility under certain circumstances, which will result in the release of those guarantees of the New Notes.

While any obligations under the Term Loan B Facility remain outstanding, any guarantee of the New Notes may be released without action by, or consent of, any holder of the New Notes or the trustee under the Indenture that will govern the New Notes if the related guarantor is no longer a guarantor of the Term Loan B Facility. See “Description of New Notes — Subsidiary Guarantees.” You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the New Notes, and the indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to claims of any holders of the New Notes. See “— Claims of holders of the New Notes will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the New Notes.”

Federal and state statutes allow courts, under specific circumstances, to void notes and subsidiary guarantees and require note holders to return payments received.

If we become a debtor in a case under the Bankruptcy Code or encounter other financial difficulty under federal or state fraudulent transfer law, a court may void or otherwise decline to enforce the New Notes or the subsidiary guarantees. A court might do so if it found that when we issued the New Notes, or in some states when payments became due under the New Notes, we received less than reasonably equivalent value or fair consideration and:

•	were insolvent or rendered insolvent by reason of such incurrence;
•	were left with inadequate capital to conduct our business;

•	believed or reasonably should have believed that we would incur debts beyond our ability to pay; or
•	were a defendant in an action for money damages or had a judgment for money damages docketed against us if, in either case, the judgment is unsatisfied after final judgment.

A court would likely find that we did not receive reasonably equivalent value or fair consideration for the New Notes if we did not substantially benefit directly or indirectly from the issuance of the New Notes. If a court were to void the issuance of the New Notes or a subsidiary guarantee, you would no longer have any claim against the Issuer or the subsidiary guarantor, as applicable. Sufficient funds to repay the New Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the New Notes. Further, the avoidance of the New Notes could result in an event of default with respect to our and our subsidiaries’ other debt, which could result in acceleration of that debt. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;
•	if the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or
•	we could not pay our debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we, after giving effect to these New Notes, will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the New Notes to other claims against us under the principle of equitable subordination if the court determines that (a) the holder of New Notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of New Notes and (c) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

We may not be able to finance a change of control offer required by the Indenture.

Upon a change of control, as defined under the Indenture, you will have the right to require us to offer to purchase all of the New Notes then outstanding at a price equal to 101% of the principal amount of the New Notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding New Notes, we expect that we would have to refinance the New Notes. We cannot assure you that we would be able to refinance the New Notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered New Notes would be an event of default under the Indenture.

The occurrence of a change of control would also constitute a default under the credit agreements governing the New Senior Secured Credit Facilities. These agreements prohibit, and future debt agreements may also prohibit, us from repurchasing the New Notes upon a change or control unless our indebtedness under such agreements has been repurchased or repaid and/or other specified requirements have been met. Moreover, the exercise by holders of their right to require us to repurchase the New Notes could cause a default under future debt agreements, even if the change of control itself does not, due to the financial effect of such repurchase on us.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the New Notes.

Certain important corporate events, such as leveraged recapitalizations, may not, under the Indenture, constitute a “change of control” that would require us to repurchase the New Notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the New Notes. Therefore, we could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, which would not constitute a change of control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Holders of New Notes may not be able to determine when a change of control giving rise to their right to have the New Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the Indenture includes a phrase relating to the sale of “all or substantially all” of the assets of the Issuer and its restricted subsidiaries. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its restricted subsidiaries and therefore it may be unclear as to whether a change of control has occurred and whether the holders of the New Notes have the right to require us to repurchase such notes. See “Description of New Notes — Change of Control.”

There may not be an active trading market for the New Notes, and their price may be volatile. Holders may be unable to sell their New Notes at the price desired or at all.

There is no existing trading market for the New Notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the New Notes, that holders will be able to sell any of the New Notes at a particular time (if at all) or that the prices holders receive if or when they sell the New Notes will be above their initial offering price. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our common stock, our performance and other factors. We do not intend to list the New Notes on any national securities exchange. The liquidity of any market for the New Notes will depend on a number of factors, including:

•	changes in the overall market for securities similar to the New Notes;
•	changes in our financial performance or prospects;
•	the prospects for companies in our industry generally;
•	the number of holders of the New Notes;
•	the conditions of the financial markets;
•	the interest of securities dealers in making a market in the New Notes; and
•	prevailing interest rates.

An active market for the New Notes may not develop and, if it develops, may not continue.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may adversely affect the market price or liquidity of the New Notes.

The New Notes offered hereby will have a non-investment grade rating on the closing date. In the future, the rating of the New Notes could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Credit ratings are not recommendations to purchase, hold or sell the New Notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the New Notes. If the credit rating of the New Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your New Notes without a substantial discount.

During any period in which the New Notes are rated investment grade, certain covenants contained in the Indenture will not be applicable; however, there is no assurance that the New Notes will be rated investment grade.

The Indenture provides that certain covenants will be suspended if the New Notes are rated investment grade by both S&P and Moody’s, and no default or event of default has otherwise occurred and is continuing under the Indenture. If the New Notes are subsequently downgraded below investment grade, such covenants will be reinstated. The covenants that would be suspended include, among others, limitations on our and our restricted subsidiaries’ ability to pay dividends, make restricted payments, incur indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the covenants are subsequently reinstated. There can be no assurance that the New Notes will ever be rated investment grade, or that if they are rated investment grade, the New Notes will maintain such ratings. See “Description of New Notes — Suspension of Covenants.”

Risks Related to the RSG Acquisition

The integration of RSG by the Company may prove more difficult, costly or time-consuming than expected, and the anticipated synergies and benefits of the RSG Acquisition may not be realized in the timeframe we expect or at all.

On October 1, 2015, we completed the RSG Acquisition, the largest acquisition in our company’s history (as measured by purchase price, total revenue, and number of branches of acquired business). The integration of RSG is a complex, costly and time-consuming process, and the significant size and scale of RSG increases the risks to which we are subject relative to other acquired businesses. Such risks include the following:

•	While we anticipate that the RSG Acquisition could result in approximately $50 million in annual run-rate synergies within approximately two years following the closing of the acquisition, realization of these synergies depends on our ability to successfully integrate RSG’s business with our current operations. If we experience difficulties or delays with the RSG integration process, these anticipated synergies and other financial and operational benefits may not be realized fully or at all, or may take longer to realize than expected.
•	The integration process could result in the loss of key employees, diversion of management attention or disruption of either company’s ongoing business that adversely affect the Combined Company’s ability to maintain relationships with customers, suppliers, vendors and employees or to achieve the anticipated benefits and cost savings of the RSG Acquisition, any of which may adversely affect our business, financial condition and results of operations.
•	Our Combined Company has incurred and will continue to incur a number of significant non-recurring costs associated with the RSG Acquisition and the related integration process. One-time costs to achieve the anticipated cost savings are estimated to be $25 million over the first two years following closing. If additional unanticipated costs are incurred during the RSG integration, such costs may offset or negate anticipated efficiencies related to the RSG Acquisition.

Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus.

The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the RSG Acquisition been completed on the dates indicated. This information reflects adjustments, which are based upon preliminary estimates, to allocate the consideration paid in connection with the RSG Acquisition to RSG’s identifiable net assets. Following the completion of the purchase price allocation in the second quarter of the current fiscal year, there may be further refinements of the allocation as additional information becomes available. Accordingly, the final accounting adjustments related to the consideration paid in connection with the RSG Acquisition may differ materially from the pro forma adjustments reflected herein. See “Unaudited Pro Forma Condensed Combined Financial Information” and the accompanying notes.

Our largest stockholder’s interests may conflict with the interests of our other equity investors and the holders of the New Notes, and sales by our largest stockholder of a significant number of its shares may adversely affect the market price of Beacon common stock.

Following the consummation of the RSG Acquisition, CD&R Roadhouse Holdings, L.P. (the “CD&R Stockholder”), an entity affiliated with the Clayton Dubilier & Rice, LLC private investment firm and the former controlling stockholder of RSG, became our largest stockholder. As of February 10, 2016, the CD&R Stockholder beneficially owns approximately 14.4% of our outstanding common stock. The CD&R Stockholder (together with its permitted transferees) may sell its shares (which are restricted) under certain circumstances, including pursuant to a registered underwritten public offering under the Securities Act or in accordance with Rule 144 under the Securities Act. We have entered into a registration rights agreement with the CD&R Stockholder, which will give this holder (together with its permitted transferees) the right to require us to register all or a portion of its shares at certain times, subject to certain conditions and restrictions. The sale of a substantial number of our shares by these or other significant stockholders within a short period of time could cause our stock price to decrease.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges for the periods set forth below, earnings consist of earnings before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and approximately 20% of rental expense that Beacon management believes is representative of the interest component of rental expense

	For the fiscal year ended September 30,					For the three months ended December 31, 2015
	2015	2014	2013	2012	2011	2015	2014
Ratio of earnings to fixed charges	6.69x	6.07x	8.62x	6.47x	5.83x	1.56x	5.48x

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2015 and the related notes thereto have been derived by the application of pro forma adjustments based upon the historical financial statements of Beacon and RSG Parent, giving effect to the RSG Acquisition Transactions and related adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2015 gives effect to the RSG Acquisition Transactions as if they had been consummated on October 1, 2014 and combines Beacon’s historical results for the fiscal year ended September 30, 2015 with RSG Parent’s historical results for the twelve-month period ended September 30, 2015, which was derived by adding RSG Parent’s audited statement of operations information for the fiscal year ended December 31, 2014 to the unaudited statement of operations information for the nine months ended September 30, 2015 and subtracting the corresponding unaudited statement of operations information for the nine months ended September 30, 2014. Beacon’s fiscal year ends on September 30, while RSG Parent’s fiscal year ends on December 31.

The unaudited pro forma condensed combined statement of operations reflects adjustments to Beacon’s historical consolidated financial information that are (i) directly attributable to the RSG Acquisition Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The final purchase price allocation for the RSG Acquisition Transactions will be completed at the end of the second quarter of the current fiscal year. Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein. The unaudited pro forma condensed combined statement of operations data does not reflect any cost savings, including the anticipated $50 million in annual run-rate synergies described elsewhere in this prospectus (or associated costs to achieve such savings), utilization of RSG Parent’s net operating loss carryforwards or other restructuring that may result from the RSG Acquisition Transactions. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

The unaudited pro forma condensed combined statement of operations is provided for informational and illustrative purposes only and should be read in conjunction with (i) the audited consolidated financial statements and the notes related thereto for Beacon for the fiscal years ended September 30, 2015, 2014 and 2013 and as of September 30, 2015 and 2014, and the unaudited consolidated financial statements and the notes related thereto for Beacon as of and for the three months ended December 31, 2015 and 2014, each of which is included elsewhere in this prospectus, and (ii) the audited consolidated financial statements and the notes related thereto for RSG Parent for the year ended December 31, 2014 and as of December 31, 2014, and the unaudited consolidated financial statements and the notes related thereto for RSG Parent for the nine months ended September 30, 2015 and 2014 and as of September 30, 2015, each of which is incorporated by reference into this prospectus. The unaudited pro forma condensed combined statement of operations is not intended to represent or be indicative of the consolidated results of operations or financial position of Beacon that would have been reported had the RSG Acquisition Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Beacon following the consummation of the RSG Acquisition Transactions. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined statement of operations.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations under the guidance in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

Unaudited Pro Forma Condensed Combined Statement of Operations

Unaudited Pro Forma Condensed Combined Statement of Operations For the Twelve Months Ended September 30, 2015

	Historical		Pro Forma Adjustments	Note Ref		Pro Forma Combined
	Beacon	RSG Parent(a)
	(in thousands, other than share and per share amounts)
Statement of Operations Data:
Net sales	$2,515,169	$1,192,460	$—			$3,707,629
Cost of products sold	1,919,804	931,600	—			2,851,404
Gross profit	595,365	260,860	—			856,225
Operating expenses	478,284	236,774	7,749	3(a), 3(b), 3(c)		722,807
Income (loss) from operations	117,081	24,086	(7,749)			133,418
Interest expense, financing costs and other	11,037	42,030	(3,039)	3	(d)	50,028
Income (loss) before provision for income taxes	106,044	(17,944)	(4,710)			83,390
Provision (benefit) for income taxes	43,767	5,637	(1,837)	3	(e)	47,567
Net income (loss)	$62,277	$(23,581)	$(2,873)			$35,823
Net income per share:
Basic	$1.26					$0.61
Diluted	$1.24					$0.60
Weighted average shares used in computing net income per share:
Basic	49,578,130		9,037,789	3	(f)	58,615,919
Diluted	50,173,478		9,416,075	3	(f)	59,589,553

Beacon Roofing Supply, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of Transaction

On October 1, 2015, Beacon completed the acquisition of RSG Parent for an approximately $1.2 billion. Purchase consideration included cash, Beacon stock, Beacon stock options, and the assumption of RSG Parent’s long-term debt.

2. Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

3. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a)	In accordance with ASC 805, the estimated purchase price of RSG Parent has been allocated on a preliminary basis to the fair value of its assets and liabilities. The preliminarily determined fair value for definite-lived intangible assets (customer relationships) is approximately $318.8 million. The preliminarily determined fair value for property and equipment is $58.0 million. This adjustment primarily increases operating expenses for incremental amortization and depreciation expense based on the fair value of definite-lived intangible assets and property and equipment acquired as follows:

(in thousands)	Year Ended September 30, 2015
Estimated pro forma amortization and depreciation	$56,889
Historical amortization and depreciation	(45,158)
Incremental amortization	$11,731

Definite lived intangible assets consisting of amounts assigned to customer relationships of approximately $318.8 million are expected to be amortized over their estimated life of 20 years on an accelerated basis. Estimated future amortization for the five year period following the closing date of the RSG Acquisition is $48.1 million, $57.1 million, $46.7 million, $37.6 million, and $30.0 million for the years ending September 30, 2016, 2017, 2018, 2019, and 2020, respectively.

(b)	As part of the RSG Acquisition, Beacon issued unvested non-qualified stock options exercisable into 661,349 shares of Beacon common stock (as replacements for unvested stock options in RSG Parent that were cancelled upon closing of the RSG Acquisition). The net adjustment records the effects of share based compensation expense of approximately $3.7 million for the fiscal year ended September 30, 2015, as if the replacement awards were issued as of October 1, 2014.
(c)	As part of the RSG Acquisition, Beacon and RSG Parent incurred certain transaction costs that have been expensed in the historical condensed statements of operations for the year ended September 30, 2015. This adjustment reflects the reversal of approximately $7.7 million of such costs.
(d)	To consummate the RSG Acquisition, Beacon entered into a $700.0 million ABL Facility, of which $350.0 million was drawn on the closing date. Beacon also entered into a $450.0 million Term Loan B Facility and issued $300.0 million of aggregate principal amount of senior unsecured notes, the proceeds of which were used to effect the RSG Acquisition and repay and refinance outstanding borrowings of Beacon and RSG Parent. Based on the interest rates on these debt financings in

Beacon Roofing Supply, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

3. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments  – (continued)

connection with the RSG Acquisition Transactions and the fees and costs related thereto, the pro forma adjustment to interest expense is as follows:

(in thousands)	Year Ended September 30, 2015
Interest expense on financing incurred in connection with the RSG Transaction	$43,513
Amortization of deferred financing costs recorded in connection with the RSG Transaction	4,779
Reverse interest expense recorded in Target's historical results, net of deferred financing fees and capital lease interest	(37,399)
Reverse interest expense recorded in Target's historical results related to deferred financing costs	(5,539)
Reverse interest expense recorded in Beacon's historical results related to interest expense, net of deferred financing fees	(7,307)
Reverse interest expense recorded in Beacon's historical results related to deferred financing costs	(1,086)
Total pro forma adjustment to interest expense	$(3,039)

This adjustment is based on an assumed weighted average interest rate on the new indebtedness of approximately 4.0%. A hypothetical 1/8% increase or decrease in the expected weighted average interest rate, including from an increase in LIBOR, would increase or decrease interest expense on Beacon’s financing by approximately $1.0 million annually.

(e)	For purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations, the combined United States federal and state statutory tax rate of approximately 39% has been applied to the net pro forma adjustments for the year ended September 30, 2015. This does not reflect Beacon’s effective tax rate, which includes other tax items such as tax charges or benefits, and does not take into account any historical or possible future tax events that may impact Beacon in the future.
(f)	As a result of the RSG Acquisition, Beacon issued 9,037,789 shares of Beacon common stock to the former shareholders of RSG Parent and issued 661,349 stock options in exchange for unvested stock options in RSG Parent. The effect of those issuances have been included in the computation of basic and diluted net income per share as if such shares had been issued as October 1, 2014.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On October 1, 2015, we privately placed $300,000,000 aggregate principal amount of Old Notes in a transaction exempt from registration under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. In the registration rights agreement, we agreed to file a registration statement with the SEC relating to the exchange offer and upon effectiveness of the exchange offer registration statement, promptly commence an exchange offer. In addition, we have agreed to keep the exchange offer open for at least twenty (20) business days after the date on which we mail or send notice of the exchange offer to holders of the Old Notes. The New Notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement.

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange Old Notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on            , 2016, the twentieth (20th) business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. If extended, the term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $300,000,000 aggregate principal amount of Old Notes are outstanding. This prospectus, together with the letter of transmittal and related documentation, is first being sent on or about the date hereof, to all holders of Old Notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Old Notes, by giving written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Old Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 or larger integral multiples of $1,000.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the Exchange Offer.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

The tender to us of Old Notes by you as set forth below and our acceptance of the Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal and related documentation. A holder need not submit a letter of transmittal if the holder tenders Old Notes in accordance with the procedures mandated by DTC’s ATOP. To tender Old Notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of Old Notes may tender Old Notes in the exchange offer. To tender in the exchange offer, a holder must either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile, together with the certificates representing the Old Notes specified therein, to the exchange agent on or prior to the expiration date; or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the Old Notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message (an “agent’s message”) must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and comply with DTC’s procedures for book entry transfer described below on or prior to the expiration date.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of Old Notes, a holder should contact the exchange agent at the telephone number listed under “— Exchange Agent.”

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of Old Notes may tender the Old Notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the Old Notes held by this holder, this tendering holder should fill in the applicable box of the letter of transmittal. The amount of Old Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. No letter of transmittal or Old Notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•	by a holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or
•	for the account of an eligible institution (as defined herein).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the expiration date

(including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering Old Notes, you represent to us that, among other things, (i) the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) neither you nor, to your knowledge, any other person receive New Notes from you is an “affiliate” (as defined under Rule 405 of the Securities Act), and (iv) if you are not a broker-dealer, neither you nor, to your knowledge, any other person receiving New Notes from you is engaging or intends to engage in a distribution of the New Notes.

If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the exchange offer, you or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivery of a prospectus in connection with any resale of such New Notes). See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Old Notes properly tendered and not validly withdrawn and will issue the New Notes promptly after acceptance of the Old Notes. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Old Note accepted for exchange will receive a New Note in the amount equal to the surrendered Old Note. Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes. Holders of New Notes will not receive any payment in respect of accrued interest on Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and
•	all other required documents.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder or, in the case of Old Notes tendered by book entry transfer, such non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the Old Notes at DTC, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Such participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an Agent’s Message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant. Notwithstanding the foregoing, the Letter of Transmittal or facsimile thereof or an Agent’s Message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under the heading “— The Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

You may withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC, or a written or facsimile notice of withdrawal at one of the addresses set forth below under “— Exchange Agent.” This notice must:

•	specify the name of the person having tendered the Old Notes to be withdrawn,
•	identify the Old Notes to be withdrawn (including the certificate number(s) of the outstanding Old Notes physically delivered) and aggregate principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name of the account at DTC,
•	be signed by the holder of those Old Notes in the same manner as the original letter of transmittal, including any signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes,
•	contain a statement that the holder is withdrawing his election to have the Old Notes exchanged, and
•	specify where certificates for Old Notes have been transmitted (if physically delivered), and the name in which such Old Notes are registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

We will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes promptly after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn Old Notes may be retendered by following one of the procedures described under “— Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

(a)	we determine that the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;
(b)	an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or a material adverse development has occurred in any existing action or proceeding with respect to the Issuer; or
(c)	we determine that we have not obtained all governmental approvals that we deem necessary for the consummation of the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939. In any such event, we must use commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guarantee delivery or the notice of withdrawal should be directed to the exchange agent addressed as follows:

U.S. BANK NATIONAL ASSOCIATION

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for eligible institutions only):
U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance	(651) 466-7372 Attention: Specialized Finance Fax cover sheets should provide a call-back number and request a call back, upon receipt. Confirm receipt by calling: (800) 934-6802

DELIVERY OF THE LETTER OF TRANSMITTAL OR A NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR A NOTICE OF WITHDRAWAL.

Fees and Expenses

We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the Indenture relating to the New Notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by us.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the New Notes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to be subject to the provisions of the Indenture relating to the New Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes described in the legend on your certificates. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;
•	you are not acquiring the New Notes in the exchange offer in the ordinary course of your business;
•	at the time of commencement of the exchange offer, you or anyone receiving New Notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes in violation of the Securities Act; or
•	if you are a broker-dealer that will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities. For further information regarding resales of the New Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the New Notes or have any arrangement or understanding with respect to the distribution of the New Notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes. In addition, to comply with state securities laws, you may not offer or sell the New Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

Registration Rights Agreement

When the Old Notes were issued, we entered into a registration rights agreement with the initial purchaser of the Old Notes. In such agreement, we and the subsidiary guarantor agreed for the benefit of the holders of the Old Notes to (1) use our reasonable best efforts to file a registration statement on an appropriate registration form with respect to a registered offer to exchange the Old Notes for New Notes that are guaranteed by the subsidiary guarantors with terms substantially identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate), and (2) use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act and complete the exchange offer within 270 days after the issue date of the Old Notes with holders that have elected to exchange their Old Notes for New Notes.

A holder of registrable securities (as defined below) that participates in the exchange offer will be required to make certain representations to us. We will use our commercially reasonable efforts to complete the exchange offer for the Old Notes not later than 60 days after the exchange offer registration statement becomes effective with holders that have elected to exchange Old Notes for New Notes. Under existing interpretations of the SEC contained in several no-action letters to third parties, the New Notes will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the exchange notes. In addition, under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange Old Notes for registered New Notes in the exchange offer.

If we determine that a registered exchange offer is not available or may not be completed as soon as practicable after the last date for acceptance of notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if for any reason the exchange offer is not completed by June 27, 2016, which is 270 days after the issue date of the Old Notes, or, under certain other circumstances, any initial purchaser so requests, we and the subsidiary guarantor will use our reasonable best efforts to file and commercially reasonable efforts to have become effective a shelf registration statement relating to resales of the Old Notes and to keep that shelf registration statement effective until the date that the Old Notes cease to be “registrable securities.” We and the subsidiary guarantor will, in the event of such a shelf registration, provide to each participating holder of notes copies of a prospectus, notify each participating holder of Old Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Old Notes. A holder of registrable securities that sells notes under the shelf registration statement generally will be (i) required to make certain representations to us, (ii) required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (iii) subject to certain of the civil liability provisions under the Securities Act in connection with those sales and (iv) bound by the provisions of the registration rights agreement that are applicable to such a holder of registrable securities (including certain indemnification obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us.

If a “registration default” occurs with respect to registrable securities, then additional interest shall accrue on the principal amount of the Old Notes that are registrable securities at a rate of 0.25% per annum for the first 90-day period beginning on the day immediately following such registration default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period until and including the date such “registration default” ends, up to a maximum increase of 1.00% per annum). The additional interest will cease to accrue when the registration default is cured. A “registration default” occurs if (1) we have not exchanged New Notes for all Old Notes validly tendered in accordance with the terms of the exchange offer on or prior to June 27, 2016, which is the 270th day after the issuance of the Old Notes; (2) a shelf registration statement is required because an exchange offer registration statement on Form S-4 is not available or the exchange offer may not be completed under applicable law or interpretations of the staff of the SEC and such shelf registration statement is not declared effective prior to June 27, 2016; (3) a shelf registration statement is requested by an initial purchaser pursuant to the terms of the registration rights agreement and such shelf registration statement is not declared effective, on or prior to the later of (a) June 27, 2016 and (b) the 90th day after delivery of such shelf registration request; (4) if applicable, a shelf registration statement covering resales of the Old Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of the Old Notes at any time during the required effectiveness period, and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive) in any 12-month period; or (5) if applicable, a shelf registration statement covering resales of the Old Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of the Old Notes on more than two occasions in any 12-month period during the required effectiveness period.

The registration rights agreement defines “registrable securities” initially to mean the Old Notes. The Old Notes will cease to be registrable securities upon the earliest to occur of (1) when a registration statement with respect to such Old Notes has become effective under the Securities Act and such Old Notes have been exchanged or disposed of pursuant to such registration statement; (2) when such Old Notes cease to be outstanding; or (3) when such Old Notes are sold pursuant to Rule 144 under the Securities Act.

The foregoing description is a summary of material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the Old Notes. A copy of the registration rights agreement is incorporated by reference herein as an exhibit to the registration statement of which this prospectus forms a part and is available from us upon request (see “Where You Can Find More Information”).

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following is a summary of certain provisions of the instruments evidencing our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

New Senior Secured Credit Facilities

Concurrently with the issuance of the Old Notes, we entered into new credit agreements governing the terms of our new senior secured credit facilities, consisting of a new senior secured asset-based revolving credit facility (the “ABL Facility”), with certain subsidiaries of the Issuer as borrowers, the Issuer and certain subsidiaries of the Issuer as guarantors, Wells Fargo Bank, National Association as administrative agent and collateral agent, and the lenders and financial institutions party thereto from time to time, and a new senior secured term loan “B” facility (the “Term Loan B Facility” and together with the ABL Facility, the “New Senior Secured Credit Facilities”), with the Issuer as borrower, certain subsidiaries of the Issuer as guarantors, Citibank, N.A. as administrative agent and collateral agent, and the lenders party thereto from time to time. The following is a summary description of certain terms of the New Senior Secured Credit Facilities, and is qualified in its entirety by reference to the credit agreements governing the terms of the New Senior Secured Credit Facilities, each of which is incorporated by reference herein as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

The ABL Facility had an initial commitment of $700 million and the Term Loan B Facility had an initial commitment of up to $450 million. The proceeds from the New Senior Secured Credit Facilities were used to (i) provide working capital and funds for other general corporate purposes of the Combined Company, (ii) refinance or otherwise extinguish all third-party indebtedness for borrowed money under Beacon’s and RSG’s existing senior secured credit facilities and RSG’s unsecured senior notes due 2020, (iii) pay all of the cash consideration to RSG Parent stockholders required under the Merger Agreement, (iv) cash collateralize, replace or provide credit support for existing letters of credit outstanding on the closing date of the RSG Acquisition under the existing Beacon and RSG senior secured credit facilities and (v) pay fees and expenses associated with the RSG Acquisition Transactions.

Maturity; Mandatory Prepayments

The ABL Facility is required to be prepaid to the extent extensions of credit thereunder exceed the applicable borrowing base. In addition, if excess availability as determined by reference to a borrowing base falls below a specified threshold or if certain events of default occur under the ABL Facility, all cash proceeds of collateral pledged under the ABL Facility will be applied to repay the ABL Facility or secure certain obligations thereunder, subject to the right to reborrow thereafter under the ABL Facility. The Company may voluntarily repay and reborrow outstanding loans under the ABL Facility at any time without a premium or penalty, other than customary “breakage” costs with respect to LIBOR loans. The ABL Facility will mature five years from the closing of the offering, on October 1, 2020.

The Term Loan B Facility incurred under the New Senior Secured Credit Facilities will mature seven years from the closing of the offering, on October 1, 2022.

Subject to certain exceptions, the Term Loan B Facility is subject to mandatory prepayments, including in amounts equal to:

•	100% of the net cash proceeds from issuances or the incurrence of debt by the Combined Company or any of its subsidiaries (other than certain indebtedness permitted by the Term Loan B Facility);
•	100% of the net cash proceeds from all non-ordinary course sales or other dispositions of assets (including as a result of the sale of equity securities of any subsidiary of the Combined Company to a third-party and insurance and condemnation proceeds) by the Combined Company or any of the subsidiary guarantors in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; and

•	50% (with stepdowns to 25% and 0% based upon achievement of specified senior secured leverage ratio) of annual excess cash flow of the Combined Company and its subsidiaries, subject to customary exceptions and limitations.

Security; Guarantees

Borrowings under the Term Loan B Facility are guaranteed by certain of the Issuer’s domestic subsidiaries, which subsidiaries also guarantee the Old Notes and the ABL Facility, and will guarantee the New Notes. Borrowings under the ABL Facility are guaranteed by the Issuer and the same domestic subsidiaries that guarantee the Old Notes and the Term Loan B Facility, and will guarantee the New Notes, except that Beacon Canada, Inc. (a domestic subsidiary with no material assets other than stock in a foreign subsidiary) will guarantee the borrowings under the ABL Facility by the Canadian subsidiaries of the Issuer but does not guarantee the Old Notes or borrowings under the Term Loan B Facility, and will not guarantee the New Notes. Borrowings under the ABL Facility by Canadian subsidiaries of the Issuer are guaranteed by the Issuer and such domestic subsidiaries (and Beacon Canada, Inc.) and by certain foreign subsidiaries (as defined in the “Description of New Notes”) (and any such foreign subsidiary does not guarantee either the Old Notes or borrowings under the Term Loan B Facility, nor will it guarantee the New Notes). All domestic subsidiaries providing guarantees will do so on a joint and several, irrevocable and unconditional basis as a primary obligor and not merely as a surety.

The ABL Facility is secured by a first priority lien over substantially all of the Combined Company’s and each guarantor’s accounts and other receivables, chattel paper, deposit accounts and securities accounts and inventory (as well as intangibles, books, records and documents related thereto), subject to certain exceptions (the “ABL Priority Collateral”) and a second priority lien over substantially all of the Combined Company’s and each guarantor’s other assets (including all of the capital stock of the domestic guarantors), subject to certain exceptions (the “Term Priority Collateral”). The Term Loan B Facility will be secured by a first priority lien on the Term Priority Collateral and a second priority lien on the ABL Priority Collateral. Certain excluded assets will not be included in the Term Priority Collateral and the ABL Priority Collateral.

Interest

At the Issuer’s election, the interest rate per annum applicable to initial loans issued under the Term Loan B Facility is based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the highest of (a) the rate last publically announced by the administrative agent as its “prime rate”, (b) the federal funds rate plus 0.50%, (c) (x) the London interbank offered rate (“LIBOR”) applicable for an interest period of one month, plus (y) 1.00% and (d) 2.00%, in each case, plus an applicable margin or (ii) the higher of (x) LIBOR and (y) 1.00% per annum, in each case, plus an applicable margin.

At the Issuer’s election, the interest rate per annum applicable to loans issued under the ABL Facility is based on a fluctuating rate of interest determined by reference to (i) in the case of revolving loans in U.S. Dollars, either (a) a base rate determined by reference to the highest of (x) the federal funds rate plus 0.50%, (y) (1) the LIBOR rate applicable for an interest period of one month, plus (2) 1.00% and (z) the “prime rate” publicly announced by the administrative agent, in each case, plus an applicable margin or (b) an adjusted LIBOR rate determined by reference to the higher of (x) LIBOR and (y) 0%, in each case, plus an applicable margin and (ii) in the case of revolving loans in Canadian Dollars, either (a) a base rate determined by reference to the higher of (x) the “prime rate” for Canadian dollar commercial loans made in Canada as reported by certain services or sources and (y) the 30 day Bankers’ Acceptances rate (the “BA rate”) quoted from time to time, plus 1.00% or (b) the BA rate, in each case, plus an applicable margin.

Fees

We pay certain recurring fees with respect to the New Senior Secured Credit Facilities and will continue to do so, including, (i) fees on the unused commitments of the lenders under the ABL Facility, (ii) upfront fees for the lenders under the Term Loan B Facility, (iii) letter of credit fees on the aggregate face amounts of outstanding letters of credit plus a fronting fee to the issuing bank under the ABL Facility and (iv) administration fees. Under the Term Loan B Facility, any repayment or prepayment of the term loans pursuant to a refinancing at a lower effective yield than the term loans that occurs prior to a date that is six months after the closing of the offering will require a payment of a fee in an amount equal to 1.00% of the aggregate principal amount of the loans so repaid or prepaid under the Term Loan B Facility.

Covenants

The New Senior Secured Credit Facilities contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of the Combined Company and the guarantors to:

•	incur additional indebtedness (including guarantee obligations);
•	incur liens;
•	engage in mergers or other fundamental changes;
•	sell certain property or assets;
•	pay dividends or other distributions;
•	make acquisitions, investments, loans and advances;
•	prepay certain indebtedness;
•	change the nature of their business;
•	engage in certain transactions with affiliates; and
•	incur restrictions on contractual obligations limiting interactions between the Combined Company and its subsidiaries or limit actions in relation to the New Senior Secured Credit Facilities.

In addition, the ABL Facility contains a springing financial covenant that requires the Combined Company, after failure to maintain a specified minimum amount of the Combined Company’s availability to borrow under the ABL Facility, to comply with a minimum fixed charge coverage ratio (Consolidated EBITDA less capital expenditures to Consolidated Fixed Charges (each as defined in the ABL Facility)) of 1.00 to 1.00. Under the ABL Facility, Consolidated EBITDA includes additional add-backs to net income for certain costs, fees, taxes, losses, charges, write-offs, write-downs and expenses and Consolidated Fixed Charges include cash interest expenses, scheduled principal payments in respect of indebtedness, income taxes paid in cash, and certain restricted payments.

Events of Default

The New Senior Secured Credit Facilities contain customary events of default, including with respect to nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty; failure to perform or observe covenants; bankruptcy and insolvency events; material monetary judgment defaults; cross-defaults to other material indebtedness; actual or asserted invalidity or impairment of any material definitive loan documentation; and change of control. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the obligations under the Term Loan Credit Facility will become immediately due and payable without any declaration or other act on the part of the administrative agent any lender.

Availability

The availability of the New Senior Secured Credit Facilities is subject to a number of conditions. To the extent that any of these conditions are not satisfied, the New Senior Secured Credit Facilities may not be available on the terms described herein.

Old Notes

On October 1, 2015, the Issuer issued $300.0 million aggregate principal amount of senior notes due October 1, 2023. The Old Notes bear interest at a rate of 6.375% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2016. The Old Notes are jointly and severally and fully and unconditionally guaranteed by all of the Issuer’s subsidiaries that guarantee the Term Loan B Facility.

At any time prior to October 1, 2018, the Issuer may redeem some or all of the existing notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, plus a “make-whole” premium. The redemption price during each of the twelve-month periods commencing on October 1, 2018 is 104.781%, 103.188%, 101.594 and 100.000% of the principal amount plus accrued and unpaid interest thereon, respectively.

Upon the occurrence of a change of control, the holders of the existing notes will have the right to require the Issuer to make an offer to repurchase each holder’s existing notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest.

The Old Notes contain covenants limiting, among other things, Beacon’s and its restricted subsidiaries’ ability to incur more indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make investments, create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers, create liens, transfer or sell assets, merge or consolidate, enter into certain transactions with our affiliates and designate subsidiaries as unrestricted subsidiaries. The Old Notes also contain customary events of default.

Other Indebtedness

Equipment Financing Facilities

As of December 31, 2015, there was a total of $24 million outstanding under our equipment financing facilities, with fixed interest rates ranging from 2.33% to 4.49% and monthly principal and accrued interest payments due through September 2021. Beacon’s prior equipment financing facility matured on October 1, 2014. No further amounts can be drawn under our existing equipment financing facilities. Beacon’s obligations under the equipment financing facilities are collateralized by specific transportation and material handling equipment. As of December 31, 2015, we were in compliance with all our covenants under the equipment financing facilities.

Capital Leases

In connection with the RSG Acquisition, we assumed various capital lease agreements for the purchase of vehicles and equipment from RSG. At December 31, 2015, we had $26 million of outstanding capital lease obligations. The terms of these agreements range from five to eight years. The gross amount of these capital leases was $36 million as of December 31, 2015. The related amount of accumulated amortization was $10 million as of December 31, 2015. Scheduled maturities under our capital lease agreements as of December 31, 2015 are as follows (in thousands):

Amount
(In thousands)
2016	4,601
2017	5,362
2018	5,423
2019	5,962
2020	3,238
Thereafter	1,487
$26,073

DESCRIPTION OF NEW NOTES

General

The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of October 1, 2015 (the “Indenture”), among the Company, as issuer, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). Therefore, as used in this description, the terms “Issue Date” and “date of the Indenture” refer to October 1, 2015, the date on which the Old Notes were issued.

Pursuant to a registration rights agreement that the Company entered into at the closing of the offering of the Old Notes (the “Notes Registration Rights Agreement”), the Company agreed to file an exchange offer registration statement for the New Notes or, under specified circumstances, a shelf registration statement with the SEC with respect to the Old Notes. See “Exchange Offer; Registration Rights.” Upon the effectiveness of the exchange offer registration statement, the Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), and will be subject to, and governed by, the TIA.

The Indenture and the Old Notes contain, and the New Notes will contain, provisions that define your rights and govern the obligations of the Company under the Notes. The following is a summary of certain provisions of the Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes, including the definitions of certain terms therein and (in the case of the Indenture) those terms to be made a part thereof by the TIA. Copies of the forms of the Indenture and the New Notes will be made available to prospective purchasers of the New Notes upon request, when available, and are also incorporated by reference herein as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

You will find the definitions of certain capitalized terms used in this Description of New Notes under the heading “— Certain Definitions.” Any reference to “the Company” in this Description of New Notes refers only to the Issuer and not to any of its Subsidiaries, unless the context otherwise requires. Any reference to a “Holder” or a “Noteholder” in this Description of New Notes refers to the Holders of the Notes. Any reference to “Notes” or a “class” of Notes in this Description of New Notes refers to the Notes as a class. When we refer to the “Notes” in this description, the term includes the Old Notes, the New Notes and any “Additional Notes” as defined herein. Any reference to “Subsidiary Guarantee” includes any guarantee by a Subsidiary Guarantor of the Notes.

Brief Description of Ranking of the New Notes

The New Notes will be:

•	unsecured Senior Indebtedness of the Company;
•	pari passu in right of payment with all existing and future Senior Indebtedness of the Company;
•	senior in right of payment to all future Subordinated Obligations of the Company;
•	effectively subordinated to all secured Indebtedness and other secured liabilities of the Company to the extent of the value of the assets securing such Indebtedness or other liabilities; and
•	structurally subordinated to all Indebtedness and other liabilities of the Company’s Subsidiaries that are not Subsidiary Guarantors.

Brief Description of Ranking of the Subsidiary Guarantees

On the date the New Notes are issued, each Restricted Subsidiary that guarantees payment by the Company or any Subsidiary Guarantor of any Indebtedness of the Company or such Subsidiary Guarantor under the Senior Term Facility will guarantee payment of the New Notes under the Indenture. As of such issue date, there will be two Foreign Subsidiaries that do not guarantee the New Notes (or the Senior Term Facility). As of such issue date, there will be no Unrestricted Subsidiaries.

The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the New Notes will be:

•	unsecured Senior Indebtedness of such Subsidiary Guarantor;
•	pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor;
•	senior in right of payment to all future Subordinated Obligations of such Subsidiary Guarantor;
•	effectively subordinated to all secured Indebtedness and other secured liabilities of such Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness or other liabilities; and
•	structurally subordinated to all Indebtedness and other liabilities of the Subsidiaries of such Subsidiary Guarantor that are not Subsidiary Guarantors.

For the fiscal year ended September 30, 2015, after giving pro forma effect to the Transactions, the two Subsidiaries of the Company that will not be Subsidiary Guarantors as of the Issue Date represented $3 million, or approximately 4.8%, of pro forma net income. For the three months ended December 31, 2015, such Subsidiaries represented $0.5 million, or approximately 9.8%, of net income. As of December 31, 2015, these two non-Subsidiary Guarantors represented $110 million, or approximately 3.7%, of total assets, and $71 million, or approximately 4.0%, of total liabilities, $7 million of which was indebtedness.

Principal, Maturity and Interest

The New Notes will mature on October 1, 2023. The New Notes will bear interest at the rate of 6.375% per annum from October 1, 2015, or from the most recent date to which interest has been paid or provided for. Interest will be payable in cash semiannually in arrears to Holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing April 1, 2016. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If the maturity date or any earlier payment date for a Change of Control Offer or redemption falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day.

Additional interest may accrue on the Notes in certain circumstances pursuant to the Notes Registration Rights Agreement and, except where the context otherwise requires, all references to interest contained herein shall be deemed to include such additional interest. See “Exchange Offer; Registration Rights.”

The New Notes will be issued initially in an aggregate principal amount of $300 million. From time to time the Company may issue additional notes (“Additional Notes”) having identical terms and conditions to the New Notes offered hereby, other than the issue date, the issue price and, in certain circumstances, the date from which interest will accrue; provided, however, that the Company will only be permitted to issue such Additional Notes if at the time of and after giving effect to such issuance, the Company and its Restricted Subsidiaries are in compliance with the covenant set forth under “— Certain Covenants — Limitation on Indebtedness.” The New Notes offered hereby and any Additional Notes will constitute a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event any Additional Notes are not fungible with the New Notes offered hereby for U.S. federal income tax purposes, such non-fungible notes will be issued with a separate CUSIP number or ISIN so they are distinguishable from the New Notes offered hereby.

Other Terms

Principal of (and premium, if any) and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the registered Holders of the New Notes as such address appears in the New Notes register.

The New Notes will be issued in the form of global notes that will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and purchasers of New Notes will not receive or be entitled to receive physical, certificated New Notes (except in the very limited circumstances described herein). Principal of (and premium, if any) and interest on New Notes in global form registered in the name of or held by DTC or its nominee will be payable in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global New Note.

The New Notes will be issued only in fully registered form, without coupons. The New Notes will be issued only in minimum denominations of $2,000 (the “Minimum Denomination”) and any integral multiple of $1,000 in excess thereof.

Optional Redemption

The Company may redeem the Notes, at the Company’s option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

The Company may redeem the Notes, at the Company’s option, in whole or in part, at any time and from time to time on and after October 1, 2018, at the applicable redemption price set forth below. Such redemption may be made upon notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC (or, if the Notes are then certificated, to each Holder’s registered address), not less than 30 nor more than 60 days prior to the date of redemption (the “Redemption Date”). The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including the occurrence of a Change of Control. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed), plus accrued and unpaid interest, if any, to the relevant Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of each of the years set forth below:

Year	Percentage
2018	104.781%
2019	103.188%
2020	101.594%
2021 and thereafter	100.000%

In addition, at any time and from time to time prior to October 1, 2018, the Company at its option may redeem up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 106.375%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 65% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding immediately after each such redemption. Such redemption may be made upon notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC (or, if the Notes are then certificated, to each Holder’s registered address), not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including the completion of the related Equity Offering. “Equity Offering” means a sale of Capital Stock (i) that is a sale of Capital Stock of the Company (other than Disqualified Stock or sales to Subsidiaries of the Company or sales the proceeds of which constitute an Excluded Contribution) or (ii) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries (other than proceeds from a sale to Subsidiaries of Capital Stock of the Company or proceeds that constitute an Excluded Contribution).

At any time prior to October 1, 2018, Notes may also be redeemed in whole or in part, at any time and from time to time, at the Company’s option, at a price (the “Redemption Price”) equal to 100.0% of the principal amount thereof plus the Applicable Premium (as defined below) as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption may be made upon notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC (or, if the Notes are then certificated, to each Holder’s registered address), not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including the occurrence of a Change of Control.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on October 1, 2018 (such redemption price being that described in the second paragraph of this “— Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through October 1, 2018 (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to October 1, 2018; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made in accordance with the procedures of DTC or, if the Notes are then certificated, by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, in integral multiples of $1,000, although no Note of a principal amount equal to or less than the Minimum Denomination will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or if the Note is a global note, an adjustment will be made to the schedule attached thereto).

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Subsidiary Guarantees

On the date the New Notes are issued, each Restricted Subsidiary that guarantees payment by the Company or any Subsidiary Guarantor of any Indebtedness of the Company or such Subsidiary Guarantor under the Senior Term Facility will guarantee payment of the New Notes under the Indenture. As of such issue date, there will be two Foreign Subsidiaries that do not guarantee the New Notes (or the Senior Term Facility). As of such issue date, there will be no Unrestricted Subsidiaries.

From and after the Issue Date, the Company will cause each Restricted Subsidiary (other than a Foreign Subsidiary) that Incurs (including by Guarantee) any Indebtedness under the Senior Term Facility (or any Refinancing Indebtedness in respect thereof) or any capital market Indebtedness to execute and deliver to the Trustee, within 30 days thereafter, a supplemental indenture or other instrument pursuant to which such Restricted Subsidiary will guarantee payment of the Notes, whereupon such Restricted Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of (premium, if any) or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or, in accordance with the terms of the Indenture, the Holders in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including any Guarantee by it of any Credit Facility Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such Indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors — Risks Related to Our Indebtedness and the New Notes — Federal and state statutes allow courts, under specific circumstances, to void notes and subsidiary guarantees and require note holders to return payments received.”

Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at Stated Maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale, transfer or other disposition (by merger, consolidation or otherwise) of such Subsidiary Guarantor or any interest therein in accordance with the terms of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the

Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations (including any Guarantee) in respect of any Indebtedness under the Senior Term Facility (and any Refinancing Indebtedness in respect thereof) and any capital market Indebtedness (it being understood that a release subject to contingent reinstatement is still a release, and that if any such obligation is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors”), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) during the Suspension Period, upon the merger or consolidation of any Subsidiary Guarantor with and into another Subsidiary that is not a Subsidiary Guarantor with such other Subsidiary being the surviving Person in such merger or consolidation, or upon liquidation of such Subsidiary Guarantor following the transfer of all of its assets to a subsidiary that is not a Subsidiary Guarantor (it being understood that on a Reversion Date, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors”), (vi) upon legal or covenant defeasance of the Company’s obligations under, or satisfaction and discharge of, the Indenture or (vii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days’ notice to the Trustee, to cause any Subsidiary Guarantor that has not Incurred (including by Guarantee) any Indebtedness under the Senior Term Facility (or any Refinancing Indebtedness in respect thereof) or any such capital market Indebtedness to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon automatically terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee, subject to receipt of an Officer’s Certificate and Opinion of Counsel.

Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge. The Notes will be structurally subordinated to all liabilities of Subsidiaries that do not Guarantee the Notes.

Ranking

The Indebtedness evidenced by the New Notes (i) will be unsecured Senior Indebtedness of the Company, (ii) will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and (iii) will be senior in right of payment to all future Subordinated Obligations of the Company. The New Notes will also be effectively subordinated to all secured Indebtedness and other secured liabilities of the Company and to the extent of the value of the assets securing such Indebtedness or other liabilities, and structurally subordinated to all Indebtedness and other liabilities of the Company’s Subsidiaries that are not Subsidiary Guarantors.

Each Subsidiary Guarantee in respect of the New Notes (i) will be unsecured Senior Indebtedness of such Subsidiary Guarantor, (ii) will rank pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor and (iii) will be senior in right of payment to all future Subordinated Obligations of such Subsidiary Guarantor. Such Subsidiary Guarantee will also be effectively subordinated to all secured Indebtedness and other secured liabilities of such Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness or other liabilities, and structurally subordinated to all Indebtedness and other liabilities of the Subsidiaries of such Subsidiary Guarantor that are not Subsidiary Guarantors.

Change of Control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under “— Optional Redemption.”

The term “Change of Control” means:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company; or

(ii) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person and any “person” or “group” (as defined in clause (i) above) is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be.

Unless the Company has exercised its right to redeem all of the Notes as described under “— Optional Redemption,” the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail or otherwise deliver in accordance with the applicable procedures of DTC a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to repurchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on a record date to receive interest due on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes repurchased; and (4) if such notice is mailed or otherwise delivered prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in principal amount of such Note would be left outstanding.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement that if fully performed would result in a Change of Control is in effect at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, repurchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such repurchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Old Notes. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness” and “— Certain Covenants — Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Each Senior Credit Agreement prohibits, and agreements governing Indebtedness of the Company Incurred after the Issue Date may also prohibit, the Company from repurchasing the Notes upon a Change of Control unless such Indebtedness has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of the holders of such Indebtedness accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. If the Company experiences a Change of Control that triggers a default under such agreements, the Company could seek a waiver of such default or seek to refinance such Indebtedness. In the event the Company does not obtain such a waiver or does not refinance such Indebtedness, such default could result in such Indebtedness being declared due and payable. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Related to Our Indebtedness and the New Notes — We may not be able to finance a change of control offer required by the Indenture.” The provisions under the Indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “— Optional Redemption,” the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Suspension of Covenants

If on any day following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture, then, beginning on that day subject to the provisions of the following paragraphs, the covenants described under the following captions in this Description of New Notes section of this prospectus (collectively, the “Suspended Covenants”) will be suspended:

•	“— Limitation on Indebtedness”;

•	“— Limitation on Restricted Payments”;
•	“— Limitation on Restrictions on Distributions from Restricted Subsidiaries”;
•	“— Limitation on Sales of Assets and Subsidiary Stock”;
•	“— Limitation on Transactions with Affiliates”;
•	“— Future Subsidiary Guarantors”; and
•	clause (iii) of the first paragraph of “— Merger and Consolidation.”

During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under “— Limitation on Restricted Payments” as if such covenant would have been in effect during such period.

If on any subsequent date one or both of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated as of and from the date of such rating decline (any such date, a “Reversion Date”), subject to the Company obtaining the requisite ratings set forth in the first paragraph above under “— Suspension of Covenants” at a subsequent date. The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period will be deemed to have been Incurred under the exception provided by clause (b)(iii) of the covenant described under “— Limitation on Indebtedness.” With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if the covenant described under “— Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period. For purposes of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock,” upon the occurrence of a Reversion Date the amount of Net Available Cash not applied in accordance with such covenant will be deemed to be reset to zero. In addition, for purposes of the covenant described under “— Limitation on Transactions with Affiliates,” all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date, and for purposes of the covenant described under “— Limitation on Restrictions and Distributions from Restricted Subsidiaries,” all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the encumbrances or restrictions subject to such covenant will be deemed to have been existing on the Issue Date.

During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to the covenant described under “— Limitation on Indebtedness” or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) or other events that occurred during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under the Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

There can be no assurance that the Notes will ever achieve or maintain an Investment Grade Rating. The Trustee will have no duty to inquire or otherwise monitor the aforementioned ratings or the Company’s compliance with any covenants under the Indenture.

Certain Covenants

Limitation on Indebtedness.  The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00; provided further, however, that the amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed an amount at any time outstanding equal to the greater of $50 million and 2.5% of Consolidated Total Assets.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $700 million, plus (B) the amount equal to the greater of (x) $700 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Entities that are Restricted Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with all such refinancings;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided that, in the case of this clause (ii), (x) any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii), (y) if the Company is the obligor on such Indebtedness and the holder of such Indebtedness is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to all obligations with respect to the Notes and (z) if a Subsidiary Guarantor is the obligor on such Indebtedness and the holder of such Indebtedness is neither the Company nor a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee; provided further, that nothing in the foregoing clauses (y) or (z) shall prohibit the periodic payment of interest thereon or the repayment of such Indebtedness at maturity or otherwise in compliance with the terms of the Indenture;

(iii) Indebtedness represented by the Notes (not including any Additional Notes) and the Subsidiary Guarantees, any Indebtedness (other than the Indebtedness Incurred pursuant to clause (i) or (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness Incurred pursuant to this clause (iii) or paragraph (a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Indebtedness at any time outstanding pursuant to this clause (iv) shall not exceed an amount equal to the greater of $100 million and 5.0% of Consolidated Total Assets;

(v) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “— Limitation on Indebtedness”), or (B) without limiting the covenant described under “— Limitation on Liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “— Limitation on Indebtedness”);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds; provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations Incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal, bid or performance bonds, workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations Incurred, in the ordinary course of business, (C) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes), (D) Management Guarantees, (E) the financing of insurance premiums in the ordinary course of business, (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (H) Bank Products Obligations;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x) Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred (including as consideration) in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided that on the date of such acquisition, merger or consolidation, on a pro forma basis after giving effect thereto, either (1) the Company would be permitted to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of this covenant or (2) the Consolidated Coverage Ratio of the Company would equal or be greater than the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any Indebtedness Incurred pursuant to this clause (x);

(xi) Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with paragraph (a) above, and any Refinancing Indebtedness with respect thereto; and

(xii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount, together with all other Indebtedness Incurred pursuant to this clause (xii) and then outstanding, not exceeding an amount equal to the greater of $100 million and 5.5% of Consolidated Total Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness, (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify or reclassify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of paragraph (b) above (including in part under one such clause and in part under another such clause); provided that (if the Company shall so determine) any Indebtedness Incurred pursuant to clause (b)(xii) of this covenant shall cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of paragraph (a) of this covenant from and after the first date on which the Company or any Restricted Subsidiary could have Incurred such Indebtedness under paragraph (a) of this covenant without reliance on such clause, (iii) in the event that Indebtedness could be Incurred in part under paragraph (a) above, the Company, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under paragraph (a) above and thereafter the remainder of such Indebtedness as having been Incurred under paragraph (b) above, (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP and (v) the principal amount of Indebtedness outstanding under any clause of paragraph (b) above shall be determined on a pro forma basis giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness. Notwithstanding anything herein to the contrary, Indebtedness outstanding or otherwise Incurred by the Company on the Issue Date under the Senior Credit Facilities shall be classified as Incurred under paragraph (b)(i) of this covenant, and not under paragraph (a) of this covenant.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (i) the U.S. dollar equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (ii) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (x) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (y) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (iii) the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to any Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (A) the Issue Date, (B) any date on which any of the respective commitments under the applicable Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (C) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated in effect on the date of such refinancing.

Limitation on Restricted Payments.  The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof or by reason of the Company retaining Capital Stock in respect of tax withholding obligations), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance, satisfaction and discharge or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance, satisfaction and discharge or other acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, satisfaction and discharge or other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2015 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Company) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Company) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C) (i) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary (including by merger or consolidation of an Unrestricted Subsidiary into the Company or any Restricted Subsidiary), including dividends or other distributions related to dividends or other distributions made pursuant to clause (vii) of the following paragraph (b), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received by the Company or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b) The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a “Permitted Payment”):

(i) (x) any purchase, redemption, repurchase, defeasance, satisfaction and discharge or other acquisition or retirement of Capital Stock of the Company (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Company, in each case other than Excluded Contributions; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to clause (ix) of this paragraph (b), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii) any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with the preceding paragraph;

(iii) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(iv) payments by the Company to repurchase or otherwise acquire Capital Stock of the Company (including any options, warrants or other rights in respect thereof) from Management Investors (including any repurchase or acquisition by reason of the Company retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments not to exceed in any calendar year an amount equal to $15 million; provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(v) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50 million and 3.0% of Consolidated Total Assets;

(vi) payments by the Company to holders of Capital Stock of the Company in lieu of issuance of fractional shares of such Capital Stock;

(vii) dividends or other distributions of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash or Cash Equivalents);

(viii) any Restricted Payment pursuant to or in connection with the Transactions;

(ix) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “— Limitation on Indebtedness” above;

(x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under “— Limitation on Indebtedness,” (x) from Net Available Cash or an equivalent amount to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock,” (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “— Change of Control” and, if required, repurchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(xi) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $50 million and 3.0% of Consolidated Total Assets; and

(xii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness” and would constitute Refinancing Indebtedness;

provided that (A) in the case of clauses (ii) and (vi), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (iv), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (iv) that is in excess of 50.0% of the total amount of Permitted Payments then permitted under clause (iv) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments, and (D) solely with respect to clause (v), no Default or Event of Default shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify or reclassify any Investment or other Restricted Payment as being made in part under one of the clauses or subclauses of this covenant (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such clauses or subclauses (or, as applicable, clauses or subclauses).

Limitation on Restrictions on Distributions from Restricted Subsidiaries.  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiary or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture, the Notes or any Subsidiary Guarantee;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition from such Person (but not created in contemplation thereof), as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this clause (2), if a Person other than the Company or a Restricted Subsidiary is the successor company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such successor company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, modifies or replaces, any agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4) (A) pursuant to any agreement or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Company or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including leases and licenses) in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or (I) pursuant to Hedging Obligations or Bank Products Obligations;

(5) with respect to any agreement for the direct or indirect disposition of Capital Stock, property or assets of any Person, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such sale or disposition;

(6) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary; or

(7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company) or

(ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

Limitation on Sales of Assets and Subsidiary Stock.  The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $30 million) in good faith by the Company, whose determination shall be conclusive (including as to the value of all noncash consideration), such determination being made on the date of contractual agreement to such Asset Disposition;

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $30 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash; and

(iii) an amount equal to 100.0% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent the Company elects (or is required by the terms of any Credit Facility Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash; provided that the Company or such Restricted Subsidiary will be deemed to have complied with the provisions described in subclause (y) of this paragraph if and to the extent that, within 365 days after the later of the Asset Disposition that generated such Net Available Cash and the date of receipt of such Net Available Cash, the Company has entered into a binding agreement to invest in such Additional Assets with the good faith expectation that such Net Available Cash will be applied to satisfy such provisions (an “ Acceptable Commitment”), and that investment is thereafter completed within 180 days after the end of such 365-day period, or in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary has entered into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination and such Net Available Cash is actually applied in such manner within 180 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds (as defined below);

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further, however, that pending the final application of any such Net Available Cash in accordance with clause (A) or (B) above, the Company or such Restricted Subsidiary may temporarily invest such Net Available Cash in any manner not prohibited by the Indenture.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $20 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents; (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition; (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition; (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents within 180 days following the closing of such Asset Disposition; (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary; (6) Additional Assets; and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (7), not to exceed an aggregate amount at any time outstanding equal to the greater of $50 million and 2.5% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes validly tendered and not withdrawn pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100.0% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes validly tendered and not withdrawn pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Senior Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above, and the amount of Excess Proceeds shall be reset at zero. The Company will not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $30 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition), and the Company will commence such Offer within 20 days after such Net Available Cash equals or exceeds $30 million. No Note will be repurchased in part if less than the Minimum Denomination in principal amount of such Note would be left outstanding.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates.  The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $10 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $20 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of the preceding paragraph (a) will not apply to:

(i) any Restricted Payment Transaction;

(ii) (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director, manager or consultant of or to the Company or any Restricted Subsidiary heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans in the ordinary course of business to any such employees, officers, directors, managers or consultants, (3) any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors, managers or consultants, (4) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary) or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(iii) any transaction between or among any of the Company, one or more Restricted Subsidiaries or one or more Special Purpose Entities;

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date, as such agreements or instruments may be amended, modified, supplemented, extended or renewed from time to time (provided that any such amendment, modification, supplement, extension or renewal taken as a whole is not materially less favorable to the Holders of the Notes than the terms of such agreement or instrument in existence on the Issue Date (as determined in good faith by the Company)); and any payments made pursuant thereto;

(v) any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company;

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity;

(vii) the execution, delivery and performance of the CD&R Investment Agreement and the CD&R Registration Rights Agreement;

(viii) the Transactions, all transactions in connection therewith (including the financing thereof), and all fees and expenses paid or payable in connection with the Transactions; and

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or any capital contribution to the Company.

Limitation on Liens.  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company or a Subsidiary Guarantor that is governed by the provisions of the covenant described under “— Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future Subsidiary Guarantors.  As set forth more particularly under “— Subsidiary Guarantees,” the Indenture provides that the Company will cause each Restricted Subsidiary (other than a Foreign Subsidiary) that Incurs (including by Guarantee) any Indebtedness under the Senior Term Facility (or any Refinancing Indebtedness in respect thereof) or any capital market Indebtedness to execute and deliver to the Trustee, within 30 days thereafter, a supplemental indenture or other instrument pursuant to which such Restricted Subsidiary will guarantee payment of the Notes, whereupon such Restricted Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See “— Subsidiary Guarantees.”

SEC Reports.  The Indenture provides that so long as any Notes are outstanding:

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with or furnish to the SEC, and furnish to the Trustee and, upon request, Holders and prospective investors in the Notes, within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Company shall furnish to the Trustee and, upon request, Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA. In addition, to the extent not satisfied by the foregoing, the Company will furnish to Holders and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (as in effect on the Issue Date).

(b) Notwithstanding paragraph (a) above, if the Company has filed or furnished the reports and information referred to in such paragraph with the SEC via mail or the EDGAR filing system (or any successor thereto) and such reports and information are publicly available, then the Company will be deemed to have provided and furnished such reports and information to the Trustee and the Holders in satisfaction of the requirement to “furnish” such applicable reports or information as referred to in such paragraph. Delivery of such reports, information and documents to the Trustee hereunder is for informational purposes only and the Trustee’s receipt of such reports, information and documents does not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates delivered pursuant to the Indenture). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with its covenants under the Indenture or with respect to any reports or other documents filed by the Company with the SEC, the EDGAR filing system (or any successor thereto) or any website.

Merger and Consolidation

The Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee an Officer’s Certificate and a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv) each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger, which, in the case of this clause (y), the fifth paragraph of this “— Merger and Consolidation” shall apply) shall have delivered an Officer’s Certificate and a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph; provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the fourth paragraph of this covenant.

Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with the above paragraph, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “— Certain Covenants — Limitation on Indebtedness.”

Upon any transaction involving the Company in accordance with the first paragraph of this “— Merger and Consolidation” in which the Company is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “— Merger and Consolidation” covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to an entity other than a corporation or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this “— Merger and Consolidation” covenant will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Transactions.

The Indenture further provides that no Subsidiary Guarantor will, and the Company will not permit any Subsidiary Guarantor to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless either:

(I)

(i) the resulting, surviving or transferee Person (the “Successor Subsidiary”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Subsidiary (if not the Subsidiary Guarantor) will expressly assume all the obligations of the Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s related Subsidiary Guarantee by executing and delivering to the Trustee an Officer’s Certificate and a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Subsidiary or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Subsidiary or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; and

(iii) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an

Officer’s Certificate as to compliance with the foregoing clause (ii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant; or

(II) such transaction is made in compliance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”.

Upon any transaction involving a Subsidiary Guarantor in accordance with the immediately preceding paragraph of this “— Merger and Consolidation” (other than a transaction described in clause (II) thereof) in which such Subsidiary Guarantor is not the Successor Subsidiary, the Successor Subsidiary will succeed to, and be substituted for, and may exercise every right and power of, the Subsidiary Guarantor under the Indenture and the related Subsidiary Guarantee, and thereafter the predecessor Subsidiary Guarantor shall be relieved of all obligations and covenants under the Indenture and the related Subsidiary Guarantee, except that the predecessor Subsidiary Guarantor in the case of a lease of all or substantially all its assets will not be released from the Subsidiary Guaranteed Obligations.

Clause (I)(ii) of the fifth paragraph of this “— Merger and Consolidation” covenant will not apply to any transaction in which the Subsidiary Guarantor consolidates or merges with or into or transfers all or substantially all its properties and assets to an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Subsidiary Guarantor in another jurisdiction or changing its legal structure to a corporation or other entity. The fifth paragraph of this “— Merger and Consolidation” covenant will not apply to any transaction in which any Subsidiary Guarantor consolidates with, merges into or transfers all or part of its assets to the Company or any Subsidiary Guarantor.

Defaults

An “Event of Default” is defined in the Indenture as:

(i) a default in any payment of interest on any Note when due, continued for 30 days;

(ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by the Company or any Subsidiary Guarantor to comply with its respective obligations under the covenant described under “— Merger and Consolidation” above;

(iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under “— Change of Control” above (other than a failure to repurchase Notes);

(v) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its respective other agreements contained in the Notes or the Indenture;

(vi) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $30 million or its foreign currency equivalent; provided that this Default and Event of Default each shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose the Indebtedness that is the basis for such Event of Default has been discharged, the holders of such Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or the default that is the basis for such Event of Default has been cured (the “cross-acceleration provision”);

(vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(viii) the rendering of any judgment or decree for the payment of money in an amount (net of amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) in excess of $30 million or its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); or

(ix) the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any Subsidiary Guarantee (other than by reason of the termination of the Indenture or such Subsidiary Guarantee or the release of such Subsidiary Guarantee in accordance with such Subsidiary Guarantee or the Indenture).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in principal amount of the outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30.0% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30.0% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, subject to the following sentence, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold notice if and so long as its Trust Officer in good faith determines that withholding notice is in the interest of the Noteholders. In addition, the Company is required to deliver to the

Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments and Waivers With the Consent of Holders

Subject to certain exceptions, the Indenture (including the Subsidiary Guarantees) and the Notes may be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may: (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or extend the time for payment of interest on any Note; (iii) reduce the principal of or extend the Stated Maturity of any Note; (iv) reduce the premium payable upon the redemption or repurchase of any Note; or change the date on which any Note may be redeemed as described under “— Optional Redemption” above; (v) make any Note payable in money other than that stated in such Note; (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes; or (vii) make any change in the amendment, supplement or waiver provisions described in this sentence.

Amendments and Waivers Without the Consent of Holders

Without the consent of any Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend or supplement the Indenture (including the Subsidiary Guarantees) or any Note (i) to cure any ambiguity, mistake, omission, defect or inconsistency; (ii) to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the Indenture, any Note or any Subsidiary Guarantee; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) to add Guarantees with respect to the Notes; (v) to secure the Notes and any Subsidiary Guarantee; (vi) to evidence a successor Trustee; (vii) to confirm and evidence the release, termination or discharge of any Subsidiary Guarantee or any Lien securing the Notes or any Subsidiary Guarantee when such release, termination or discharge is provided for under the Indenture or the Notes; (viii) to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor; (ix) to provide for or confirm the issuance of Additional Notes; (x) to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision of this Description of New Notes; (xi) to increase the minimum denomination of Notes to equal the U.S. dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part); (xii) to make any change that does not materially adversely affect the rights of any Holder; (xiii) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise or (xiv) to comply with the rules of any applicable depositary.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. Until an amendment, supplement or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment, supplement or waiver. After an amendment, supplement or waiver that requires the consent of the Noteholders under the Indenture becomes effective, the Company is required to deliver to Noteholders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company at any time may terminate all obligations of the Company under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate the Company’s obligations under certain covenants under the Indenture, including the covenants described under “— Certain Covenants” and “— Change of Control,” the operation of the default provisions relating to such covenants described under “— Defaults” above, the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “— Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) of the first paragraph and all limitations contained in the fifth paragraph under “— Merger and Consolidation” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “— Certain Covenants” above), (vi), (vii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (viii) or (ix) under “— Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) of the first paragraph or any limitations contained in the fifth paragraph under “— Merger and Consolidation” above.

Either defeasance option may be exercised to any Redemption Date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the “defeasance trust”) with the Trustee cash in U.S. dollars or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of (and premium, if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that, if such redemption is made pursuant to the provisions described in the fourth paragraph under “— Optional Redemption,” (x) the amount of cash or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by a nationally recognized firm of independent public accountants, and (y) the Company must irrevocably deposit or cause to be deposited additional cash in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (1) must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law since the Issue Date and (2) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

The Indenture and the Notes will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been cancelled or delivered to the Trustee for cancellation or (b) all Notes not previously cancelled or delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of such deposit (in the case of Notes that have become due and payable), redemption or their Stated Maturity, as the case may be (provided that, if such redemption is made pursuant to the provisions described in the fourth paragraph under “— Optional Redemption,” (x) the amount of cash or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by a nationally recognized firm of independent public accountants, and (y) the Company must irrevocably deposit or cause to be deposited additional cash in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company and (iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “— Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Managers, Officers, Employees, Incorporators and Stockholders

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary thereof, as such, shall have any liability for any obligation of the Company or any Subsidiary Guarantor (other than the Company in respect of the Notes and each Subsidiary Guarantor in respect of its Subsidiary Guarantee) under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of or by reason of, any such obligation or its creation. Each Noteholder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Notes. The paying agent will make payments on the Notes on behalf of the Company. The Company also maintains a registrar with respect to the Notes. The initial registrar for the Notes is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and facilitate transfers of Notes on behalf of the Company.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are expressly set forth in the Indenture. During the existence of an Event of Default that shall not have been cured or waived, the Trustee will exercise such of the rights and powers vested in it under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The Trustee shall not be required to expend or risk its own funds in the performance of any of its duties under the Indenture, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict (if the Indenture is then qualified under the TIA) or resign. fpara

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Note registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or repurchase to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or repurchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered Holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

The Indenture provides that it, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition, (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business, and any capital expenditures in respect of any property or assets already so used, (iii) the Capital Stock of any Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iv) the Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means possession of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business (including a disposition of obsolete, worn-out, damaged or surplus property or other assets no longer used or usable in the business of the Company or any of its Restricted Subsidiaries), (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) when used with respect to the Company, a disposition that is governed by the provisions described under “— Merger and Consolidation,” (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Company in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $15 million, (xv) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole, (xvi) any license, sublicense or other grant of right-to-use of any trademark, copyright, patent or other intellectual property, (xvii) the granting of a Lien that is permitted under the covenant described under “— Certain Covenants — Limitation on Liens” and dispositions in connection with such Liens, (xviii) any surrender or waiver of contract rights, or the settlement, release or surrender of contract rights or other litigation claims, (xix) a disposition of any Hedging Obligation or (xx) leases, subleases, licenses or sublicenses of real or personal property granted by the Company or any of its Restricted Subsidiaries to other Persons in the ordinary course of business.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit or debit card (including non-card electronic payables), merchant card, purchasing card or stored value card services (including the processing of payments and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Company or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 80.0% of the book value of Inventory of the Company and its Restricted Subsidiaries, (2) 85.0% of the book value of Receivables of the Company and its Restricted Subsidiaries, and (3) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis, including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under “— Certain Covenants — Limitation on Indebtedness,” to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable or exercisable for, such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means any of the following: (a) money; (b) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof; (c) readily-marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and which (I) has a long term rating of at least “AAA”, “AA+”, “AA” or “AA-” from S&P or at least “Aaa”, “Aa1”, “Aa2”, or “Aa3” from Moody’s or (II) has a short term rating of at least “A-1” from S&P or at least “P-1” from Moody’s (or, in either case, if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (d) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under any Senior Credit Facility or any Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (g) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended; (h) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors; and (i) solely with respect to any Captive Insurance Subsidiary, any investment that Person is permitted to make in accordance with applicable law.

“CD&R” means Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

“CD&R Investment Agreement” means the Investment Agreement, dated as July 27, 2015, between the Company and CD&R Roadhouse Holdings, L.P., as the same may be amended, supplemented, waived or otherwise modified from time to time.

“CD&R Investor Sub” means CDRR Investors, Inc., a Delaware corporation, and any successor in interest thereto.

“CD&R Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the date of the consummation of the Mergers, between the Company and CD&R Roadhouse Holdings, L.P., as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” means Beacon Roofing Supply, Inc., a Delaware corporation, and any successor in interest thereto.

“Consolidated Coverage Ratio,” as of any date of determination, means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Mergers as if they had occurred at the beginning of such four-quarter period); provided that

(1) if, since the beginning of such period, the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if, since the beginning of such period, the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if, since the beginning of such period, the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period;

provided that (in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and in part under paragraph (b) of such covenant, as provided in paragraph (c)(iii) of such covenant) any such pro forma calculation of Consolidated Interest Expense shall not give effect to any such Incurrence of Indebtedness on the date of determination pursuant to such paragraph (b) or to any Discharge of Indebtedness from the proceeds of any such Incurrence pursuant to such paragraph (b).

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Company to be taken no later than 12 months after the date of determination. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus (x) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any); (ii) Consolidated Interest Expense and any Special Purpose Financing Fees; (iii) depreciation; (iv) amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs); (v) any non-cash charge, write-down, expense or loss; (vi) any expenses or charges related to any Equity Offering, Indebtedness or Investment, in each case as permitted by the Indenture (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or its Restricted Subsidiaries); (vii) the amount of any loss attributable to non-controlling interests; (viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments; (ix) any board of directors fees, management, monitoring, consulting and advisory fees, indemnities and related expenses paid to any of CD&R and its Affiliates on or prior to the Issue Date; (x) the amount of any restructuring charge or reserve or non-recurring integration charges or reserves (including severance costs, costs associated with office, facility and branch openings, closings and consolidations (in the case of openings, incurred in connection with acquisitions and Investments) and relocation costs); (xi) the amount of any loss on sale of receivables and related assets in any Financing Disposition; (xii) any costs or expense incurred by the Company or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock of the Company (other than Disqualified Stock); and (xiii) proceeds from business interruption insurance (to the extent such proceeds are not reflected as revenue or income in computing Consolidated Net Income and only to the extent the losses or other reduction of net income to which such proceeds are attributable are not otherwise added back in computing Consolidated Net Income); plus (y) the amount of “run-rate” cost savings projected by the Company in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 24 months after the Issue Date, or 24 months after the consummation of any operational change, respectively, and prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period; it being understood that “run-rate” means the full recurring benefit for a period that is associated with any action taken or committed to be taken), net of the amount of actual benefits realized during such period from such actions (which adjustments shall not be duplicative of pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio” or “Consolidated Secured Leverage Ratio”).

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including any such interest expense consisting of (A) interest expense attributable to Capitalized Lease Obligations, (B) amortization of debt discount, (C) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (D) non-cash interest expense, (E) the interest portion of any deferred payment obligation and (F) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary, and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) above as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not the Company or a Restricted Subsidiary, except that (A) the Company’s or any Restricted Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person;

(ii) solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date as determined by the Company in good faith), except that (A) the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (ii)) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary;

(iii) (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Company or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations, including in each case any closure of any branch;

(iv) (x) any extraordinary, unusual or nonrecurring gain, loss or charge and (y) any fees, expenses and charges associated with the Transactions and any other acquisition, disposition, merger or consolidation;

(v) the cumulative effect of a change in accounting principles or a change as a result of the adoption or modification of accounting policies;

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(vii) any unrealized gains or losses in respect of Hedge Agreements;

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, or any vesting or acceleration thereof;

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments);

(xii) expenses related to the conversion or modification of various employee benefit programs, and non-cash compensation related expenses;

(xiii) any fees, expenses, charges, premiums or other payments, or any amortization thereof, in connection with the incurrence of Indebtedness (including such fees, expenses or charges related to the offering and issuance of debt securities, the syndication and incurrence of any Credit Facilities), Equity Offerings, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Credit Facilities) and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated;

(xiv) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period); and

(xv) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP.

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv)(x) above in any determination thereof, the Company will deliver an Officer’s Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

“Consolidated Secured Indebtedness” means, as of any date of determination, (i) an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, clause (b)(ix) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) cash, Cash Equivalents and Temporary Cash Investments held by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter ending prior to the date of such determination for which internal consolidated financial statements of the Company are available.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available (determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Mergers as if they had occurred at the beginning of such four-quarter period); provided that:

(1) if, since the beginning of such period, the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another authorized Officer of the Company; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Company to be taken no later than 12 months after the date of determination.

“Consolidated Total Assets” means, as of any date of determination, the total assets in each case of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which internal consolidated financial statements of the Company and its Restricted Subsidiaries are available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations).

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Facilities” means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility and (iii) any other debt facilities or financing arrangements, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables or inventory financings (including through the sale of receivables or inventory to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or inventory or the creation of any Liens in respect of such receivables or inventory in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter Incurred, payable under or in respect of any Credit Facility, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreements or arrangements (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the date that is 91 days after the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary (including, for the avoidance of doubt, any Restricted Subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America) and (b) any Restricted Subsidiary of the Company that has no material assets other than equity securities of one or more Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles

Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedge Agreements” means, collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Notes register.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have correlative meanings; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof. Except as otherwise stated herein, committed amounts under any debt facility shall not be deemed Incurred except to the extent actually drawn thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money;

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed);

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v) all Capitalized Lease Obligations of such Person;

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock);

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons;

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, managers, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Company) at the time of such transfer and (iii) for purposes of clause (3)(C) of paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution, and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Issue Date” means October 1, 2015.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means (1) loans or advances made to directors, officers, employees or consultants of the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $5 million in the aggregate outstanding at any time or (2) Management Guarantees.

“Management Guarantees” means guarantees made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business or (2) in the ordinary course of business and (in the case of clause (1) and clause (2)) not exceeding $5 million in the aggregate outstanding at any time.

“Management Investors” means the existing and former officers, directors, employees and other members of the management of the Company or any of their respective Subsidiaries, or family members or relatives of any of the foregoing, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Restricted Subsidiary.

“Management Stock” means Capital Stock of the Company or any Restricted Subsidiary (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Merger Agreement” means the Agreement and Plan of Merger, dated as July 27, 2015, among CDRR Investors, Inc., the Company, Merger Sub I and Merger Sub II, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Merger Sub I” means Beacon Leadership Acquisition I, Inc., a Delaware corporation, and any successor in interest thereto.

“Merger Sub II” means Beacon Leadership Acquisition II, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Mergers” means the merger of Merger Sub I with and into CD&R Investor Sub, with CD&R Investor Sub continuing as the surviving entity, followed by the merger of CD&R Investor Sub with and into Merger Sub II, with Merger Sub II continuing as the surviving entity.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature, and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated or dissolved into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding, workout, recapitalization or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(ix) (A) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “— Certain Covenants — Limitation on Liens,” or (B) pre-paid expenses;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company;

(xi) the Notes;

(xii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) as consideration;

(xiii) Management Advances;

(xiv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $75 million and 3.0% of Consolidated Total Assets;

(xv) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “— Certain Covenants — Limitation on Transactions with Affiliates” (except transactions described in clauses (i), (ii)(4), (iii), (v), (vi) and (ix) of such paragraph);

(xvi) any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xvii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $75 million and 3.0% of Consolidated Total Assets; and

(xviii) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans.

If any Investment pursuant to clause (xiv) or (xvii) above, or clause (v) of paragraph (b) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated or dissolved into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xiv) or (xvii) above, or clause (v) of paragraph (b) of the covenant described under “— Certain Covenants —  Limitation on Restricted Payments,” as applicable.

“Permitted Liens” means:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) Liens with respect to carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, deposits as security for contested taxes or import duties, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, or other

Liens incidental to the use of real property, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness (other than Indebtedness Incurred under clause (b)(i) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and secured under clause (r) of this definition) so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(iv), (b)(v), (b)(vii) or (b)(viii) of the covenant described under “— Certain Covenants — Limitation on Indebtedness,” (2) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (2), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), or (3) obligations in respect of Management Advances; in each case under the foregoing clauses (1) through (3) including Liens securing any Guarantee of any thereof;

(l) Liens existing on property, other assets or shares of Capital Stock of a Person (1) at the time such Person becomes a Subsidiary of the Company or (2) at the time the Company or any Restricted Subsidiary acquires such property, other assets or shares of Capital Stock, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that, in each case, such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary or such acquisition of such property, other assets or shares of Capital Stock, as the case may be, and that such Liens are limited to all or part of the same property, other assets or shares of Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further that, for purposes of this clause (l), if a Person other than the Company is the successor company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property, other assets or shares of Capital Stock of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such successor company;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness (other than Indebtedness Incurred under clause (b)(i) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and secured under clause (r) of this definition) secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on Receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers) or arising by reason of contractual relationships with suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract, (6) securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Subsidiary Guarantor, (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, or (11) arising in connection with repurchase agreements permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness” on assets that are the subject of such repurchase agreements;

(q) Liens securing obligations in an aggregate principal amount outstanding at any time which does not exceed the greater of $50 million and 3.0% of Consolidated Total Assets;

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “— Certain Covenants — Limitation on Indebtedness” in an amount not to exceed the greater of (I) the amount of Indebtedness permitted to be Incurred pursuant to clause (b)(i) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (II) the amount of Indebtedness that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause), would cause the Consolidated Secured Leverage Ratio to equal (but not exceed) 3.50:1.00;

(s) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) or other obligations of, or in favor of, any Special Purpose Entity, or in connection with a Special Purpose Financing or otherwise Incurred pursuant to clause (b)(ix) of the covenant described under “— Certain Covenants — Limitation on Indebtedness”; and

(t) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (r) above (giving effect to the Incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (r) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Agreement” means the Purchase Agreement, dated as of the date of September 24, 2015, between the Company and the initial purchasers of the Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services on terms that permit the purchase of such goods or services on credit, as determined in accordance with GAAP.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, exchange, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing,” as used for any purpose in the Indenture, shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that (1) if the Indebtedness being refinanced is a Subordinated Obligation, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “— Certain Covenants — Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the Issue Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) of such definition and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior ABL Agreement” means the Credit Agreement, dated on or about the Issue Date, among the Company, the other borrowers party thereto from time to time, the lenders and other financial institutions party thereto from time to time, and Wells Fargo Bank, National Association, or one of its Affiliates, as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements or otherwise), unless such agreement, instrument or other document expressly provides that it is not intended to be and is not a Senior ABL Agreement. Any reference to the Senior ABL Agreement hereunder shall be deemed a reference to each Senior ABL Agreement then in existence.

“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise), unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility. Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Credit Agreements” means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

“Senior Credit Facilities” means, collectively, the Senior ABL Facility and the Senior Term Facility.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than Subordinated Obligations.

“Senior Term Agreement” means the Credit Agreement, dated on or about the Issue Date, among the Company, the lenders and other financial institutions party thereto from time to time, and Citigroup Global Markets Inc. or one of its Affiliates, as administrative agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Agreement). Any reference to the Senior Term Agreement hereunder shall be deemed a reference to each Senior Term Agreement then in existence.

“Senior Term Facility” means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements), indentures (including the Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Facility. Without limiting the generality of the foregoing, the term “Senior Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means any Subsidiary of the Company that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company or a Subsidiary Guarantor (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantee, as applicable, pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors.” As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any Affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries) with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, any or all of the following: (i) the entry into the Merger Agreement and the consummation of the Mergers and the other transactions contemplated thereby; (ii) the entry into the Indenture, the Purchase Agreement and the Notes Registration Rights Agreement and the offer and issuance of the Old Notes; (iii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries; (iv) the offer to purchase, the purchase, repurchase, repayment, redemption, defeasance, discharge or other acquisition or retirement for value of, Indebtedness of CD&R Investor Sub and its Subsidiaries in existence on the Issue Date (including any collateralization of letters of credit, surety bonds or other similar instruments) and (v) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trust Officer” means any corporate trust officer or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such corporate trust officers who shall have direct responsibility for the administration of the Indenture, or any other officer of the Trustee to whom a corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional

Indebtedness under paragraph (a) in the covenant described under “— Certain Covenants — Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “— Certain Covenants — Limitation on Indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Book-Entry; Delivery and Form

The Global New Notes

The New Notes will be issued in the form of several registered notes in global form, without interest coupons, which we refer to as the global notes, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the Trustee as custodian for, and registered in the name of, DTC or its nominee. Except as described under “Description of New Notes — Transfer and Exchange” or as we may otherwise agree, Notes in certificated form will not be issued or exchanged for interests in global securities.

We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global new note to the accounts of the DTC participants designated by the initial purchasers of the Notes; and
•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes held through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Luxembourg, société anonyme (“Clearstream”) will initially be credited within DTC to Euroclear and Clearstream, as applicable, on behalf of the owners of these interests.

Investors who are participants in DTC’s system may hold their interests in the global notes directly through DTC. Investors who are not participants may hold their interests in the global notes directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Investors may also hold their interests in the global notes through organizations other than Euroclear or Clearstream that are DTC participants. All interests in a Global New Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global New Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person holding a beneficial interest in a Global New Note to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the global note that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the Resale Restriction Period, and to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the Indenture.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. None of the Company, the Trustee or the initial purchasers of the Notes are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers of the Old Notes, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture.

Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;
•	will not receive or be entitled to receive physical, certificated notes; and
•	will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;
•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days;
•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or
•	an Event of Default has occurred and is continuing.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to (i) the exchange of Old Notes for New Notes pursuant to this exchange offer and (ii) the purchase, ownership and disposition of the New Notes by U.S. Holders and non-U.S. Holders (each as defined below). This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of Old Notes or New Notes in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate and gift taxation).

This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the U.S. Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this prospectus. Changes in such authorities or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax considerations discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary deals only with beneficial owners of Old Notes that purchased the Old Notes for cash in the original issuance at their “issue price” (generally, the first price at which a substantial amount of the Old Notes were sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that will hold the New Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as:

•	banks and other financial institutions;
•	dealers or traders in securities or currencies;
•	brokers;
•	investors that have elected mark-to-market treatment;
•	retirement plans and other tax-deferred accounts;
•	tax-exempt entities;
•	S corporations, partnerships or other pass through entities for U.S. federal income tax purposes or investors in such entities;
•	insurance companies;
•	real estate investment trusts;
•	regulated investment companies;
•	non-U.S. trusts or estates with U.S. beneficiaries;
•	U.S. persons whose functional currency is not the U.S. dollar;
•	investors that hold the notes as part of a hedge, straddle, synthetic security or conversion transaction;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	U.S. Holders who hold notes through non-U.S. brokers or other non-U.S. intermediaries;

In the case of a holder of Old Notes or New Notes that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of the Old Notes or New Notes to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership considering an exchange of Old Notes for New Notes, then you should consult your tax advisors.

The following summary is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the exchange of Old Notes for New Notes should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under any other U.S. federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Treatment of Exchange under Exchange Offer

The exchange of the Old Notes for New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. A holder will not realize any taxable gain or loss as a result of exchanging the Old Notes for New Notes, and, upon the exchange, the holder will have the same tax basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

Effect of Certain Contingencies

We may be required to pay amounts in addition to the stated principal amount of and stated interest on the Old Notes or New Notes (e.g., at a change in control as described in “Description of Notes — Change of Control” or in certain circumstances, pursuant to the registration rights agreement with respect to the Old Notes described above under “Exchange Offer; Registration Rights”). Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts does not result in the Old Notes or New Notes being treated as contingent payment debt instruments under applicable Treasury regulations. This position will be based in part on our determination that, as of the date of the issuance of the Old Notes, the possibility that such additional amounts would have to be paid, in the aggregate, is a remote or incidental contingency within the meaning of applicable Treasury regulations.

Our determination that these contingencies are, in the aggregate, remote or incidental is binding on a holder, unless such holder explicitly discloses to the IRS on its tax return for the year during which it acquired the Old Notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, then the New Notes may be treated as contingent payment debt instruments and a holder subject to U.S. federal income taxation may be required to accrue interest income on the New Notes at a rate in excess of the stated interest based upon a comparable yield. The “comparable yield” is the yield at which we would issue a fixed rate debt instrument with no contingent payments, but with terms and conditions similar to those of the New Notes. In addition, any gain on the sale, exchange, redemption, retirement or other taxable disposition of the New Notes would be recharacterized as ordinary income. Holders of New Notes should consult their tax advisors regarding the tax consequences of the New Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the New Notes will not be treated as contingent payment debt instruments.

U.S. Holders

The following is a summary of certain U.S. federal income tax considerations of holding the New Notes if you are a U.S. Holder. For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a New Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;
•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Stated Interest

Stated interest on New Notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holders’ regular method of accounting for U.S. federal income tax purposes.

1.	Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note

Upon the sale, exchange, redemption, retirement or other taxable disposition of a New Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the disposition and (ii) the holder’s adjusted tax basis in the New Note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the New Note, less any portion allocable to any accrued and unpaid stated interest, which portion will be taxed as ordinary interest income (as described above under “— Stated Interest”) to the extent not previously so taxed. A U.S. Holder’s adjusted tax basis in a New Note generally will equal the cost of the Old Note for which such New Note was exchanged to such holder. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Note and the Old Note for which it was exchanged for more than one year. In general, long-term capital gains of a non-corporate U.S. Holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

2.	Medicare Tax

A 3.8% tax is imposed on certain U.S. Holders who are individuals, estates or trusts. In the case of an individual, the tax on net investment income will be imposed on the lesser of (1) the U.S. Holder’s net investment income for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over (a) $250,000 (if the individual is married and filing jointly or a surviving spouse), (b) $125,000 (if the individual is married and filing separately) or (c) $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. A U.S. Holder’s net investment income will generally include its interest income and its net gains from the disposition of New Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the New Notes.

3.	Information Reporting and Backup Withholding

In general, we must report certain information to the IRS with respect to payments of stated interest and payments of the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a New Note, to certain U.S. Holders. The payor (which may be us or an intermediate payor) may be required to impose backup withholding at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to otherwise establish an exemption from backup withholding; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it is a U.S. person, has furnished a correct TIN and it is not subject to backup withholding under the Code. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that holder’s U.S. federal income tax liability, if any, and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax considerations if of holding the New Notes if you are a non-U.S. Holder. For purposes of this summary, the term “non-U.S. Holder” means a beneficial owner of a New Note, other than an entity or other arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

The following discussion assumes that no item of income, gain, deduction or loss derived by a non-U.S. Holder in respect of the New Notes at any time is effectively connected with the conduct of a U.S. trade or business. Non-U.S. Holders with any item of income, gain, deduction or loss in respect of the New Notes that is effectively connected with the conduct of a U.S. trade or business should consult their tax advisors regarding the U.S. federal income tax and branch profits tax consequences of investing in the notes.

Payment of Interest

Subject to the discussions below of backup withholding and FATCA (as defined below), interest paid on a New Note by us or any paying agent to a non-U.S. Holder will be exempt from U.S. federal income and withholding tax, provided that:

•	the non-U.S. Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of our voting stock and is not a controlled foreign corporation related to us, actually or constructively;
•	the non-U.S. Holder is not a bank that acquired the New Note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and
•	either (a) the non-U.S. Holder provides to the payor an applicable IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-U.S. status in compliance with applicable law and regulations, (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the non-U.S. Holder provides a statement to the payor under penalties of perjury in which it certifies that an applicable IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) has been received by it from the non-U.S. Holder, or (c) the non-U.S. Holder holds its New Notes through a “qualified intermediary” and the qualified intermediary provides the payor with a properly executed IRS Form W-8IMY (or other applicable form) on behalf of itself and certain other requirements are met. This certification requirement may be satisfied with other documentary evidence in the case of a New Note held in an offshore account or through certain foreign intermediaries.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such holder generally will be subject to U.S. federal withholding tax at the rate of 30%, unless the holder provides the payor with a properly executed IRS Form W-8BEN or W-8BEN-E (or suitable substitute form) establishing an exemption from or reduction in the withholding tax under the benefit of an applicable tax treaty.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note

Subject to the discussions below of backup withholding and FATCA, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a New Note (other than in respect of any amount representing accrued but unpaid interest on the New Note, which is subject to the rules discussed above under “— Payment of Interest”), unless the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition of a New Note and certain other requirements are met, in which case such non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30 percent (unless a lower applicable tax treaty rate applies) on any such holder’s net U.S.-source gain.

Information Reporting and Backup Withholding

The amount of interest paid to a non-U.S. Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-U.S. Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-U.S. Holder is resident.

Provided that a non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption, the non-U.S. Holder generally will not be subject to backup withholding with respect to interest payments on a New Note. Rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition (including a redemption or retirement) of a New Note are as follows:

•	if the proceeds are paid to or through the U.S. office of a broker, a non-U.S. Holder generally will be subject to backup withholding and information reporting unless the non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption;
•	if the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or that has certain specified U.S. connections, a non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding) unless the non U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption; and
•	if the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have certain specified U.S. connections, a non-U.S. Holder generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (“FATCA”) (and IRS guidance thereunder) generally impose U.S. federal withholding tax of 30% on interest income paid on a debt obligation and, after December 31, 2018, on the gross proceeds of a disposition of a debt obligation paid to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) a foreign entity that is not a financial institution (whether such foreign entity is the beneficial owner or an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally include any U.S. person who directly or indirectly owns more than 10% of the entity. An intergovernmental agreement between the U.S. and the applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in the New Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We and the subsidiary guarantor have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until,             2016, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the Old Notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and
•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

We and the subsidiary guarantor have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes in the event we are required to file and cause to become effective a shelf registration statement covering resales of the Old Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes and the related guarantees offered hereby will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Beacon Roofing Supply, Inc. at September 30, 2015 and September 30, 2014, and for each of the three fiscal years in the period ended September 30, 2015, appearing in this prospectus and registration statement, and the effectiveness of internal control over financial reporting as of September 30, 2015 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports therein appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CDRR Investors, Inc. incorporated by reference in this prospectus and registration statement as of December 31, 2014 and for the year ended December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report incorporated by reference in this prospectus and registration statement, and are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information may be accessed through the SEC Internet website located at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.becn.com. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise.

We incorporate by reference into this prospectus the documents set forth below; provided, however, that we are not incorporating any documents or information deemed to have been “furnished” rather than “filed” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed on November 24, 2015;
•	our Definitive Proxy Statement on Schedule 14A filed on January 6, 2016 (only those parts incorporated into our Annual Report on Form 10-K for the fiscal year ended September 30, 2015);
•	our Quarterly Report on Form 10-Q for the period ended December 31, 2015 filed on February 5, 2016;
•	our Current Report on Form 8-K filed on October 1, 2015 (excluding Item 7.01 thereof and Exhibit 99.1 thereto);
•	our Current Report on Form 8-K filed on November 9, 2015;
•	our Current Report on Form 8-K filed on December 2, 2015;
•	our Current Report on Form 8-K filed on February 12, 2016; and
•	our Current Report on Form 8-K filed on February 16, 2016.

All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC), prior to the termination of the exchange offer pursuant to this prospectus, shall be deemed to be incorporated by reference into this prospectus. Any documents filed by us with the SEC after the date of this prospectus and before the date that the exchange offer by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

You may request a copy of these documents, at no cost, by contacting us at the following address or telephone number:

Beacon Roofing Supply, Inc.
505 Huntmar Park Drive
Suite 300
Herndon, Virginia 20170
Attention: Chief Financial Officer
Telephone: (571) 323-3940

Audited Financial Statements of
Beacon Roofing Supply, Inc. and Subsidiaries

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Beacon Roofing Supply, Inc.

We have audited the accompanying consolidated balance sheets of Beacon Roofing Supply, Inc. (the Company) as of September 30, 2015 and 2014 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beacon Roofing Supply, Inc. at September 30, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Beacon Roofing Supply, Inc.’s internal control over financial reporting as of September 30, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated November 24, 2015 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

McLean, Virginia
November 24, 2015 (except for Notes 2 and 18 as to which the date is February 16, 2016)

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Beacon Roofing Supply, Inc.

We have audited Beacon Roofing Supply, Inc.’s internal control over financial reporting as of September 30, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Beacon Roofing Supply, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Beacon Roofing Supply, Inc. maintained, in all material respects, effective internal control over financial reporting as of September 30, 2015, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Beacon Roofing Supply, Inc. as of September 30, 2015 and 2014 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2015 and our report dated November 24, 2015 (except for Notes 2 and 18 as to which the date is February 16, 2016) expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

McLean, Virginia
November 24, 2015

BEACON ROOFING SUPPLY, INC.

Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2015	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$45,661	$54,472
Accounts receivable, less allowance of $6,298 and $8,510 at September 30, 2015 and September 30, 2014, respectively	399,732	360,802
Inventories, net	320,999	301,626
Prepaid expenses and other current assets	97,928	66,828
Deferred income taxes	2,309	14,610
Total current assets	866,629	798,338
Property and equipment, net	90,405	88,565
Goodwill	496,415	466,206
Intangibles, net	87,055	72,266
Other assets, net	1,233	6,027
TOTAL ASSETS	$1,541,737	$1,431,402
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$244,891	$220,834
Accrued expenses	124,794	80,285
Borrowings under revolving lines of credit	11,240	18,514
Current portions of long-term obligations	16,320	16,602
Total current liabilities	397,245	336,235
Senior notes payable, net of current portion	170,200	183,131
Deferred income taxes	68,809	64,100
Long-term obligations under equipment financing and other, net of current portion	22,367	30,835
Total liabilities	658,621	614,301
Commitments and contingencies
Stockholders’ equity:
Common stock (voting); $0.01 par value; 100,000,000 shares authorized; 49,790,743 issued and outstanding at September 30, 2015; and 49,392,774 issued and outstanding at September 30, 2014	497	493
Undesignated Preferred Stock; 5,000,000 shares authorized, none issued or outstanding	—	—
Additional paid-in capital	345,934	328,059
Retained earnings	557,405	495,128
Accumulated other comprehensive income (loss)	(20,720)	(6,579)
Total stockholders’ equity	883,116	817,101
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,541,737	$1,431,402

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended September 30,
	2015	2014	2013
Net sales	$2,515,169	$2,326,905	$2,240,723
Cost of products sold	1,919,804	1,799,065	1,709,326
Gross profit	595,365	527,840	531,397
Operating expenses	478,284	428,977	401,676
Income from operations	117,081	98,863	129,721
Interest expense, financing costs and other	11,037	10,095	8,247
Income before provision for income taxes	106,044	88,768	121,474
Provision for income taxes	43,767	34,922	48,867
Net income	$62,277	$53,846	$72,607
Net income per share:
Basic	$1.26	$1.09	$1.50
Diluted	$1.24	$1.08	$1.47
Weighted-average shares used in computing net income per share:
Basic	49,578,130	49,227,466	48,472,240
Diluted	50,173,478	49,947,699	49,385,335

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Comprehensive Income
(in thousands)

	Year Ended September 30,
	2015	2014	2013
Net income	$62,277	$53,846	$72,607
Other comprehensive income/(loss):
Foreign currency translation adjustment	(14,003)	(7,175)	(4,401)
Unrealized (loss)/gain due to change in fair value of derivatives, net of tax expense of $(76), $635 and $868, respectively	(138)	972	1,399
Total other comprehensive income (loss), net of tax	(14,141)	(6,203)	(3,002)
Total comprehensive income	$48,136	$47,643	$69,605

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Stockholders’ Equity
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Number of Shares	Amount
Balances at September 30, 2013	48,898,622	488	312,962	441,282	(376)	754,356
Issuance of common stock	494,152	5	7,675			7,680
Stock-based compensation			7,422			7,422
Net income				53,846		53,846
Foreign currency translation adjustment					(7,175)	(7175)
Unrealized gain on financial derivatives, net					972	972
Balances at September 30, 2014	49,392,774	$493	$328,059	$495,128	$(6,579)	$817,101
Issuance of common stock	397,969	4	7,939			7,943
Stock-based compensation			9,936			9,936
Net income				62,277		62,277
Foreign currency translation adjustment					(14,003)	(14,003)
Unrealized gain on financial derivatives, net					(138)	(138)
Balances at September 30, 2015	49,790,743	497	345,934	557,405	(20,720)	883,116

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Cash Flows
(in thousands)

	Year Ended September 30,
	2015	2014	2013
Operating activities
Net income	$62,277	$53,846	$72,607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,862	30,294	30,415
Stock-based compensation	9,936	7,422	9,266
Certain interest expense and other financing costs	(1,450)	816	(1,541)
Gain on sale of fixed assets	(1,107)	(1,323)	(1,487)
Deferred income taxes	17,634	3,078	4,416
Other	263	129	—
Changes in assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	(33,251)	(32,984)	(22,790)
Inventories	(9,203)	(50,846)	(16,033)
Prepaid expenses and other assets	(17,119)	(4,790)	8,343
Accounts payable and accrued expenses	46,498	49,855	(4,703)
Net cash provided by operating activities	109,340	55,497	78,493
Investing activities
Purchases of property and equipment	(20,802)	(37,239)	(26,120)
Acquisition of businesses	(85,301)	(1,514)	(64,606)
Proceeds from sales of assets	1,389	1,437	1,235
Net cash used in investing activities	(104,714)	(37,316)	(89,491)
Financing activities
Borrowings under revolving lines of credit	560,634	497,500	455,576
Payments under revolving lines of credit	(566,007)	(525,126)	(449,280)
Borrowings under equipment financing facilities and other	—	25,377	3,993
Repayments under equipment financing facilities and other	(5,553)	(5,009)	(4,549)
Borrowings under senior term loan	—	—	—
Repayments under senior term loan	(11,250)	(11,250)	(11,250)
Proceeds from exercise of options	7,943	7,680	18,579
Excess tax benefit from equity-based compensation	1,526	1,030	4,944
Net cash (used in) provided by financing activities	(12,707)	(9,798)	18,013
Effect of exchange rate changes on cash	(730)	(938)	(193)
Net increase (decrease) in cash and cash equivalents	(8,811)	7,445	6,822
Cash and cash equivalents, beginning of year	54,472	47,027	40,205
Cash and cash equivalents, end of year	$45,661	$54,472	$47,027
Supplemental cash flow information
Cash paid during the year for:
Interest	$8,276	$9,312	$12,012
Income taxes, net of refunds	$23,198	$23,478	$29,680

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

1. The Company

Business

Beacon Roofing Supply, Inc. (the “Company”) is a leading distributor of residential and non-residential roofing materials and other complementary building materials to customers in 42 states within the United States and six provinces in Canada. The Company operates its business under regional and local trade names. The Company’s current subsidiaries are Beacon Sales Acquisition, Inc., Beacon Canada, Inc. and Beacon Roofing Supply Canada Company. The Company was formed on August 22, 1997 and is incorporated in Delaware.

Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements. Actual amounts could differ from those estimates.

2. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company transactions have been eliminated.

Fiscal Year

The fiscal years presented are the years ended September 30, 2015 (“2015”), September 30, 2014 (“2014”), and September 30, 2013 (“2013”). Each of the Company’s first three quarters ends on the last day of the calendar month.

Industry Segment Information

Based on qualitative and quantitative criteria, the Company has determined that it operates within one reportable segment, which is the wholesale distribution of building materials. Please refer to the “Goodwill” summary below for discussion of the Company’s reporting unit and the related impairment review.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents also include unsettled credit card transactions. Cash equivalents are comprised of money market funds which invest primarily in commercial paper or bonds with a rating of A-1 or better, and bank certificates of deposit.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are recorded at invoiced amounts and generally do not bear interest. The allowance for doubtful accounts reflects the Company’s estimate of credit exposure, determined principally on the basis of its collection experience, aging of its receivables and significant individual account credit risk.

Inventories and Rebates

Inventories, consisting substantially of finished goods, are valued at the lower of cost or market (net realizable value). Cost is determined using the moving weighted-average cost method.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

The Company’s arrangements with vendors typically provide for rebates after it makes a special purchase and/or monthly, quarterly and/or annual rebates of a specified amount of consideration payable when a number of measures have been achieved. Annual rebates are generally related to a specified cumulative level of purchases on a calendar-year basis. The Company accounts for such rebates as a reduction of the inventory value until the product is sold, at which time such rebates reduce cost of sales in the consolidated statements of operations. Throughout the year, the Company estimates the amount of the periodic rebates based upon the expected level of purchases. The Company continually revises these estimates to reflect actual rebates earned based on actual purchase levels. Amounts due from vendors under these arrangements as of September 30, 2015 and September 30, 2014 totaled $76.8 million and $58.4 million, respectively, and are included in “Prepaid expenses and other current assets” in the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment acquired in connection with acquisitions are recorded at fair value as of the date of the acquisition and depreciated utilizing the straight-line method over the estimated remaining lives. All other additions are recorded at cost, and depreciation is computed using the straight-line method over the following estimated useful lives:

Asset Class	Estimated Useful Life
Buildings and improvements	40 years
Equipment	3 to 7 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the estimated useful life or the term of the lease, considering renewal options expected to be exercised.

In accordance with its policy, the Company reviews the estimated useful lives of its fixed assets on an ongoing basis. This review indicated that the actual lives of certain distribution fleet equipment were longer than the estimated useful lives used for depreciation purposes in the Company’s financial statements. As a result, effective January 1, 2014, the Company changed its estimates of the useful lives of its distribution fleet equipment (included in the equipment asset class) to better reflect the estimated periods during which these assets will remain in service. The estimated useful lives of the Company’s distribution fleet equipment that previously averaged five years were adjusted to an average of seven years. The effect of this change in estimate was to reduce 2014 depreciation expense by $3.1 million, increase 2014 net income by $1.9 million, and increase 2014 basic and diluted earnings per share by $0.04.

Business Combinations

We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing certain intangible assets include future expected cash flows from customer relationships and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

Revenue Recognition

The Company recognizes revenue when the following four basic criteria are met:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred or services have been rendered;
•	the price to the buyer is fixed and determinable; and
•	collectability is reasonability assured.

Based on these criteria, the Company generally recognizes revenue at the point of sale or upon delivery to the customer site. For goods shipped by third party carriers, the Company recognizes revenue upon shipment since the terms are generally FOB shipping point. The Company also arranges for certain products to be shipped directly from the manufacturer to the customer. The Company recognizes the gross revenue for these sales upon shipment as the terms are FOB shipping point.

The Company also provides certain job site delivery services, which include crane rentals and rooftop deliveries of certain products, for which the associated revenues are recognized upon completion of the services. These revenues represent less than 1% of the Company’s sales.

All revenues recognized are net of sales taxes collected, allowances for discounts and estimated returns. Sales taxes collected are subsequently remitted to the appropriate government authorities.

Shipping and Handling Costs

The Company classifies shipping and handling costs, consisting of driver wages and vehicle expenses, as operating expenses in the accompanying consolidated statements of operations. Shipping and handling costs were approximately $120.8 million in 2015, $111.6 million in 2014 and $103.5 million in 2013.

Financial Derivatives

The Company enters into interest rate swaps to minimize the risks and costs associated with financing activities, as well as to maintain an appropriate mix of fixed-rate and floating-rate debt. The swap agreements are contracts to exchange variable-rate for fixed-interest rate payments over the life of the agreements. The Company’s current derivative instruments are designated as cash flow hedges, for which the Company records the effective portions of changes in their fair value, net of tax, in other comprehensive income. The Company recognizes any ineffective portion of the hedges in earnings through interest expense, financing costs and other.

Concentrations of Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of accounts receivable. The Company’s accounts receivable are primarily from customers in the building industry located in the United States and Canada. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company’s customer base. The Company performs credit evaluations of its customers; however, the Company’s policy is not to require collateral. At September 30, 2015 and 2014, the Company had no significant concentrations of credit risk.

The Company purchases a major portion of its products from a small number of vendors. Approximately two-thirds of the Company’s total cost of inventory purchases was made from 19 vendors in 2015, 12 vendors in 2014, and 11 vendors in 2013. In addition, more than 10% of the total cost of purchases was made from two vendors in 2015, and from each of three vendors in 2014 and 2013.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

Impairment of Long-Lived Assets

Impairment losses are required to be recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying value. If such assets are considered to be impaired, the impairment to be recognized is the total by which the carrying value exceeds the fair value of the assets.

Amortizable and Other Intangible Assets

The Company amortizes its identifiable intangible assets, currently consisting of non-compete agreements and customer relationships because these assets have finite lives. Non-compete agreements are amortized on a straight-line basis over the terms of the associated contractual agreements; customer relationship assets are amortized on an accelerated basis based on the expected cash flows generated by the existing customers; and deferred financing costs are amortized over the lives of the associated financings using the effective interest method. Certain trademarks are not amortized because they have indefinite lives. The Company evaluates its trademarks for impairment on an annual basis based on the fair value of the underlying assets.

The Company applied the provisions of Accounting Standards No. 2012-02, Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, which permits an entity the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired.

Based on management’s evaluation performed as of August 31, 2015, the Company concluded that there were no indicators of impairment and therefore it was more likely than not that the fair value of the goodwill and indefinite-lived intangible assets exceeded the net carrying amount and there was no reason to perform the two-step impairment test. For the evaluation of trademarks, the main factor reviewed was the revenue base, which was relied upon in applying the royalty savings method at inception, to be derived from covered product sales made under the trademarks. The Company also reviewed the latest projected revenues. In addition, there have been no specific events or circumstances that management believes have negatively affected the value of the trademarks.

Goodwill

The Company tests goodwill for impairment in the fourth quarter of each fiscal year or at any other time when impairment indicators exist. Examples of such indicators include a significant change in the business climate, unexpected competition, loss of key personnel or a decline in the Company’s market capitalization below the Company’s net book value.

The Company performs a qualitative assessment based on economic, industry and company-specific factors as the initial step in the annual goodwill impairment test for all or selected reporting units. Based on the results of the qualitative assessment, the Company is only required to perform Step 1 of the annual impairment test for a reporting unit if the company concludes that it is more likely than not that the unit’s fair value is less than its carrying amount.

To the extent the Company concludes it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the two-step approach is applied. The first step would require a comparison of each reporting unit’s fair value to the respective carrying value. If the carrying value exceeds the fair value, a second step is performed to measure the amount of impairment loss, if any.

The Company assesses goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component (i.e. a business for which discrete financial information is available and regularly reviewed by component managers). The Company currently has five components which it evaluates for aggregation.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

The Company evaluates the distribution methods, sales mix, and operating results of each of its components to determine if these characteristics have or will be sustained over a long-term basis. For purposes of this evaluation, the Company would expect its components to exhibit similar economic characteristics 3 – 5 years after events such as an acquisition within the Company’s core roofing business or management/business restructuring. This evaluation also considers major storm activity or local economic challenges that may impact the short term operations of an individual component. Components that exhibit similar economic characteristics are subsequently aggregated into a single reporting unit.

Based on the Company’s evaluation at August 31, 2015, it was determined that all of the Company’s components exhibited similar economic characteristics and therefore the components were aggregated into a single reporting unit (collectively the “Reporting Unit”).

The Company concluded that the fair value of the Reporting Unit has more likely than not exceeded its respective carrying value at the goodwill measurement date. This position is consistent with the 2015 operating results in which sales for the Reporting Unit exceeded those in the prior year by 8.1%. In addition, gross profit, as compared to prior year, increased by 12.8%. The increase in the gross margin reflects pricing increases across the Company’s complementary products as a result of increased demand and the impact of our acquisitions in fiscal 2015, combined with a favorable shift in our sales mix in 2015 towards residential and complementary products, which generally have higher gross margins than our non-residential products. The Company’s analysis further noted the total market capitalization exceeded the Company’s carrying value by approximately 106% at August 31, 2015. This compares to 73% and 140% for that same measure at August 31, 2014 and 2013, respectively. In addition, we did not identify any macroeconomic or industry conditions or cost related factors that would indicate the fair value of the Reporting Unit was more likely than not to be less than its respective carrying value.

Lastly, there have been no events or circumstances since the date of the above assessments that would change the Company’s conclusion. If circumstances change or events occur to indicate it is more likely than not that the fair value of the Reporting Unit (under the guidelines discussed above) has fallen below its carrying values, the Company would test such Reporting Unit for impairment.

Stock-Based Compensation

The Company accounts for employee and non-employee director stock-based compensation using the fair value method of accounting. Compensation cost arising from stock options and restricted stock awards granted to employees and non-employee directors is recognized using the straight-line method over the vesting period, which represents the requisite service or performance period. In calculating the expense related to stock-based compensation, the Company estimates option forfeitures and projects the number of restricted shares and units that are expected to vest based on the related performance measures.

The Company recorded stock-based compensation expense of $9.9 million ($5.8 million, net of tax) or $0.12 per basic share and per diluted share in 2015, $7.4 million ($4.5 million, net of tax) or $0.09 per basic share and per diluted share in 2014, and $9.3 million ($5.6 million, net of tax) or $0.11 per basic share and per diluted share in 2013. At September 30, 2015, the Company had $24.3 million of excess tax benefits available for potential deferred tax write-offs related to previously recognized stock-based compensation.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted of the following:

	September 30, 2015	September 30, 2014
Foreign currency translation adjustment	$(19,293)	$(5,290)
Unrealized loss on financial derivatives	(2,344)	(2,130)
Tax effect	917	841
Unrealized loss on financial derivatives, net	(1,427)	(1,289)
Accumulated other comprehensive (loss) gain	$(20,720)	$(6,579)

Net Income per Share

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per common share is computed by dividing net income by the weighted average number of common shares and dilutive common share equivalents then outstanding using the treasury stock method. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and conversion of restricted stock units.

The following table reflects the calculation of weighted average shares outstanding for each period presented:

	Year Ended September 30,
	2015	2014	2013
Weighted-average common shares outstanding for basic	49,578,130	49,227,466	48,472,240
Effect of dilutive securities:
Stock option awards	481,039	605,487	814,802
Restricted share awards	114,309	114,746	98,293
Weighted-average shares assuming dilution	50,173,478	49,947,699	49,385,335

The following table includes the number of shares that may be dilutive common shares in the future. These shares were not included in the computation of diluted earnings per share because the effect was either antidilutive or the performance condition was not met.

	Year Ended September 30,
	2015	2014	2013
Stock options awards	1,313,689	925,003	1,558,114
Restricted stock awards	—	21,321	137,091

Fair Value of Financial Instruments

Financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, borrowings under the Company’s revolving lines of credit, equipment financing facilities, financial derivatives and long-term debt. Except for the financial derivatives and long-term debt, these instruments are short-term in nature and their carrying amounts approximate their fair value. With respect to the long-term debt, we believe that the fair values of these obligations, including current maturities, approximate their carrying values based on their effective interest rates compared to current market rates. See Note 16 for disclosures of the Company’s financial derivatives that are recorded at fair value.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

Income Taxes

The Company accounts for income taxes using the liability method, which requires it to recognize a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences between the financial statement and tax reporting bases of assets and liabilities to the extent that they are realizable. Deferred tax expense (benefit) results from the net change in deferred tax assets and liabilities during the year.

FASB ASC Topic 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Based on this guidance, the Company analyzes its filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. Tax benefits from uncertain tax positions are recognized if it is more likely than not that the position is sustainable based solely on its technical merits.

Foreign Currency Translation

The assets and liabilities of the Company’s Canadian operations are translated into United States dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average monthly exchange rates. Net unrealized translation gains or losses associated with the Canadian net assets are recorded directly to a separate component of stockholders’ equity. Realized gains and losses from foreign currency transactions were not material for any of the periods presented. The Company has inter-company receivables from the Company’s Canadian subsidiary, for which the short-term portion is marked to market each period with a corresponding entry recorded as a component of the consolidated statement of operations. Since repayment of the long-term portion is not planned or anticipated in the foreseeable future, the long-term balances are marked to market each period with a corresponding entry recorded as a separate component of stockholders’ equity.

Recently Issued Accounting Pronouncements – Adopted

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs” to simplify the presentation of debt issuance costs. This new guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the associated debt liability, consistent with the required presentation for debt discounts. This update is effective for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years and early adoption is permitted. Upon adoption, an entity must apply the new guidance retrospectively to all prior periods presented in the financial statements. The Company elected to early adopt this new guidance effective October 1, 2015. The adoption of this standard changed the Company’s previous practice of presenting debt issuance costs as an asset and resulted in the reduction of total assets and total liabilities in an amount equal to the balance of unamortized debt issuance costs at each balance sheet date presented. Debt issuance costs that were previously reported in other assets are now presented as a reduction of senior notes payable in the accompanying consolidated balance sheets. The amounts previously reported in other assets were $4.2 million and $2.5 million as of September 30, 2015 and 2014, respectively.

Recently Issued Accounting Pronouncements – Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes the revenue recognition requirements in ASC 605, “Revenue Recognition”. ASU 2014-09 clarifies the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The core principle of this updated guidance is that an entity should recognize revenue to

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new rule also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein, which is effective for the Company beginning October 1, 2018, the first day of the Company’s 2019 fiscal year. The Company is currently evaluating the impact of this accounting guidance and does not expect any significant impact on its consolidated financial statements.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 requires management to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued or are available to be issued. This ASU also requires management to disclose certain information depending on the results of the going concern evaluation. The provisions of this ASU are effective for annual periods ending after December 15, 2016, including interim reporting periods therein, which are effective for the Company beginning October 1, 2016, the first day of the Company’s 2017 fiscal year. The Company is currently evaluating the impact of this accounting guidance and does not expect any significant impact on its consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory (“ASU 2015-11”), which applies to inventory valued at first-in, first-out (FIFO) or average cost. ASU 2015-11 requires inventory to be measured at the lower of cost and net realizable value, rather than at the lower of cost or market. ASU 2015-11 is effective on a prospective basis for annual periods, including interim reporting periods within those periods, beginning after December 15, 2016. The Company reports inventory on an average-cost basis and thus will be required to adopt the standard; however, the provisions of ASU 2015-11 are not expected to have a material effect on the Company’s financial condition.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”). ASU 2015-16 eliminates the requirement to restate prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. In addition, separate presentation on the face of the income statement or disclosure in the notes is required regarding the portion of the adjustment recorded in the current period earnings, by line item, that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is to be applied prospectively for measurement period adjustments that occur after the effective date. ASU 2015-16 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2015, and early adoption is permitted and the Company intends to adopt in fiscal year 2016. Since it is prospective, the impact of ASU 2015-16 on the Company’s financial condition and earnings will depend upon the nature of any measurement period adjustments identified in future periods.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

3. Goodwill, Intangibles and Other Assets

A summary of changes in the Company’s goodwill during the years ended September 30, 2015 and 2014 is as follows (in thousands):

	September 30, 2013	Acquisitions	Dispositions	Translation and Other Adjustments	September 30, 2014	Acquisitions	Dispositions	Translation and Other Adjustments	September 30, 2015
Goodwill	469,203	—	—	(2,997)	466,206	34,465	—	(4,256)	496,415

There have been no impairments of our goodwill.

Intangibles and other assets, included in other long-term assets, consisted of the following:

	September 30, 2015	September 30, 2014	Weighted Average Remaining Life
Amortizable intangible assets:
Non-compete agreements	$2,824	$2,824	4.25
Customer relationships	191,852	162,599	15.10
Trademarks	1,100		4.28
Beneficial lease arrangements	610	610
	196,386	166,033
Less: accumulated amortization	(119,081)	(101,727)
	77,305	64,306
Indefinite-lived trademarks	9,750	9,750
Other assets	1,233	4,237
Total other assets, net	$88,288	$78,293

Amortization expense related to intangible assets amounted to approximately $16.2 million, $14.1 million, and $15.1 million in 2015, 2014, and 2013, respectively. The intangible lives range from one to twenty years and the weighted average remaining life was 14.6 years at September 30, 2015.

Estimated future annual amortization for the above intangible assets as of September 30, 2015 is as follows:

Year ending September 30,	Future Amortization
2016	13,235
2017	12,389
2018	10,312
2019	8,396
2020	6,905
Thereafter	26,068
Total future amortization	$77,305

4. Acquisitions

On October 1, 2014, the Company purchased certain assets of Applicators Sales & Service (“Applicators”), a distributor of residential roofing, siding, windows and related accessories with four locations in Maine and one location in New Hampshire and annual sales of approximately $48 million.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

4. Acquisitions  – (continued)

On October 15, 2014, the Company purchased certain assets of Wholesale Roofing Supply (“WRS”), a distributor of residential roofing products with a single nine-acre facility located in Grand Prairie, Texas and annual sales of approximately $34 million.

On June 1, 2015, the Company purchased certain assets of ProCoat Systems, Inc. (“ProCoat”), a distributor of residential and non-residential exterior building materials including stucco, stone, waterproofing and concrete restoration with branches located in Denver and Ft. Collins, Colorado with annual sales of approximately $23 million.

The Company has recorded the acquired assets and liabilities at their estimated fair values at the acquisition date, with resulting goodwill of $34.5 million (which is not deductible for tax purposes) and $31.8 million in intangible assets associated with these acquisitions.

5. Prepaid Expenses and Other Current Assets

The significant components of prepaid expenses and other current assets were as follows:

	September 30, 2015	September 30, 2014
Vendor rebates	$76,826	$58,363
Other	21,102	8,465
	$97,928	$66,828

6. Property and Equipment, net

Property and equipment, net, consisted of the following:

	September 30, 2015	September 30, 2014
Land	$3,201	$3,300
Buildings and leasehold improvements	28,757	28,148
Equipment	189,739	178,123
Furniture and fixtures	15,762	15,606
	237,459	225,177
Less: accumulated depreciation and amortization	(147,054)	(136,612)
	$90,405	$88,565

Depreciation and amortization of property and equipment totaled $18.7 million, $16.2 million, and $16.4 million in 2015, 2014, and 2013, respectively.

7. Accrued Expenses

The significant components of accrued expenses were as follows:

	September 30, 2015	September 30, 2014
Uninvoiced inventory receipts	$37,501	$23,744
Employee-related accruals	31,836	24,463
Other	55,457	32,078
	$124,794	$80,285

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

8. Financing Arrangements

Financing arrangements consisted of the following:

	September 30, 2015	September 30, 2014
Senior Secured Credit Facility
Revolving Lines of Credit:
Canadian revolver-expires March 31, 2017 (effective rate on borrowings 3.70% at September 30, 2015 and 4.00% at September 30, 2014	$11,240	$10,714
U.S. Revolver-expires March 31, 2017 (effective rate on borrowings of 0.00% at September 30, 2015 and 4.25% at September 30, 2014)	—	7,800
Term Loan:
Term Loan-matures March 31, 2017 (4.25% at September 30, 2015 and 2.15% on September 30, 2014)	181,450	194,381
Total borrowings under Senior Secured Credit Facility	192,690	212,895
Less: current portion	(22,490)	(29,764)
Total long-term portion of borrowings under Senior Secured Credit Facility	$170,200	$183,131
Equipment Financing Facilities
Borrowings under various equipment financing facilities-various maturities through September 2021 (various fixed interest rates ranging from 2.33% to 4.49% at September 30, 2015, and various fixed interest rates ranging from 2.33% to 4.60% at September 30, 2014)	$25,488	$30,966
Less: current portion	(5,069)	(5,352)
Total long-term portion of borrowings under equipment financing facilities	$20,419	$25,614

Senior Secured Credit Facility

On April 5, 2012, the Company replaced its prior credit facility with a new five-year senior secured credit facility that includes a $550 million United States credit facility (individually, the “U.S. Credit Facility”) and a C$15 million ($11.2 million at September 30, 2015) Canadian credit facility (individually, the “Canadian Revolver”) with Wells Fargo Bank, National Association, and a syndicate of other lenders (combined, the “Credit Facility”).

The $550 million U.S Credit Facility consists of a revolving credit facility of $325 million (the “U.S. Revolver”), which includes a sub-facility of $20 million for letters of credit, and a $225 million term loan (the “Term Loan”). The Term Loan has required amortization of 5% per year that is payable in quarterly installments, with the balance due on March 31, 2017. The Company may increase the Credit Facility by up to $200 million under certain conditions. There were no outstanding borrowings under the U.S. Revolver at September 30, 2015; there was C$15.0 million ($11.2 million) and $185.6 million outstanding under the Canadian Revolver and Term Loan, respectively, at September 30, 2015. There were $4.9 million of outstanding standby letters of credit at September 30, 2015. As of October 1, 2015, we refinanced our existing debt into $300 million aggregate principal amount of 6.375% Senior Notes due 2023, borrowings under a $450 million Term Loan B LIBOR based facility due 2022, and a $700 million asset based lending revolving credit facility.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

8. Financing Arrangements  – (continued)

Interest

The Credit Facility provides for borrowings under the Company’s U.S. Revolver and Canadian Revolver at a Base Rate. The Base Rate for borrowings under the U.S. Revolver is defined as the higher of the Prime Rate, or the Federal Funds Rate plus 0.50%, plus a margin above that rate. For borrowings made under the Canadian Revolver, the Base Rate is defined as the higher of the Canadian Prime Rate, or the annual rate of interest equal to the sum of the CDOR rate plus 1.00%, plus a margin above that rate. The margin for both base rates is currently 1.00% per annum and can range from 0.50% to 1.50% per annum depending upon the Company’s Consolidated Total Leverage Ratio, as defined in the Credit Facility.

Additionally, for Base Rate borrowings made under the U.S. Revolver, the Company may elect an optional interest rate equal to the one (1), two (2), three (3), or six (6) month LIBOR rate, plus a margin above that rate. In connection with this election, the Company is also required to elect an interest period that corresponds with the underlying LIBOR rate that was elected. The margin is currently 2.00% per annum and can range from 1.50% to 2.50% per annum depending upon the Company’s Consolidated Total Leverage Ratio, as defined in the Credit Facility.

Current unused commitment fees on the revolving credit facilities are 0.45% per annum. The unused commitment fees can range from 0.35% to 0.50% per annum, again depending upon the Company’s Consolidated Total Leverage Ratio.

As of September 30, 2015, there were no outstanding borrowings under the U.S. Revolver, while outstanding borrowings under the Canadian Revolver carried an interest rate equal to the Canadian Prime rate, plus 1.00% (3.70% at September 30, 2015). Borrowings under the Term Loan carried an interest rate equal to the Base Rate, plus 1.00% (4.25% at September 30, 2015).

Financial covenants under the Credit Facility are as follows:

Maximum Consolidated Total Leverage Ratio

On the last day of each fiscal quarter, the Company’s Consolidated Total Leverage Ratio (the ratio of outstanding debt to trailing twelve-month earnings before interest, income taxes, depreciation, amortization and stock-based compensation), as more fully defined in the Credit Facility, must not be greater than 3.50:1.0, or 4.00:1.0 under a one-time request by the Company subsequent to an acquisition that meets the requirements under the Credit Facility. At September 30, 2015, this ratio was 1.41:1.

Minimum Consolidated Interest Coverage Ratio

On the last day of each fiscal quarter, the Company’s Consolidated Interest Coverage Ratio (the ratio of trailing twelve-month earnings before interest, income taxes, depreciation, amortization and stock-based compensation to cash interest expense for the same period), as more fully defined in the Credit Facility, and must not be less than 3.00:1.0. At September 30, 2015, this ratio was 17.05:1.

As of September 30, 2015, the Company was in compliance with these covenants.

Substantially all of the Company’s assets, including the capital stock and assets of wholly-owned subsidiaries, secure obligations under the Credit Facility.

Equipment Financing Facilities

As of September 30, 2015, there was a total of $25.5 million outstanding under equipment financing facilities, with fixed interest rates ranging from 2.33% to 4.49% and payments due through September 2021. The Company’s prior equipment financing facility matured on October 1, 2014.

Other Information

Annual principal payments for all outstanding borrowings for each of the next five years and thereafter as of September 30, 2015 were as follows:

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

8. Financing Arrangements  – (continued)

Fiscal year	Senior Secured Credit Facility	Equipment Financing	Revolving Lines of Credit	Total
2016	11,250	5,069	11,240	27,559
2017	174,375	4,974	—	179,349
2018		4,223	—	4,223
2019	—	4,336	—	4,336
2020	—	4,300		4,300
Thereafter	—	2,586	—	2,586
Subtotal	185,625	25,488	11,240	222,353
Less current portion	11,250	5,069	11,240	27,559
Total long-term debt	$174,375	$20,419	$—	$194,794

9. Leases

The Company mostly operates in leased facilities, which are accounted for as operating leases. The leases typically provide for a base rent plus real estate taxes. Certain of the leases provide for escalating rents over the lives of the leases and rent expense is recognized over the terms of those leases on a straight-line basis.

At September 30, 2015, the minimum rental commitments under all non-cancelable operating leases with initial or remaining terms of more than one year were as follows:

Year ending September 30,	Operating Leases
2016	37,303
2017	31,064
2018	24,382
2019	19,200
2020	13,215
Thereafter	23,939
Total minimum lease payments	$149,103

Rent expense was $39,248 in 2015, $34,854 in 2014, and $32,736 in 2013. Sublet income was immaterial for these years.

10. Stock Options and Restricted Stock Awards

On February 12, 2014, the shareholders of the Company approved the Beacon Roofing Supply, Inc. 2014 Stock Plan (the “2014 Plan”). The 2014 Plan provides for discretionary awards of stock options, stock, stock units and stock appreciation rights (“SARs”) for up to 5,100,000 shares of common stock to selected employees and non-employee directors. As of September 30, 2015, there were 3,537,929 shares of common stock available for awards under the 2014 Plan, subject to increase for shares that are forfeited or expire, or are used for tax withholding on stock awards or stock unit awards, under the 2004 (defined below) and the 2014 Plan.

Prior to the 2014 Plan, the Company maintained the amended and restated Beacon Roofing Supply, Inc. 2004 Stock Plan (the “2004 Plan”). Upon shareholder approval of the 2014 Plan, the Company ceased issuing equity awards from the pre-existing 2004 Plan and all future equity awards will be issued from the 2014 Plan.

The Company recognizes the cost of employee services rendered in exchange for awards of equity instruments based on the fair value of those awards at the date of the grant. Compensation expense for

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

10. Stock Options and Restricted Stock Awards  – (continued)

time-based equity awards is recognized, on a straight-line basis, net of forfeitures, over the requisite service period for the fair value of the awards that actually vest. Compensation expense for performance-based equity awards is recognized, net of forfeitures, by projecting the number of restricted units that are expected to vest based on the achievement of the underlying related performance measures.

In 2014, the Company recorded an adjustment of $2.4 million during the third quarter and an additional $0.2 million during the fourth quarter to reverse stock-based compensation expense recorded in the current and prior periods for previously issued performance-based equity awards. In accordance with the provisions of the 2004 Plan, the Company has adjusted the projection for the number of restricted units that are expected to vest based on the achievement of the underlying related performance measures. In 2015, the Company recorded stock-based compensation expense for award grants of $9.9 million for the year ended September 30, 2015, and $7.4 million and $9.3 million for the years ended September 30, 2014 and 2013, respectively.

Stock Options

As of September 30, 2015, there were a total of 2,410,907 options outstanding, 1,528,873 of which are exercisable, at a weighted-average exercise price of $20.78. Non-qualified options generally expire 10 years after the grant date and, except under certain conditions, the options are subject to continued employment and vest in one-third increments over a three-year period following the grant dates. As of September 30, 2015, there was $5.8 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested stock options, which is expected to be recognized over a weighted-average period of 1.56 years.

The fair values of the options were estimated on the dates of grants using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year ended September 30,
	2015	2014	2013
Risk-free interest rate	1.83%	1.76%	0.60%
Expected volatility	31.69%	44.00%	43.80%
Expected life in years	5.6	6.0	5.7
Dividend yield	—	—	—

Expected lives of the options granted are based primarily on historical activity, while expected volatilities are based on historical volatilities of the Company’s stock and consideration of comparable public companies’ stock.

In the event of a change in control of the Company, all outstanding options and restricted stock units outstanding prior to fiscal year ended 2015 will be immediately vested.

Beginning in fiscal 2015, options and stock units contain a “double trigger” change in control mechanism. Unless an award is continued or assumed by a public company in an equitable manner, an award shall become fully vested immediately prior to a change in control (at 100% in the case of a performance-based award). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination within one-year following the change in control, in which event the award shall become fully vested immediately (at 100% in the case of a performance-based award).

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

10. Stock Options and Restricted Stock Awards  – (continued)

Information regarding the Company’s stock options is summarized below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
			(in years)	(in millions)
Outstanding at September 30, 2014	2,364,211	$22.98
Granted	483,479	28.59
Exercised	(350,747)	18.46
Canceled	(86,036)	29.72
Outstanding at September 30, 2015	2,410,907	$24.55	6.3	$20.7
Vested or Expected to Vest at September 30, 2015	2,300,160	$24.28	6.2	$20.4
Exercisable at September 30, 2015	1,528,873	$20.78	5.1	$18.5

The total fair value of options vested was $6.4 million, $6.7 million, and $5.8 million during 2015, 2014, and 2013, respectively. The total intrinsic value of stock options exercised during 2015, 2014 and 2013 was $4.6 million, $7.9 million, and $22.0 million, respectively. Intrinsic values are before applicable income taxes and represent the amount by which the market value of the underlying stock exceeded the exercise price of outstanding options on the last business day of the period indicated. The weighted-average grant date fair value price of options granted during 2015, 2014, and 2013 was $9.40, $15.97, and $13.42, respectively.

Restricted Stock Unit Awards

As of September 30, 2015, there was $7.8 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested restricted stock awards which are expected to be recognized over a weighted-average period of 2.20 years.

The total fair values of the restricted stock awards were determined based upon the number of units and the closing prices of the Company’s common stock on the dates of the grants. The restricted stock unit awards granted to management are subject to continued employment, except under certain conditions, and will vest if the Company attains a targeted rate of return on invested capital at the end of a three-year period. The actual number of units that will vest can range from 0% to 125% of the management grants depending upon actual Company performance below or above the target level and the Company estimates that performance in determining the projected number of shares or units that will vest and the related compensation cost. The restricted stock awards granted to non-employee directors are also subject to continued service, vest at the end of one year (except under certain conditions) and the underlying common shares will not be distributed until six months after the director separates from the Company. Beginning in 2014, the six month period was eliminated and shares will be delivered within ten days after termination of service on the board. In November 2013 and 2014, the Company has also issued restricted stock unit awards that are subject to continued employment and will vest over three to five years.

Information regarding the Company’s restricted stock units is summarized below:

	Number of Shares	Weighted- Average Grant Price
Outstanding at September 30, 2014	482,076	$31.28
Granted	229,265	28.74
Lapse of restrictions/conversions	(67,953)	19.88
Canceled	(23,389)	21.73
Outstanding at September 30, 2015	619,999	$31.95
Vested or Expected to Vest at September 30, 2015	448,924	$31.43

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

10. Stock Options and Restricted Stock Awards  – (continued)

The total fair value of restricted stock units vested was $2.3 million, $1.2 million, and $0.8 million during 2015, 2014, and 2013, respectively.

11. Benefit Plans

The Company maintains defined contribution plans covering all full-time employees of the Company who have 90 days of service and are at least 21 years old. An eligible employee may elect to make a before-tax contribution of between 1% and 100% of his or her compensation through payroll deductions, not to exceed the annual limit set by law. The Company currently matches the first 50% of participant contributions limited to 6% of a participant’s gross compensation (maximum Company match is 3%). Furthermore, in accordance with the plans, the Company may elect to make additional contributions to eligible employees as part of a discretionary profit-sharing. The Company has elected to do so during each of the three years presented and is scheduled to make a contribution for 2015 during the 2016 fiscal year. All Company contributions are subject to the discretion of management and the board of directors. The combined total expense for this plan and a similar plan for Canadian employees was $4,629, $6,003, and $4,921, in 2015, 2014 and 2013, respectively.

The Company also contributes to an external pension fund for certain of its employees who belong to a local union. Annual contributions were $135, $136, and $133 in 2015, 2014, and 2013, respectively.

12. Income Taxes

The income tax provision consisted of the following:

	Year ended September 30,
	2015	2014	2013
Current:
Federal	$17,414	$25,988	$34,364
Foreign	1,765	1,383	1,895
State	7,579	4,473	8,192
	26,758	31,844	44,451
Deferred:
Federal	14,798	2,327	3,855
Foreign	(657)	(648)	(493)
State	2,868	1,399	1,054
	17,009	3,078	4,416
	$43,767	$34,922	$48,867

The following table shows the principal reasons for the differences between the effective income tax rate and the statutory federal income tax rate:

	Year ended September 30,
	2015	2014	2013
Federal income taxes at statutory rate	35.00%	35.00%	35.00%
State income taxes, net of federal benefit	4.63	4.24	4.95
Non-deductible professional fees related to RSG acquisition	2.15	—	—
Other	(0.51)	0.10	0.28
Total	41.27%	39.34%	40.23%

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

12. Income Taxes  – (continued)

Deferred income taxes reflect the tax consequences of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax law. These temporary differences are determined according to ASC 740 Income Taxes. Temporary differences that give rise to deferred tax assets and liabilities are as follows (in thousands):

	September 30, 2015	September 30, 2014
Deferred tax liabilities:
Excess tax over book depreciation and amortization	$(79,924)	$(72,670)
Inventory Valuation	(2,511)
Other	(615)	(527)
	(83,050)	(73,197)
Deferred tax assets:
Deferred compensation	11,622	9,095
Allowance for doubtful accounts	569	2,956
Accrued vacation & other	3,515	3,194
Unrealized loss on financial derivatives	844	753
Inventory valuation	—	7,709
	16,550	23,707
Net deferred income tax liability	$(66,500)	$(49,490)
Net deferred income tax asset (liability) – Current	$2,309	$14,610
Net deferred income tax asset (liability) – Non-current	$(68,809)	$(64,100)

The Company’s Canadian subsidiary, Beacon Roofing Supply Canada Company (“BRSCC”), is treated as a Controlled Foreign Corporation (“CFC”). BRSCC’s taxable income, which reflects all of the Company’s Canadian operations, is being taxed only in Canada and would generally be taxed in the United States only upon an actual or deemed distribution. The Company expects that BRSCC’s earnings will be indefinitely reinvested for the foreseeable future and therefore no United States deferred tax asset or liability for the differences between the book basis and the tax basis of BRSCC has been recorded at September 30, 2015. Unremitted earnings of $38.8 million were considered permanently reinvested at September 30, 2015. Of this amount, $22.4 million of the unremitted earnings were previously taxed in the United States and the remittance on these earnings would not generate additional United States tax.

As of September 30, 2015 and 2014, there were no available tax benefits related to foreign tax credit carry-forwards.

As of September 30, 2015, goodwill was $496,415, of which $322,932 can be amortized for income tax purposes.

As of September 30, 2015, there was $82 of uncertain tax positions which, if recognized, would affect the Company’s effective tax rate. The Company’s continuing practice is to recognize any interest and penalties related to income tax matters in income tax expense in the consolidated statements of operations. A reconciliation of the beginning and ending amounts of the gross unrecognized income tax benefits is as follows:

	Year Ended September 30,
	2015	2014
Balance, beginning of year	$82	$364
Current year uncertain tax positions	—	—
Settlements	—	(282)
Balance, end of year	$82	$82

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

12. Income Taxes  – (continued)

The Company has operations in 42 U.S. states and six provinces in Canada. The company is currently under audit by the Internal Revenue Service for the tax year ended September 30, 2013 and in certain state and local jurisdictions for various years. These audits may involve complex issues, which may require an extended period of time to resolve. The Company has provided for its estimate of taxes payable in the accompanying financial statements. Additional taxes are reasonably possible, however the amounts cannot be estimated at this time. The Company is no longer subject to U.S. federal income tax examinations for the fiscal year ended prior to September 30, 2012. For the majority of states, the Company is also no longer subject to tax examinations for fiscal years ended before September 30, 2012. In Canada, the Company is no longer subject to tax examinations for fiscal years ended prior to September 30, 2011. For the Canadian provinces, the Company is no longer subject to tax examinations for fiscal years ended before September 30, 2012.

13. Contingencies

The Company is subject to loss contingencies pursuant to various federal, state and local environmental laws and regulations; however, the Company is not aware of any reasonably possible losses that would have a material impact on its results of operations, financial position, or liquidity. Potential loss contingencies include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical or other substances by the Company or by other parties. In connection with its acquisitions, the Company has been indemnified for any and all known environmental liabilities as of the respective dates of acquisition. Historically, environmental liabilities have not had a material impact on the Company’s results of operations, financial position or liquidity.

The Company is subject to litigation from time to time in the ordinary course of business; however the Company does not expect the results, if any, to have a material adverse impact on its results of operations, financial position or liquidity.

14. Geographic and Product Data

The Company’s geographic and product information was as follows:

	Year Ended September 30,
	2015			2014			2013
	Net Revenues	Income before taxes	Long Lived Assets, net	Net Revenues	Income before taxes	Long Lived Assets, net	Net Revenues	Income before taxes	Long Lived Assets, net
U.S.	$2,331,360	$101,956	$81,767	$2,146,356	$86,875	$78,609	$2,064,135	$116,853	$58,399
Canada	183,809	4,087	8,638	180,549	1,893	9,956	176,588	4,621	9,260
Total	$2,515,169	$106,043	$90,405	$2,326,905	$88,768	$88,565	$2,240,723	$121,474	$67,659

Net revenues from external customers by product group were as follows:

	Year Ended September 30,
	2015	2014	2013
Residential roofing products	$1,236,397	$1,108,516	$1,100,508
Non-residential roofing products	882,970	876,032	822,726
Complementary building products	395,802	342,357	317,489
Total	$2,515,169	$2,326,905	$2,240,723

Prior year revenues by product group are presented in a manner consistent with the current year’s product classifications.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

15. Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts consisted of the following:

Fiscal Year	Balance at beginning of year	Provision Additions	Write-offs	Balance at end of year
September 30, 2015	$8,510	$1,619	$(3,831)	$6,298
September 30, 2014	$9,832	$2,394	$(3,716)	$8,510
September 30, 2013	$13,464	$369	$(4,001)	$9,832

16. Financial Derivatives

Market risk represents the possibility that the value of the derivative instrument will change. In a hedging relationship, the change in the value of the derivative is offset to a great extent by the change in the value of the underlying hedged item. Credit risk related to derivatives represents the possibility that the counterparty will not fulfill the terms of the contract. The notional, or contractual, amount of derivative financial instrument is used to measure interest to be paid or received and does not represent the Company’s exposure due to credit risk. The Company’s current derivative instruments are with large financial counterparties rated highly by nationally recognized credit rating agencies.

The Company uses interest rate derivative instruments to manage the risk related to fluctuating cash flows from interest rate changes by converting a portion of its variable-rate borrowings into fixed-rate borrowings. On March 28, 2013, we entered into an interest rate swap agreement with a notional amount of $213.8 million which expires on March 31, 2017. This agreement swaps the thirty-day LIBOR to a fixed-rate of 1.38%. The instrument has scheduled reductions of the notional amount equal to $2.8 million per quarter, effectively matching the repayment schedule under the Term Loan. As of September 30, 2015, the interest rate swap has a notional amount of $185.6 million.

For derivative instruments designated as cash flow hedges, the Company records the effective portions of changes in their fair value, net of taxes, in other comprehensive income. The effectiveness of the hedges is periodically assessed by the Company during the lives of the hedges by 1) comparing the current terms of the hedges with the related hedged debt to assure they continue to coincide and 2) through an evaluation of the ability of the counterparties to the hedges to honor their obligations under the hedges. Any ineffective portions of the hedges are recognized in earnings through interest expense, financing costs and other. Subsequent changes in the fair value of those swaps are also being recognized in interest expense, financing costs and other.

The Company records any differences paid or received on its interest rate hedges as adjustments to interest expense, financing costs and other. The table below presents the combined fair values of the interest rate derivative instruments:

Instrument	Location on Balance Sheet	Unrealized Losses		Fair Value Hierarchy
		September 30, 2015	September 30, 2014
	(dollars in thousands)
Designated interest rate swaps (effective)	Accrued expenses	$2,358	$2,124	Level 2

The fair value of the interest rate hedge was determined through the use of a pricing model, which utilizes verifiable inputs such as market interest rates that are observable at commonly quoted intervals (generally referred to as the “LIBOR Curve”) for the full terms of the hedge agreements. These values reflect a Level 2 measurement under the applicable fair value hierarchy.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

16. Financial Derivatives  – (continued)

The table below presents the amounts of gain (loss) on the interest rate derivative instrument recognized in other comprehensive income (OCI):

(dollars in thousands)	2015	2014	2013
Amount of Gain (Loss) Recognized in OCI (net of tax)
Designated interest rate swaps	$(138)	$972	$1,399
Non-designated interest rate swaps (reclassified from accumulated OCI)	—	—	—

We did not have any gain or loss amounts on the interest rate derivative instruments recognized in interest expense, financing costs, and other for the years ended September 30, 2015 and 2014, and $7,000 in 2013.

17. Subsequent Events

On July 27, 2015, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to acquire Roofing Supply Group, LLC (“RSG”), a leading roofing products distributor owned by an investment partnership controlled by Clayton, Dubilier & Rice, LLC and employee stockholders, in a cash and stock transaction valued at approximately $1.1 billion. Headquartered in Dallas, Texas, RSG distributes roofing supplies and related materials from 83 locations across 24 states, including the key Western and Southern markets of California, Florida, Texas, and the Pacific Northwest with branches in Seattle and Spokane.

On October 1, 2015, the Company completed the RSG acquisition. The aggregate consideration paid by the Company to consummate the acquisition consisted of (i) approximately $285.5 million in cash payable to RSG’s stockholders and optionholders, (ii) 9.04 million shares of Company common stock issuable to RSG’s stockholders and optionholders, (iii) substitute Company options in exchange for approximately 862,400 RSG options, and (iv) $601.8 million for repayment of RSG’s outstanding indebtedness and assumed RSG capital leases. The Company funded the cash portion of the consideration through the October 1, 2015 issuance of, $300 million aggregate principal amount of 6.375% Senior Notes due 2023, and borrowings under a $450 million Term Loan B LIBOR based facility due 2022 and a $700 million asset based lending revolving credit facility. On October 1, 2015, the Company also paid off debt of C$15.2 million ($11.4 million) and $186.7 million principal and interest outstanding under the previous Canadian Revolver and Term Loan, respectively as well as $2.4 million owed under related interest rate derivative instruments.

18. Supplemental Guarantor Information

All of the Senior Notes issued on October 1, 2015 are guaranteed jointly and severally by all of the United States subsidiaries of the Company (collectively, the “Guarantors”), and not by the Canadian subsidiaries of the Company. Such guarantees are full and unconditional. Supplemental condensed consolidating financial information of the Company, including such information for the Guarantors, is presented below. The information is presented in accordance with the requirements of Rule 3-10 under the SEC’s Regulation S-X. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the non-guarantor subsidiaries operated as independent entities. Investments in subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantors are not provided as the consolidating financial information contained herein provides a more meaningful disclosure to allow investors to determine the nature of the assets held by, and the operations of, the combined groups.

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Balance Sheets
(in thousands)

	September 30, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Assets:
Current assets:
Cash and cash equivalents	$—	$42,816	$7,051	$(4,206)	$45,661
Accounts receivable, less allowance of $8,510 at September 30, 2014	—	365,679	34,693	(640)	399,732
Inventories, net	—	299,107	21,892	—	320,999
Prepaid expenses and other current assets	14,013	78,314	5,601	—	97,928
Deferred income taxes	3,051	—	—	(742)	2,309
Total current assets	17,064	785,916	69,237	(5,588)	866,629
Intercompany	—	386,892	—	(386,892)	—
Investments in consolidated subsidiaries	1,429,665	—	—	(1,429,665)	—
Deferred income taxes	17,481	—	—	(17,481)	—
Property and equipment, net	2,339	79,428	8,638	—	90,405
Goodwill	—	465,575	30,840	—	496,415
Intangibles, net	—	84,915	2,140	—	87,055
Other assets, net	1,233	—	—	—	1,233
Total assets	$1,467,782	$1,802,726	$110,855	$(1,839,626)	$1,541,737
Liabilities and equity:
Current liabilities:
Accounts payable	$14,519	$218,920	$16,298	$(4,846)	$244,891
Accrued expenses	38,744	80,738	5,312	—	124,794
Borrowings under revolver lines of credit	—	—	11,240	—	11,240
Deferred income taxes	—	742	—	(742)	—
Current portion of long-term obligations	11,250	5,070	—	—	16,320
Total current liabilities	64,513	305,470	32,850	(5,588)	397,245
Long-term debt, net of current portion	170,200	—	—	—	170,200
Borrowings under revolver lines of credit	—	—	—	—	—
Deferred income taxes	—	86,118	172	(17,481)	68,809
Long-term obligations under equipment financing and other, net of current portion	45	22,256	66	—	22,367
Intercompany	349,908	—	36,984	(386,892)	—
Total liabilities	584,666	413,844	70,072	(409,961)	658,621
Total stockholders’ equity	883,116	1,388,882	40,783	(1,429,665)	883,116
Total liabilities and stockholders’ equity	$1,467,782	$1,802,726	$110,855	$(1,839,626)	$1,541,737

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Balance Sheets
(in thousands)

	September 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Assets:
Current assets:
Cash and cash equivalents	$—	$58,053	$3,241	$(6,822)	$54,472
Accounts receivable, less allowance of $8,510 at September 30, 2014	—	323,587	37,506	(291)	360,802
Inventories, net	—	273,897	27,729	—	301,626
Prepaid expenses and other current assets	—	60,796	6,032	—	66,828
Deferred income taxes	720	13,755	135	—	14,610
Total current assets	720	730,088	74,643	(7,113)	798,338
Intercompany	—	293,942	—	(293,942)	—
Investments in consolidated subsidiaries	1,294,571	—	—	(1,294,571)	—
Deferred income taxes	13,883	—	—	(13,883)	—
Property and equipment, net	2,727	75,882	9,956	—	88,565
Goodwill	—	431,391	34,815	—	466,206
Intangibles, net	14	68,473	3,779	—	72,266
Other assets, net	4,456	24	1,547	—	6,027
Total assets	$1,316,371	$1,599,800	$124,740	$(1,609,509)	$1,431,402
Liabilities and equity:
Current liabilities:
Accounts payable	$20,735	$188,603	$18,609	$(7,113)	$220,834
Accrued expenses	16,900	58,328	5,057	—	80,285
Borrowings under revolver lines of credit	7,800	—	10,714	—	18,514
Deferred income taxes	—	—	—	—	—
Current portion of long-term obligations	11,250	5,352	—	—	16,602
Total current liabilities	56,685	252,283	34,380	(7,113)	336,235
Long-term debt, net of current portion	183,131	—	—	—	183,131
Borrowings under revolver lines of credit	—	—	—	—	—
Deferred income taxes	—	77,019	964	(13,883)	64,100
Long-term obligations under equipment financing and other, net of current portion	3,049	27,714	72	—	30,835
Intercompany	256,405	—	37,537	(293,942)	—
Total liabilities	499,270	357,016	72,953	(314,938)	614,301
Total stockholders’ equity	817,101	1,242,784	51,787	(1,294,571)	817,101
Total liabilities and stockholders’ equity	$1,316,371	$1,599,800	$124,740	$(1,609,509)	$1,431,402

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended September 30, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net sales	$—	$2,331,829	$183,809	$(469)	$2,515,169
Cost of products sold	—	1,778,196	142,077	(469)	1,919,804
Gross profit	—	553,633	41,732	—	595,365
Operating expenses	44,937	399,901	33,446	—	478,284
Intercompany charges (income)	(36,085)	34,264	1,821	—	—
Income from operations	(8,852)	119,468	6,465	—	117,081
Interest expense, financing costs and other	9,508	740	789	—	11,037
Intercompany interest expense (income)	(15,762)	14,174	1,588	—	—
Income before income taxes and equity in net income of subsidiaries	(2,598)	104,554	4,088	—	106,044
Provision for income taxes	(1,087)	43,765	1,089	—	43,767
Income before equity in net income of subsidiaries	(1,511)	60,789	2,999	—	62,277
Equity in net income of subsidiaries	63,788	—	—	(63,788)	—
Net income	$62,277	$60,789	$2,999	$(63,788)	$62,277
Net income per share:
Basic					$1.26
Diluted					$1.24
Weighted-average shares used in computing net income per share:
Basic					49,578,130
Diluted					50,173,478

	Year Ended September 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net sales	$—	$2,146,805	$180,549	$(449)	$2,326,905
Cost of products sold	—	1,658,562	140,952	(449)	1,799,065
Gross profit	—	488,243	39,597	—	527,840
Operating expenses	28,058	367,812	33,107	—	428,977
Intercompany charges (income)	(27,782)	25,929	1,853	—	—
Income from operations	(276)	94,502	4,637	—	98,863
Interest expense, financing costs and other	9,788	(800)	1,107	—	10,095
Intercompany interest expense (income)	(14,503)	12,867	1,636	—	—
Income before income taxes and equity in net income of subsidiaries	4,439	82,435	1,894	—	88,768
Provision for income taxes	1,748	32,442	732	—	34,922
Income before equity in net income of subsidiaries	2,691	49,993	1,162	—	53,846
Equity in net income of subsidiaries	51,155			(51,155)	—
Net income	$53,846	$49,993	$1,162	$(51,155)	$53,846
Net income per share:
Basic					$1.09
Diluted					$1.08
Weighted-average shares used in computing net income per share:
Basic					49,227,466
Diluted					49,947,699

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended September 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net sales	$—	$2,064,358	$176,922	$(557)	$2,240,723
Cost of products sold	—	1,573,865	136,018	(557)	1,709,326
Gross profit	—	490,493	40,904	—	531,397
Operating expenses	23,399	345,431	32,846	—	401,676
Intercompany charges (income)	(24,457)	23,004	1,453	—	—
Income from operations	1,058	122,058	6,605	—	129,721
Interest expense, financing costs and other	8,896	(1,057)	408	—	8,247
Intercompany interest expense (income)	(12,627)	11,052	1,575	—	—
Income before income taxes and equity in net income of subsidiaries	4,789	112,063	4,622	—	121,474
Provision for income taxes	1,945	45,520	1,402	—	48,867
Income before equity in net income of subsidiaries	2,844	66,543	3,220	—	72,607
Equity in net income of subsidiaries	69,763	—	—	(69,763)	—
Net income	$72,607	$66,543	$3,220	$(69,763)	$72,607
Net income per share:
Basic					$1.50
Diluted					$1.47
Weighted-average shares used in computing net income per share:
Basic					48,472,240
Diluted					49,385,335

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Comprehensive Income
(in thousands)

	Year Ended September 30, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net income	$62,277	$60,789	$2,999	$(63,788)	$62,277
Other comprehensive income (loss):
Foreign currency translation adjustment	(14,003)	—	(14,003)	14,003	(14,003)
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	(138)	—	—	—	(138)
Total other comprehensive income (loss), net of tax	(14,141)	—	(14,003)	14,003	(14,141)
Comprehensive income	$48,136	$60,789	$(11,004)	$(49,785)	$48,136

	Year Ended September 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net income	$53,846	$49,993	$1,162	$(51,155)	$53,846
Other comprehensive income (loss):
Foreign currency translation adjustment	(7,175)	—	(7,175)	7,175	(7,175)
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	972	—	—	—	972
Total other comprehensive income (loss), net of tax	(6,203)	—	(7,175)	7,175	(6,203)
Comprehensive income	$47,643	$49,993	$(6,013)	$(43,980)	$47,643

	Year Ended September 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net income	$72,607	$66,543	$3,220	$(69,763)	$72,607
Other comprehensive income (loss):
Foreign currency translation adjustment	(4,401)	—	(4,401)	4,401	(4,401)
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	1,399	—	—	—	1,399
Total other comprehensive income (loss), net of tax	(3,002)	—	(4,401)	4,401	(3,002)
Comprehensive income	$69,605	$66,543	$(1,181)	$(65,362)	$69,605

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Cash Flows
(in thousands)

	Year Ended September 30, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net cash provided by operating activities	$1,776	$100,760	$4,188	$2,616	$109,340
Investing activities
Purchases of property and equipment	(397)	(18,649)	(1,756)	—	(20,802)
Acquisition of businesses	(85,301)	—	—	—	(85,301)
Proceeds from sales of assets	—	1,389	—	—	1,389
Intercompany activity	93,503	—	—	(93,503)	—
Net cash used in investing activities	7,805	(17,260)	(1,756)	(93,503)	(104,714)
Financing activities
Borrowings under revolving lines of credit	552,545	—	8,089	—	560,634
Payments under revolving lines of credit	(560,345)	—	(5,662)	—	(566,007)
Repayments under financing facilities and other	—	(5,553)	—	—	(5,553)
Repayments under senior term loan	(11,250)	—	—	—	(11,250)
Proceeds from exercise of options	7,943	—	—	—	7,943
Excess tax benefit from equity-based compensation	1,526	—	—	—	1,526
Intercompany activity	—	(93,184)	(319)	93,503	—
Net cash (used in) provided by financing activities	(9,581)	(98,737)	2,108	93,503	(12,707)
Effect of exchange rate changes on cash	—	—	(730)	—	(730)
Net increase (decrease) in cash and cash equivalents	—	(15,237)	3,810	2,616	(8,811)
Cash and cash equivalents, beginning of year	—	58,053	3,241	(6,822)	54,472
Cash and cash equivalents, end of year	$—	$42,816	$7,051	$(4,206)	$45,661

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Cash Flows
(in thousands)

	Year Ended September 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net cash provided by operating activities	$20,335	$53,730	$(11,746)	$(6,822)	$55,497
Investing activities
Purchases of property and equipment	(884)	(33,813)	(2,542)	—	(37,239)
Acquisition of businesses	(1,514)	—	—	—	(1,514)
Proceeds from sales of assets	—	1,437	—	—	1,437
Intercompany activity	13,751	—	—	(13,751)	—
Net cash used in investing activities	11,354	(32,376)	(2,542)	(13,751)	(37,316)
Financing activities
Borrowings under revolving lines of credit	482,500	—	15,000	—	497,500
Payments under revolving lines of credit	(519,700)	—	(5,426)	—	(525,126)
Borrowings under financing facilities and other	—	25,377	—	—	25,377
Repayments under financing facilities and other	—	(5,009)	—	—	(5,009)
Repayments under senior term loan	(11,250)	—	—	—	(11,250)
Proceeds from exercise of options	7,680	—	—	—	7,680
Excess tax benefit from equity-based compensation	1,030	—	—	—	1,030
Intercompany activity	—	(17,789)	4,038	13,751	—
Net cash (used in) provided by financing activities	(39,740)	2,579	13,612	13,751	(9,798)
Effect of exchange rate changes on cash	—	—	(938)	—	(938)
Net increase (decrease) in cash and cash equivalents	(8,052)	23,933	(1,613)	(6,822)	7,445
Cash and cash equivalents, beginning of year	8,052	34,120	4,855	—	47,027
Cash and cash equivalents, end of year	$—	$58,053	$3,241	$(6,822)	$54,472

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Cash Flows
(in thousands)

	Year Ended September 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net cash provided by operating activities	$31,091	$23,248	$24,154	$—	$78,493
Investing activities
Purchases of property and equipment	(1,410)	(21,690)	(3,020)	—	(26,120)
Acquisition of businesses	(64,606)	—	—	—	(64,606)
Proceeds from sales of assets	24	1,211	—	—	1,235
Intercompany activity	24,848	—	—	(24,848)	—
Net cash used in investing activities	(41,144)	(20,479)	(3,020)	(24,848)	(89,491)
Financing activities
Borrowings under revolving lines of credit	444,300	—	11,276	—	455,576
Payments under revolving lines of credit	(440,600)	—	(8,680)	—	(449,280)
Borrowings under financing facilities and other	—	3,993	—	—	3,993
Repayments under financing facilities and other	—	(4,549)	—	—	(4,549)
Repayments under senior term loan	(11,250)	—	—	—	(11,250)
Proceeds from exercise of options	18,579	—	—	—	18,579
Excess tax benefit from equity-based compensation	4,944	—	—	—	4,944
Intercompany activity	—	7,420	(32,268)	24,848	—
Net cash (used in) provided by financing activities	15,973	6,864	(29,672)	28,848	18,013
Effect of exchange rate changes on cash	—	—	(193)	—	(193)
Net increase (decrease) in cash and cash equivalents	5,920	9,633	(8,731)	—	6,822
Cash and cash equivalents, beginning of year	2,132	24,487	13,586	—	40,205
Cash and cash equivalents, end of year	$8,052	$34,120	$4,855	$—	$47,027

BEACON ROOFING SUPPLY, INC.

Unaudited Financial Statements of
Beacon Roofing Supply, Inc. and Subsidiaries

BEACON ROOFING SUPPLY, INC.

Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2015	September 30, 2015	December 31, 2014
	(unaudited)	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,210	$45,661	$23,337
Accounts receivable, less allowance of $8,871, $6,298 and $8,138 at December 31, 2015, September 30, 2015 and December 31, 2014, respectively	489,172	399,732	269,383
Inventories, net	466,063	320,999	314,670
Prepaid expenses and other current assets	150,384	97,928	76,975
Deferred income taxes	31,938	2,309	14,629
Total current assets	1,169,767	866,629	698,994
Property and equipment, net	145,607	90,405	88,303
Goodwill	1,162,111	496,415	489,325
Intangibles, net	487,477	87,055	97,273
Other assets, net	1,270	1,233	10,916
TOTAL ASSETS	$2,966,232	$1,541,737	$1,384,811
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$347,205	$244,891	$163,367
Accrued expenses	151,547	124,794	72,738
Borrowings under revolver lines of credit	—	11,240	23,289
Current portion of long-term obligations	14,287	16,320	16,689
Total current liabilities	513,039	397,245	276,083
Long-term debt, net of current portion	722,888	170,200	180,657
Borrowings under revolver lines of credit	343,225	—	—
Deferred income taxes	132,605	68,809	64,165
Long-term obligations under equipment financing and other, net of current portion	43,322	22,367	34,112
Total liabilities	1,755,079	658,621	555,017
Commitments and contingencies
Stockholders’ equity:
Common stock (voting); $.01 par value; 100,000,000 shares authorized: 59,192,132 issued and outstanding at December 31, 2015; 49,790,743 issued and outstanding at September 30, 2015; and 49,476,380 issued and outstanding at December 31, 2014	591	497	494
Undesignated preferred stock; 5,000,000 shares authorized, none issued or outstanding	—	—	—
Additional paid-in capital	668,828	345,934	331,068
Retained earnings	564,523	557,405	508,035
Accumulated other comprehensive loss	(22,789)	(20,720)	(9,803)
Total stockholders’ equity	1,211,153	883,116	829,794
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,966,232	$1,541,737	$1,384,811

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2015	2014
Net sales	$976,480	$596,042
Cost of products sold	743,292	458,477
Gross profit	233,188	137,565
Operating expenses	206,344	113,745
Income from operations	26,844	23,820
Interest expense, financing costs and other	16,256	2,655
Income before provision for income taxes	10,588	21,165
Provision for income taxes	3,470	8,258
Net income	$7,118	$12,907
Net income per share:
Basic	$0.12	$0.26
Diluted	$0.12	$0.26
Weighted-average shares used in computing net income per share:
Basic	58,972,913	49,428,842
Diluted	59,962,033	50,012,881

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Comprehensive Income
(unaudited; in thousands)

	Three Months Ended December 31,
	2015	2014
Net income	$7,118	$12,907
Other comprehensive loss:
Foreign currency translation adjustment	(2,469)	(3,189)
Unrealized gain loss due to change in fair value of derivatives, net of tax	—	(35)
Total other comprehensive loss, net of tax	(2,469)	(3,224)
Comprehensive income	$4,649	$9,683

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Cash Flows
(unaudited; in thousands)

	Three Months Ended December 31,
	2015	2014
Operating activities
Net income	$7,118	$12,907
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,671	8,257
Stock-based compensation	7,179	2,348
Certain interest expense and other financing costs	2,425	271
Loss/(Gain) on sale of fixed assets	(300)	(126)
Deferred income taxes	(333)	47
Other	426	(64)
Changes in assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	95,715	99,643
Inventories	43,514	(861)
Prepaid expenses and other assets	(1,773)	(1,369)
Accounts payable and accrued expenses	(132,967)	(80,864)
Net cash provided by operating activities	44,675	40,189
Investing activities
Purchases of property and equipment	(2,153)	(3,138)
Acquisition of businesses	(941,156)	(69,746)
Proceeds from sales of assets	229	115
Net cash used in investing activities	(943,080)	(72,769)
Financing activities
Borrowings under revolving lines of credit	890,128	147,507
Repayments under revolving lines of credit	(549,378)	(142,440)
Borrowings under term loan	450,000	—
Repayments under term loan	(186,750)	(2,812)
Repayments under equipment financing facilities and other	(1,367)	(1,412)
Borrowings under Senior Notes	300,000	—
Payment of deferred financing costs	(27,813)	—
Proceeds from exercise of options	8,984	662
Excess tax benefit from stock-based compensation	1,501	53
Net cash provided by financing activities	885,305	1,558
Effect of exchange rate changes on cash	(351)	(113)
Net decrease in cash and cash equivalents	(13,451)	(31,135)
Cash and cash equivalents, beginning of period	45,661	54,472
Cash and cash equivalents, end of period	$32,210	$23,337
Supplemental cash flow information
Cash paid during the period for:
Interest	$10,827	$2,624
Income taxes, net of refunds	$7,621	$8,144

See accompanying notes

During the period, the company issued Common Stock with a value of $302 million and replacement awards with a value of $5 million in connection with the acquisition of Roofing Supply Group, LLC. which are accounted for as a non-cash investing activity.

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

1. Basis of Presentation

Beacon Roofing Supply, Inc. (the “Company”) prepared the condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and the requirements of the Securities and Exchange Commission (SEC). As permitted under those rules, certain footnotes or other financial information have been condensed or omitted. The balance sheet as of December 31, 2014 has been presented for a better understanding of the impact of seasonal fluctuations on the Company’s financial condition.

In management’s opinion, the financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the Company’s financial position and operating results. The results for the three-month period (first quarter) ended December 31, 2015 are not necessarily indicative of the results to be expected for the twelve months ending September 30, 2016 (fiscal year 2016 or “2016”).

The three-month periods ended December 31, 2015 and December 31, 2014 each had 62 business days.

These interim Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto contained in the Company’s fiscal year 2015 (“2015”) Annual Report on Form 10-K for the year ended September 30, 2015, collectively referred to as the “2015 Annual Report.”

At December 31, 2015, the carrying amount of cash and cash equivalents, accounts receivable, prepaid and other current assets, accounts payable and accrued expenses approximated fair value because of the short-term nature of these instruments. The Company measures its cash equivalents at amortized cost, which approximates fair value based upon quoted market prices (Level 1). Based upon recent trading prices (Level 2 — market approach) at December 31, 2015 the fair value of the Company’s $300.0 million senior unsecured notes was $309.0 million. As of December 31, 2015, the fair value of the Company’s New Senior Credit Facilities approximated the amount outstanding. The Company estimates the fair value of its New Senior Credit Facilities by discounting the future cash flows of each instrument using estimated market rates of debt instruments with similar maturities and credit profiles (Level 3).

Recent Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-3, “Simplifying the Presentation of Debt Issuance Costs” to simplify the presentation of debt issuance costs. This new guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the associated debt liability, consistent with the required presentation for debt discounts. This update is effective for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years and early adoption is permitted. Upon adoption, an entity must apply the new guidance retrospectively to all prior periods presented in the financial statements. The Company elected to early adopt this new guidance effective October 1, 2015. The adoption of this standard changed the Company’s previous practice of presenting debt issuance costs as an asset and resulted in the reduction of total assets and total liabilities in an amount equal to the balance of unamortized debt issuance costs at each balance sheet date presented. Debt issuance costs that are now presented as a direct reduction from the carrying amount of the associated debt liability amounted to $30 million at December 31, 2015, $4 million at September 30, 2015, and $2 million at December 31, 2014.

2. Acquisitions

Roofing Supply Group

On October 1, 2015 (“Acquisition Date”), the Company acquired 100% of the equity of Roofing Supply Group, LLC (“RSG” or “RSG Acquisition”), a leading roofing products distributor owned by investment firm Clayton, Dubilier & Rice (“CD&R”). RSG’s results of operations have been included with Company’s consolidated results beginning October 1, 2015. RSG distributes roofing supplies and related materials from 85 locations across 25 states as of the date of the close.

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

2. Acquisitions  – (continued)

Total consideration paid for RSG was approximately $1.2 billion, out of which $288 million was in cash, $307 million of Company’s common stock and option replacement awards, and $574 million in refinancing of RSG’s indebtedness. The RSG long-term debt was repaid simultaneously with the proceeds of a new ABL Revolver, Term Loan B and Senior Notes (see Note 7).

In connection with the RSG Acquisition, the Company was required to issue equity awards to certain RSG employees in replacement of RSG equity awards that were cancelled at closing. The replacement awards consisted of 661,349 shares of the Company’s common stock options with a weighted-average grant date fair value of $20.90. The terms and fair value of these awards approximated the cancelled RSG awards on the issuance date. The fair value of the replacement awards associated with services rendered through the date of the RSG Acquisition was recognized as a component of the total acquisition consideration, and the remaining fair value of the replaced awards associated with post RSG Acquisition services will be recognized as an expense on a straight-line basis over the remaining vesting period.

The RSG Acquisition has been accounted for as a business combination in accordance with the requirements of ASC 805 Business Combinations. The purchase price has been allocated among assets acquired and liabilities assumed at fair value based on information currently available, with the excess purchase price recorded as goodwill. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of RSG. These come from the synergies that are obtained in operating the branches as part of a larger network, and from an experienced employee base skilled at managing a distribution business. The Company’s allocation of the purchase price is subject to change on receipt of additional information, including, but not limited to, the finalization of intangible asset valuations, property, plant, and equipment valuations, and the Company’s continued review of assumed liabilities that may result in the recognition of additional or changes in the carrying amount of those liabilities on Beacon’s opening balance sheet and an adjustment to goodwill. An additional area where preliminary estimates are not yet finalized relates to deferred tax assets and liabilities. The Company has recorded purchase accounting entries on a preliminary basis as follows (in thousands):

Cash	$16,451
Accounts receivable	177,251
Inventory	179,651
Other current assets	50,707
Property, plant, and equipment	57,973
Other intangible assets (see Note 6)	382,100
Goodwill (see Note 6)	617,715
Current liabilities	(250,479)
Non-current liabilities	(61,918)
Total purchase price	$1,169,451

RSG’s future growth attributable to new customers, geographic market presence and assembled workforce are additional assets that are not separable and which contributed to recorded goodwill, of which $84 million is tax deductible. All of the Company’s goodwill plus the indefinite-lived trade name are tested for impairment annually, and all acquired goodwill and intangible assets are subject to review for impairment if indicators of impairment develop in the future. The fair value of accounts receivables acquired is $177 million, with the gross contractual amount being $186 million. The Company expects $9 million to be uncollectible.

There were no material contingencies assumed as part of this acquisition.

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

2. Acquisitions  – (continued)

The actual revenue and net loss from the RSG Acquisition included in Company’s statements of operations for the three month period ended December 31, 2015 was approximately $340 million and $(21) million, respectively. The following represents the unaudited pro forma consolidated revenue and net loss for the Company for the period indicated as if the RSG Acquisition had been included in Company’s consolidated results of operations beginning October 1, 2014 (in thousands, except per share amount):

Three Months Ended December 31, 2014
Revenue	$876,953
Net loss	$(11,908)
Net loss per share	$(0.20)

The above pro forma results have been calculated by combining the historical results of the Company and RSG as if it had occurred on October 1, 2014, and adjusting the income tax provision as if it had been calculated on the resulting, combined results. The pro forma results include an estimate for all periods for intangible asset amortization (which is subject to change when the final asset values have been determined), stock compensation expense, interest expense, and also reflect the following 2016 expenses in fiscal 2015 instead of in 2016: $29.5 million of direct acquisition costs. No other material pro forma adjustments were deemed necessary, either to conform the 2015 acquisitions to Company’s accounting policies or for any other situation. The pro forma information is not necessarily indicative of the results that would have been achieved had the transactions occurred on October 1, 2014 or that may be achieved in the future.

Other acquisitions

In the three months ended December 31, 2015, the Company acquired 26 branches from the following three additional acquisitions:

•	On December 1, 2015, the Company purchased certain assets of RCI Roofing Supply (“RCI”), a distributor of residential and commercial roofing and related products with five branches across Nebraska, Iowa and Colorado with annual sales of approximately $23 million.
•	On December 18, 2015, the Company acquired 100% of the equity interests of Roofing and Insulation Supply (“RIS”), a distributor primarily of residential and commercial insulation along with roofing and related products with 20 branches spanning 13 states across New England, the Mid-Atlantic, the Southeast, the Upper Midwest, Texas and Colorado with annual sales of approximately $70 million.
•	On December 29, 2015, the Company purchased certain assets of Statewide Wholesale (“Statewide”), a distributor of residential and commercial roofing and related products located in Denver, Colorado with annual sales of approximately $15 million.

The Company recorded the preliminary acquired assets and liabilities at their estimated fair values at the acquisition date, with resulting goodwill of $51 million (which is deductible for tax purposes) and $32 million in intangible assets associated with these other acquisitions. The Company’s allocation of the purchase price is subject to change on receipt of additional information, including, but not limited to, the finalization of intangible asset valuations and property, plant, and equipment valuations.

The Company has not provided pro forma results of operations for any acquisitions besides RSG completed in fiscal years 2016 or 2015 herein as they were not material to the Company on either an individual or an aggregate basis. The Company included the results of operations of each acquisition in its consolidated statement of income from the date of each acquisition.

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

3. Net Income per Share

Basic net income per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted-average number of common shares and dilutive common share equivalents then outstanding using the treasury stock method. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and vesting of restricted stock awards.

The following table presents the basic and diluted weighted-average shares outstanding for each period presented:

	Three Months Ended December 31,
	2015	2014
Weighted-average common shares outstanding	58,972,913	49,428,842
Effect of dilutive securities:
Stock option awards	748,678	476,941
Restricted stock awards	240,442	107,098
Shares for diluted net income per share	59,962,033	50,012,881

The following table includes the number of shares that may be dilutive common shares in the future. These shares were not included in the computation of diluted net income per share because the effect was either anti-dilutive or the requisite performance condition was not met.

	Three Months Ended December 31,
	2015	2014
Stock option awards	679,995	1,394,330
Restricted stock awards	88,407	266,497

4. Comprehensive Income and Capital Structure

The following table presents the activity included in stockholders’ equity during the three months ended December 31, 2015 (in thousands):

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at September 30, 2015	$497	$345,934	$557,405	$(20,720)	$883,116
Issuance of common stock	94	315,715			315,809
Stock-based compensation		7,179			7,179
Net income			7,118		7,118
Other comprehensive loss				(2,469)	(2,469)
Amounts reclassified out of other comprehensive income, net of tax				400	400
Balance at December 31, 2015	$591	$668,828	$564,523	$(22,789)	$1,211,153

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

4. Comprehensive Income and Capital Structure  – (continued)

Accumulated other comprehensive loss consists of adjustments related to the translation of foreign currencies and fair value adjustments associated with cash flow hedges. The following table presents the changes in accumulated other comprehensive income (loss), by component, during the three months ended December 31, 2015 (in thousands):

	Foreign Currency Translation	Derivative Financial Instruments	Accumulated Other Comprehensive Loss
Balance at September 30, 2015	$(19,293)	$(1,427)	$(20,720)
Other comprehensive income (loss) recognized in accumulated other comprehensive income, net of tax	(2,469)	—	(2,469)
Amounts reclassified out of other comprehensive loss, net of tax	—	400	400
Balance at December 31, 2015	$(21,762)	$(1,027)	$(22,789)

The reclassification of $0.4 million out of accumulated other comprehensive loss into the consolidated statement of operations during the three months ended December 31, 2015 is included in interest expense.

5. Stock-Based Compensation

On February 12, 2014, the shareholders of the Company approved the Beacon Roofing Supply, Inc. 2014 Stock Plan (the “2014 Plan”). The 2014 Plan provides for discretionary awards of stock options, stock, stock units and stock appreciation rights (“SARs”) for up to 5,100,000 shares of common stock to selected employees and non-employee directors. As of December 31, 2015, there were 1,877,407 shares of common stock available for awards under the 2014 Plan, subject to increase for shares that are forfeited or expire, or are used for tax withholding on stock awards and stock unit awards under the 2004 Plan (defined below) and the 2014 Plan.

Prior to the 2014 Plan, the Company maintained the amended and restated Beacon Roofing Supply, Inc. 2004 Stock Plan (the “2004 Plan”). Upon shareholder approval of the 2014 Plan, the Company ceased issuing equity awards from the pre-existing 2004 Plan and all future equity awards will be issued from the 2014 Plan.

The Company recognizes the cost of employee services rendered in exchange for awards of equity instruments based on the fair value of those awards at the date of the grant. Compensation expense for time-based equity awards is recognized, on a straight-line basis, net of forfeitures, over the requisite service period for the fair value of the awards that actually vest. Compensation expense for performance-based equity awards is recognized, net of forfeitures, by projecting the number of restricted units that are expected to vest based on the achievement of the underlying related performance measures.

For all equity awards granted prior to October 1, 2014, in the event of a change in control of the Company, all awards are immediately vested. Beginning in fiscal 2015, equity awards contain a “double trigger” change in control mechanism. Unless an award is continued or assumed by a public company in an equitable manner, an award shall become fully vested immediately prior to a change in control (at 100% in the case of a performance-based restricted stock award). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination within one-year following the change in control, in which event the award shall become fully vested immediately (at 100% in the case of a performance-based restricted stock award).

Stock options

Non-qualified options generally expire 10 years after the grant date and, except under certain conditions, the options are subject to continued employment and vest in one-third increments over a three-year period following the grant dates. During the three months ended December 31, 2015 and 2014, the Company

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

5. Stock-Based Compensation  – (continued)

recorded stock-based compensation expense related to stock option awards of $6.1 million and $1.6 million, respectively. As of December 31, 2015, there was $12.2 million of total unrecognized compensation cost related to unvested stock options. That cost is expected to be recognized over a weighted-average period of 2.22 years.

The following table illustrates the assumptions used in the Black-Scholes pricing model for options granted (inclusive of replacement options discussed in Note 2) during the three months ended December 31, 2015:

2015
Risk-free interest rate	1.56 – 1.87%
Expected volatility	30.96 – 36.40%
Expected life in years	5.57 – 5.60
Expected dividend yield	0.00%

Expected lives of the options granted are based primarily on historical activity, while expected volatilities are based on historical volatilities of the Company’s stock and consideration of public companies’ stock.

Information regarding the Company’s stock options is summarized below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
			(in years)	(in millions)
Outstanding at September 30, 2015	2,410,907	$24.55	6.3	$20.70
Granted	987,548	21.25
Exercised	(362,381)	21.50
Canceled	(11,528)	24.70
Outstanding at December 31, 2015	3,024,546	$23.83	6.5	$52.47
Vested or Expected to Vest at December 31, 2015	2,929,727	$23.69	6.5	$51.64
Exercisable at December 31, 2015	1,929,138	$21.77	4.9	$37.45

Restricted stock awards

During the three months ended December 31, 2015 and 2014, the Company recorded stock-based compensation expense related to restricted stock awards of $1.1 million and $0.7 million, respectively. As of December 31, 2015, there was $14.7 million of total unrecognized compensation cost related to unvested restricted stock awards. That cost is expected to be recognized over a weighted-average period of 2.24 years.

The total fair values of the restricted stock awards were determined based upon the number of shares or units and the closing prices of the Company’s common stock on the dates of the grants. The restricted stock awards granted to management are subject to continued employment, except under certain conditions, and will vest if the Company attains a targeted rate of return on invested capital at the end of a three-year period. The actual number of shares or units that will vest can range from 0% to 125% of the management grants depending upon actual Company performance below or above the target level and the Company estimates that performance in determining the projected number of shares or units that will vest and the related compensation cost. The restricted stock awards granted to non-employee directors are also subject to continued service, vest at the end of one year (except under certain conditions) and the underlying common shares will not be distributed until the date of the director’s termination of service on the Board, except that, beginning in fiscal year 2016, directors holding units with a value equal to five times the annual cash retainer may elect to have future grants settle simultaneously with vesting. Grants made prior to fiscal 2014 settle on a

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

5. Stock-Based Compensation  – (continued)

date that is six months after the director’s termination of service on the board. In November 2013 and 2014, the Company also issued restricted stock awards that are subject to continued employment and will vest over three to five years. In May 2015, the Company also issued restricted stock awards that are subject to continued employment and will vest after two years.

Information regarding the Company’s restricted shares and units is summarized below:

	Number of Shares	Weighted- Average Grant Price
Outstanding at September 30, 2015	619,999	$31.95
Granted	191,691	39.48
Lapse of restrictions/conversions	—	—
Canceled	(108,530)	37.09
Outstanding at December 31, 2015	703,160	$34.08
Vested or Expected to Vest at December 31, 2015	636,595	$33.86

6. Goodwill and Intangible Assets

Goodwill

The following table sets forth the change in the carrying amount of goodwill for the Company during the period (in thousands):

	2015	2014
Balance at September 30,	$496,415	$466,206
Acquisition of RSG	617,715	—
Other Acquisitions	50,709	24,309
Translation and Other Adjustments	(2,728)	(1,190)
Balance at December 31,	$1,162,111	$489,325

In the current period, the change in the carrying amount of goodwill is attributable to the company’s acquisitions of RSG and the other acquisitions (see Note 2).

Intangible Assets

In connection with the acquisition of RSG and other acquisitions, we recorded intangible assets of $382 million, which includes $63 million of indefinite lived trademarks and $319 million of customer relationships. The weighted-average useful lives of the acquired assets are 18.96 years for customer relationships.

Intangible assets and other assets consisted of the following (in thousands):

	December 31, 2015	September 30, 2015	December 31, 2014	Weighted- Average Remaining Life
Amortizable intangible assets:
Non-compete agreements	$2,824	$2,824	$2,824	4.36
Customer relationships	542,187	191,852	190,388	18.96
Trademarks	1,100	1,100	700	4.03
Beneficial lease arrangements	610	610	610
	546,721	196,386	194,522
Less: Accumulated amortization	(132,294)	(119,081)	(106,999)
	414,427	77,305	87,523
Indefinite lived trademarks	73,050	9,750	9,750
Other assets	1,270	1,233	10,916
	$488,747	$88,288	$108,189

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

6. Goodwill and Intangible Assets  – (continued)

During the period ended December 31, 2015, we recorded amortization expense in relation to the above-listed intangible assets of $15.1 million. During the period ended December 31, 2014, we recorded amortization expense of $3.6 million. The following table presents the estimated annual amortization expense for these intangible assets (in thousands):

2016 (Jan – Sept)	$52,776
2017	75,154
2018	61,766
2019	49,778
2020	39,891
Thereafter	135,062
$414,427

7. Financing Arrangements

Financing arrangements consisted of the following (in thousands):

	December 31, 2015	September 30, 2015	December 31, 2014
Senior Secured Credit Facility
Revolving Lines of Credit:
U.S. Revolver — expires October 1, 2020 (effective rate on borrowings 2.02% at December 31, 2015; 0.00% at September 30, 2015 and at December 31, 2014)	$316,523	$—	$—
Canadian revolver — expires October 1, 2020 (effective rate on borrowings 3.20% at December 31, 2015; 0.00% at September 30, 2015 and at December 31, 2014)	7,225	—	—
U.S. Revolver — expires October 1, 2020 (effective rate on borrowings of 4.00% at December 31, 2015; 0.00% at September 30, 2015 and at December 31, 2014)	19,477	—	—
Canadian revolver — expires March 31, 2017 (effective rate on borrowings 0.00% at December 31, 2015; 3.70% at September 30, 2015; and 4.00% at December 31, 2014); refinanced in first quarter of 2016	—	11,240	8,189
U.S. Revolver — expires March 31, 2017 (effective rate on borrowings of 0.00% at December 31, 2015 and at September 30, 2015; and 4.25% at December 31, 2014); refinanced in first quarter of 2016	—	—	15,100

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

7. Financing Arrangements  – (continued)

	December 31, 2015	September 30, 2015	December 31, 2014
Term Loan:
Term Loan — matures October 1, 2022 (4.00% at December 31, 2015; 0.00% at September 30, 2015 and at December 31, 2014)	$437,298	$—	$—
Term Loan — matures March 31, 2017 (0.00% at December 31, 2015; 4.25% on September 30, 2015; and 2.17% at December 31, 2014); refinanced in first quarter of 2016	—	181,450	191,907
Total borrowings under Senior Secured Credit Facility	780,523	192,690	215,196
Less: current portion	(4,500)	(22,490)	(34,539)
Total long-term portion of borrowings under Senior Secured Credit Facility	$776,023	$170,200	$180,657
Senior Notes
Senior Notes — expires October 2023 (6.38% at December 31, 2015; 0.00% on September 30, 2015 and at December 31, 2014)	$290,091	$—	$—
Less: current portion	—	—	—
Total long-term portion of borrowings under Senior Notes	$290,091	$—	$—
Equipment Financing Facilities
Borrowings under various equipment financing facilities — various maturities through September 2021 and various fixed interest rates ranging from 2.33% to 4.49% at December 31, 2015; 2.33% to 4.49% at September 30, 2015; and 2.33% to 4.60% at December 31, 2014)	$24,121	$25,488	$29,629
Borrowings under various capital lease obligations various maturities through November 2021 and various fixed interest rates ranging from 2.72% to 10.39% at December 31, 2015; 0.00% at September 30, 2015 and December 31, 2014)	26,073	—	—
Less: current portion	(9,787)	(5,069)	(5,439)
Total long-term portion of borrowings under equipment financing facilities	$40,407	$20,419	$24,190

As a result of the RSG Acquisition, on October 1, 2015, the Company entered into a credit agreement governing the terms of a new $450 million seven-year senior secured term loan “B” facility (the “Term Loan B Facility”) and a new credit agreement governing the terms of a new senior secured asset-based revolving credit facility of up to $700 million, subject to a borrowing base (the “ABL Facility”) (collectively the “New Senior Credit Facilities”). The Company also raised $300 million by issuing 8 year senior notes due 2023 (the “Senior Notes”), having a coupon rate of 6.38% per annum, payable semi-annually in arrears.

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

7. Financing Arrangements  – (continued)

Revolving Line of Credit Facilities

On October 1, 2015, the Company entered into a $700 million ABL Facility with Wells Fargo Bank, N.A. and a syndicate of other lenders. This ABL Facility consists of revolving loans in both the United States (“US Revolver”) in the amount of $670 million and Canada (“Canada Revolver”) in the amount of $30 million CAD. The ABL Facility has a maturity date of October 1, 2020. The US Revolver has various tranches of borrowings, bearing interest at rates ranging from 1.92% to 4.00%. The effective rate of these borrowings is 2.13% and is paid monthly. At December 31, 2015, the outstanding balance on the US Revolver, net of debt issuance fees, was $336.0 million. The US Revolver also has outstanding standby letters of credit in the amount of $10.5 million as of December 31, 2015. The Canadian Revolver bears interest at 3.20% and has an outstanding balance of $10.0 million CAD ($7.2 million USD) at December 31, 2015. Current unused commitment fees on the revolving credit facilities are 0.25% per annum. There is one financial covenant under the ABL Facility, which is a Consolidated Fixed Charge Ratio. As defined in the ABL Facility, the Company’s ratio must be at least 1.00 to 1.00 at the end of each fiscal quarter, calculated on a trailing four quarter basis. The covenant is only applicable when the borrowing availability is less than 10% of the maximum loan cap or $60 million. The ABL Revolver is guaranteed jointly and severally and fully and unconditionally by all of the United States subsidiaries of the Company but not by the Canadian subsidiaries of the Company.

Term Loan

On October 1, 2015, the Company entered into a $450 million Term Loan B Facility with Citibank N.A., and a syndicate of other lenders. The Term Loan requires quarterly principal payments in the amount of $1.1 million, with the remaining outstanding principal to be paid on its maturity date of October 1, 2022. Outstanding principal on the Term Loan bears interest at 4.00% and is paid every six months. The Company has the option of selecting the rate at which interest can accrue on the Term Loan as well as the period in which interest payments are made. The Company elected to pay interest based on the six month LIBOR rate, subject to a minimum rate of 1.00%, in addition to a base rate of 3.00%. At December 31, 2015 the outstanding balance on the Term Loan, net of debt issuance fees, was $437.3 million. The Term Loan B is guaranteed jointly and severally and fully and unconditionally by all of the United States subsidiaries of the Company but not by the Canadian subsidiaries of the Company.

Senior Notes

The Company also raised $300 million by issuing 8 year senior notes due 2023 (the “Senior Notes”), having a coupon rate of 6.38% per annum, payable semi-annually in arrears beginning April 1, 2016. There are early payment provisions in the Senior Note agreement in which the Company would be subject to penalties and “make whole” provisions. Management anticipates repaying the notes at the maturity date of October 1, 2023. The Senior Notes are guaranteed jointly and severally and fully and unconditionally by all of the United States subsidiaries of the Company but not by the Canadian subsidiaries of the Company.

The proceeds from the New Senior Secured Credit Facilities and Senior Notes were used to provide working capital and funds for other general corporate purposes, refinance or otherwise extinguish all third-party indebtedness for borrowed money under Company’s and RSG’s existing senior secured credit facilities and RSG’s unsecured senior notes due 2020, to finance the acquisition, and pay fees and expenses associated with the RSG Acquisition Transaction. The Company incurred financing costs totaling approximately $31.2 million.

Since the New Senior Credit Facilities and the previous Term Loan financing arrangements had certain lenders who participated in both arrangements, management accounted for a portion of this transaction as a debt modification and a portion as a debt extinguishment. In accordance with the accounting for debt modification, the Company will amortize the previously capitalized issuance costs over the term of the

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

7. Financing Arrangements  – (continued)

New Senior Credit Facilities and expense the $2.2 million of direct issuance costs incurred related to the New Senior Credit Facilities. The remainder of the settlement of the Company’s previous debt arrangements was accounted for as debt extinguishment. The Company recognized a loss on extinguishment of $0.8 million.

The Senior Notes which are unsecured obligations of the Company are guaranteed jointly and severally and fully and unconditionally, on an unsecured senior basis, by each of the domestic subsidiaries that is a borrower under or that guarantees obligations under Term Loan B Facility (and any refinancing indebtedness). The Canadian subsidiaries have guaranteed the borrowings under the ABL Facility, but have not guaranteed the Senior Notes or borrowings under the Term Loan B Facility.

Annual principal payments for all outstanding borrowings for each of the next five years and thereafter are as follows (in thousands):

	Term Loan B Facility	ABL Facility	Senior Notes	Equipment Financing Facilities	Total
2016 (Jan – Sept)	$3,375	$—	$—	$7,343	$10,718
2017	4,500	—	—	10,336	14,836
2018	4,500	—	—	9,646	14,146
2019	4,500	—	—	10,298	14,798
2020	4,500	—	—	7,538	12,038
Thereafter	427,500	351,702	300,000	5,033	1,084,235
Subtotal	448,875	351,702	300,000	50,194	1,150,771
Less current portion	(4,500)	—	—	(9,787)	(14,287)
Total long-term debt	$444,375	$351,702	$300,000	$40,407	$1,136,484

8. Financial Instruments

Financial Derivatives

The Company used interest rate derivative instruments to manage the risk related to fluctuating cash flows from interest rate changes by converting a portion of its variable-rate borrowings into fixed-rate borrowings. On March 28, 2013, the Company entered into an interest rate swap agreement with a notional amount of $213.8 million which was scheduled to expire on March 31, 2017. This agreement swapped the thirty-day LIBOR to a fixed-rate of 1.38%. The instrument had scheduled reductions of the notional amount equal to $2.8 million per quarter, effectively matching the repayment schedule under the Term Loan. In October 2015, the Company settled its interest rate swap agreement resulting in a cash payment by the Company of $2.3 million. The pre-tax unrealized gain within accumulated other comprehensive income associated with the cancelled interest rate swap contract of $2.3 million is being amortized over the original life of the swap contract, through March 2017.

9. Leases

The Company mostly operates in leased facilities, which are accounted for as operating leases. The leases typically provide for a base rent plus real estate taxes. Certain of the leases provide for escalating rents over the lives of the leases and rent expense is recognized over the terms of those leases on a straight-line basis.

BEACON ROOFING SUPPLY, INC.

Notes to Condensed Consolidated Financial Statements
(unaudited; in thousands, except share and per share data or otherwise indicated)

9. Leases  – (continued)

The Company assumed operating leases as part of each of the 2016 acquisitions (see Note 2). At December 31, 2015, the minimum rental commitments under these acquired, non-cancelable operating leases with initial or remaining terms of more than one year were as follows:

Operating Leases
2016 (Jan – Sept)	12,105
2017	13,947
2018	7,916
2019	4,730
2020	2,476
Thereafter	1,908
Total minimum lease payments	$43,082

Rent expense for the acquired branches was $6.9 million in 2016. Sublet income was immaterial.

10. Foreign Net Revenue

Foreign (Canadian) net revenue totaled $45.1 million and $45.6 million in the three months ended December 31, 2015 and 2014, respectively.

11. Supplemental Guarantor Information

All of the Senior Notes are guaranteed jointly and severally by all of the United States subsidiaries of the Company (collectively, the “Guarantors”), and not by the Canadian subsidiaries of the Company. Such guarantees are full and unconditional. Supplemental condensed consolidating financial information of the Company, including such information for the Guarantors, is presented below. The information is presented in accordance with the requirements of Rule 3-10 under the SEC’s Regulation S-X. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the non-guarantor subsidiaries operated as independent entities. Investments in subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantors are not provided as the consolidating financial information contained herein provides a more meaningful disclosure to allow investors to determine the nature of the assets held by, and the operations of, the combined groups.

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Balance Sheets
(unaudited; in thousands)

	December 31, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Assets:
Current assets:
Cash and cash equivalents	$—	$35,829	$8,754	$(12,373)	$32,210
Accounts receivable, less allowance of $8,510 as at September 30, 2014	—	466,415	23,378	(621)	489,172
Inventories, net	—	447,120	18,943	—	466,063
Prepaid expenses and other current assets	4,232	139,726	6,426	—	150,384
Deferred income taxes	3,052	28,890	—	(4)	31,938
Total current assets	7,284	1,117,980	57,501	(12,998)	1,169,767
Intercompany	—	824,837	—	(824,837)	—
Investments in consolidated subsidiaries	2,719,051	—	—	(2,719,051)	—
Deferred income taxes	15,980	—	160	(16,140)	—
Property and equipment, net	2,687	134,935	7,985	—	145,607
Goodwill	—	1,134,000	28,111	—	1,162,111
Intangibles, net	—	483,844	3,633	—	487,477
Other assets, net	1,232	38	—	—	1,270
Total assets	$2,746,234	$3,695,634	$97,390	$(3,573,026)	$2,966,232
Liabilities and equity:
Current liabilities:
Accounts payable	$19,364	$333,072	$7,763	$(12,994)	$347,205
Accrued expenses	1,511	144,611	5,425	—	151,547
Borrowings under revolver lines of credit	—	—	—	—	—
Deferred income taxes	—	—	4	(4)	—
Current portion of long-term obligations	4,500	9,787	—	—	14,287
Total current liabilities	25,375	487,470	13,192	(12,998)	513,039
Long-term debt, net of current portion	722,888	—	—	—	722,888
Borrowings under revolver lines of credit	—	336,000	7,225	—	343,225
Deferred income taxes	—	148,745	—	(16,140)	132,605
Long-term obligations under equipment financing and other, net of current portion	45	43,222	55	—	43,322
Intercompany	786,773	—	38,064	(824,837)	—
Total liabilities	1,535,081	1,015,437	58,536	(853,975)	1,755,079
Total stockholders’ equity	1,211,153	2,680,197	38,854	(2,719,051)	1,211,153
Total liabilities and stockholders' equity	$2,746,234	$3,695,634	$97,390	$(3,573,026)	$2,966,232

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Balance Sheets
(unaudited; in thousands)

	December 31, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Assets:
Current assets:
Cash and cash equivalents	$—	$24,872	$4,697	$(6,232)	$23,337
Accounts receivable, less allowance of $8,150 as at September 30, 2014	—	247,373	23,426	(1,416)	269,383
Inventories, net	—	291,890	22,780	—	314,670
Prepaid expenses and other current assets	—	70,525	6,450	—	76,975
Deferred income taxes	743	13,756	130	—	14,629
Total current assets	743	648,416	57,483	(7,648)	698,994
Intercompany	—	378,029	—	(378,029)	—
Investments in consolidated subsidiaries	1,374,778	—	—	(1,374,778)	—
Deferred income taxes	13,784	—	—	(13,784)	—
Property and equipment, net	2,693	76,088	9,522	—	88,303
Goodwill	—	455,620	33,705	—	489,325
Intangibles, net	13	93,888	3,372	—	97,273
Other assets, net	9,422	—	1,494	—	10,916
Total assets	$1,401,433	$1,652,041	$105,576	$(1,774,239)	$1,384,811
Liabilities and equity:
Current liabilities:
Accounts payable	$12,811	$152,121	$6,083	$(7,648)	$163,367
Accrued expenses	2,075	65,700	4,963	—	72,738
Borrowings under revolver lines of credit	15,100	—	8,189	—	23,289
Deferred income taxes	—	—	—	—	—
Current portion of long-term obligations	11,250	5,439	—	—	16,689
Total current liabilities	41,236	223,260	19,235	(7,648)	276,083
Long-term debt, net of current portion	180,657	—	—	—	180,657
Borrowings under revolver lines of credit	—	—	—	—	—
Deferred income taxes	—	77,021	928	(13,784)	64,165
Long-term obligations under equipment financing and other, net of current portion	7,949	26,091	72	—	34,112
Intercompany	341,797	—	36,232	(378,029)	—
Total liabilities	571,639	326,372	56,467	(399,461)	555,017
Total stockholders’ equity	829,794	1,325,669	49,109	(1,374,778)	829,794
Total liabilities and stockholders' equity	$1,401,433	$1,652,041	$105,576	$(1,774,239)	$1,384,811

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended December 31, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net sales	$—	$931,484	$45,137	$(141)	$976,480
Cost of products sold	—	708,383	35,050	(141)	743,292
Gross profit	—	223,101	10,087	—	233,188
Operating expenses	31,172	167,014	8,158	—	206,344
Intercompany charges (income)	(7,847)	7,186	661	—	—
Income from operations	(23,325)	48,901	1,268	—	26,844
Intercompany interest expense, financing costs and other	9,874	6,238	144	—	16,256
Intercompany interest expenses (income)	(3,926)	3,537	389	—	—
Income before income taxes and equity in net income of subsidiaries	(29,273)	39,126	735	—	10,588
Provision for income taxes	(9,732)	13,007	195	—	3,470
Income before equity in net income of subsidiaries	(19,541)	26,119	540	—	7,118
Equity in net income of subsidiaries	26,659	—	—	(26,659)	—
Net income	$7,118	$26,119	$540	$(26,659)	$7,118
Net income per share:
Basic					$0.12
Diluted					$0.12
Weighted-average shares used in computing net income per share:
Basic					58,972,913
Diluted					59,962,033

	Three Months Ended December 31, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net sales	$—	$550,502	$45,614	$(74)	$596,042
Cost of products sold	—	422,981	35,570	(74)	458,477
Gross profit	—	127,521	10,044	—	137,565
Operating expenses	9,420	95,638	8,687	—	113,745
Intercompany charges (income)	(6,698)	6,102	596	—	—
Income from operations	(2,722)	25,781	761	—	23,820
Interest expense, financing costs and other	(2,439)	65	151	—	2,655
Intercompany interest expense (income)	(3,914)	3,515	399	—	—
Income before income taxes and equity in net income of subsidiaries	(1,247)	22,201	211	—	21,165
Provision for income taxes	(510)	9,067	(299)	—	8,258
Income before equity in net income of subsidiaries	(737)	13,134	510	—	12,907
Equity in net income of subsidiaries	13,644	—	—	(13,644)	—
Net income	$12,907	$13,134	$510	$(13,644)	$12,907
Net income per share:
Basic					$0.26
Diluted					$0.26
Weighted-average shares used in computing net income per share:
Basic					49,428,842
Diluted					50,012,881

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Comprehensive Income
(unaudited; in thousands)

	Three Months Ended December 31, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net income	$7,118	$26,119	$540	$(26,659)	$7,118
Other comprehensive income (loss):
Foreign currency translation adjustment	(2,469)	—	(2,469)	2,469	(2,469)
Total other comprehensive income (loss), net of tax	(2,469)	—	(2,469)	2,469	(2,469)
Comprehensive income	$4,649	$26,119	$(1,929)	$(24,190)	$4,649

	Three Months Ended December 31, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net income	$12,907	$13,134	$510	$(13,644)	$12,907
Other comprehensive income (loss):
Foreign currency translation adjustment	(3,189)	—	(3,189)	3,189	(3,189)
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	(35)	—	—	—	(35)
Total other comprehensive income (loss), net of tax	(3,224)	—	(3,189)	3,189	(3,224)
Comprehensive income	$9,683	$13,134	$(2,679)	$(10,456)	$9,683

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Cash Flows
(unaudited; in thousands)

	Three Months Ended December 31, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net cash provided by operating activities	$(49,989)	$98,053	$4,778	$(8,167)	$44,675
Investing activities
Purchases of property and equipment	(566)	(1,578)	(9)	—	(2,153)
Acquisition of businesses	(941,156)	—	—	—	(941,156)
Proceeds from sales of assets	—	229	—	—	229
Intercompany activity	436,866	—	—	(436,866)	—
Net cash used in investing activities	(504,856)	(1,349)	(9)	(436,866)	(943,080)
Financing activities
Borrowings under revolving lines of credit	—	878,947	11,181	—	890,128
Repayments under revolving lines of credit	—	(534,470)	(14,908)	—	(549,378)
Borrowings under term loan	450,000	—	—	—	450,000
Repayments under term loan	(186,750)	—	—	—	(186,750)
Repayments under equipment financing facilities	—	(1,367)	—	—	(1,367)
Borrowings under Senior Notes	300,000	—	—	—	300,000
Payment of deferred financing costs	(18,890)	(8,923)	—	—	(27,813)
Proceeds from exercise of options	8,984	—	—	—	8,984
Excess tax benefit from equity-based compensation	1,501	—	—	—	1,501
Intercompany activity	—	(437,878)	1,012	436,866	—
Net cash (used in) provided by financing activities	554,845	(103,691)	(2,715)	436,866	885,305
Effect of exchange rate changes on cash	—	—	(351)	—	(351)
Net increase (decrease) in cash and cash equivalents	—	(6,987)	1,703	(8,167)	(13,451)
Cash and cash equivalents, beginning of period	—	42,816	7,051	(4,206)	45,661
Cash and cash equivalents, end of period	$—	$35,829	$8,754	$(12,373)	$32,210

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Cash Flows
(unaudited; in thousands)

	Three Months Ended December 31, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net cash provided by operating activities	(20,701)	$54,900	$5,401	$589	$40,189
Investing activities
Purchases of property and equipment	(148)	(2,697)	(293)	—	(3,138)
Acquisition of businesses	(69,746)	—	—	—	(69,746)
Proceeds from sales of assets	—	115	—	—	115
Intercompany activity	85,392	—	—	(85,392)	—
Net cash used in investing activities	15,498	(2,582)	(293)	(85,392)	(72,769)
Financing activities
Borrowings under revolving lines of credit	147,507	—	—	—	147,507
Repayments under revolving lines of credit	(140,207)	—	(2,233)	—	(142,440)
Repayments under term loan	(2,812)	—	—	—	(2,812)
Repayments under equipment financing facilities	—	(1,412)	—	—	(1,412)
Proceeds from exercise of options	662	—	—	—	662
Excess tax benefit from equity-based compensation	53	—	—	—	53
Intercompany activity	—	(84,087)	(1,306)	85,393	—
Net cash (used in) provided by financing activities	5,203	(85,499)	(3,539)	85,393	1,558
Effect of exchange rate changes on cash	—	—	(113)	—	(113)
Net increase (decrease) in cash and cash equivalents	—	(33,181)	1,456	590	(31,135)
Cash and cash equivalents, beginning of period	—	58,053	3,241	(6,822)	54,472
Cash and cash equivalents, end of period	—	$24,872	$4,697	$(6,232)	$23,337

Beacon Roofing Supply, Inc.

OFFER TO EXCHANGE

$300,000,000 aggregate principal amount of its 6.375% Senior Notes due 2023 that have been registered under the Securities Act of 1933
for any and all of its outstanding
6.375% Senior Notes due 2023

Until            , 2016, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

           , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware General Corporation Law.  The Issuer and Beacon Sales Acquisition, Inc. (“Beacon Sales”) are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law (the “Delaware law”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Issuer’s and Beacon Sales’ certificate of incorporation, each contain a provision which eliminates directors’ personal liability as set forth above.

The Issuer’s and Beacon Sales’ certificates of incorporation and bylaws provide in effect that they shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Each of the Issuer and Beacon Sales has in effect insurance policies for general officers’ and directors’ liability insurance covering all of the Company’s officers and directors.

Registration Rights Agreement.  The registration rights agreement, filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on October 1, 2015 and incorporated by reference herein, provides for indemnification of our directors and officers by the initial purchasers party thereto against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules.

Exhibits

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21 by reference. Certain of the agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Financial Statement Schedules

None. Financial statement schedules have been omitted since the required information is included in our consolidated financial statements contained elsewhere in this registration statement.

Item 22. Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Commonwealth of Virginia, on February 16, 2016.

BEACON ROOFING SUPPLY, INC.

By:	/s/ Joseph M. Nowicki Name: Joseph M. Nowicki Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul M. Isabella and Joseph M. Nowicki, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-facts and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title
/s/ Paul M. Isabella Paul M. Isabella	February 16, 2016	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Joseph M. Nowicki Joseph M. Nowicki	February 16, 2016	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ Robert R. Buck Robert R. Buck	February 16, 2016	Chairman of the Board

/s/ Richard W. Frost Richard W. Frost	February 16, 2016	Director

/s/ Alan Gershenhorn Alan Gershenhorn	February 16, 2016	Director

Signature	Date	Title

/s/ Peter M. Gotsch Peter M. Gotsch	February 16, 2016	Director

/s/ Philip W. Knisely Philip W. Knisely	February 16, 2016	Director

/s/ Neil S. Novich Neil S. Novich	February 16, 2016	Director

/s/ Stuart A. Randle Stuart A. Randle	February 16, 2016	Director

/s/ Nathan K. Sleeper Nathan K. Sleeper	February 16, 2016	Director

/s/ Douglas L. Young Douglas L. Young	February 16, 2016	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Commonwealth of Virginia, on February 16, 2016.

BEACON SALES ACQUISITION, INC.

By:	/s/ Joseph M. Nowicki Name: Joseph M. Nowicki Title: Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul M. Isabella and Joseph M. Nowicki, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-facts and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Robert R. Buck Robert R. Buck	February 16, 2016	Sole Director

/s/ Paul M. Isabella Paul M. Isabella	February 16, 2016	President and Chief Executive Officer (Principal Executive Officer)

/s/ Joseph M. Nowicki Joseph M. Nowicki	February 16, 2016	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date
2.1+	Agreement and Plan of Merger, dated as of July 27, 2015 by and among CDDR Investors Inc., Beacon Roofing Supply, Inc., Beacon Leadership Acquisition I, Inc., and Beacon Leadership Acquisition II, LLC	8-K	000-50924	2.1	July 27, 2015
3.1	Second Amended and Restated Certificate of Incorporation of Beacon Roofing Supply, Inc.	10-K	000-50924	3.1	December 23, 2004
3.2	Amended and Restated By-Laws of Beacon Roofing Supply, Inc.	8-K	000-50924	3.1	September 24, 2014
4.1	Indenture, dated as of October 1, 2015, by and among Beacon Roofing Supply, Inc., the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee.	8-K	000-50924	4.1	October 1, 2015
4.2	Supplemental Indenture, dated as of October 1, 2015, by and among Beacon Roofing Supply, Inc. (“Beacon”), certain direct and indirect subsidiaries of Beacon, as additional subsidiary guarantors, and U.S. Bank National Association, as trustee.	8-K	000-50924	4.2	October 1, 2015
4.3	Form of 6.375% Senior Notes due 2023 (included as Exhibit A to the Indenture incorporated by reference as Exhibit 4.1).	8-K	000-50924	4.3	October 1, 2015
4.4	Form of 6.375% Senior Notes due 2023 (included as Exhibit B to the Indenture incorporated by reference as Exhibit 4.1).	8-K	000-50924	4.3	October 1, 2015
4.5	Registration Rights Agreement (relating to the 6.375% Senior Notes due 2023), dated as of October 1, 2015, by and among Beacon Roofing Supply, Inc., the subsidiary guarantors party thereto and Wells Fargo Securities, LLC and Citigroup Global Markets Inc., for themselves and on behalf of several initial purchasers named therein.	8-K	000-50924	10.3	October 1, 2015
5.1*	Opinion of Sidley Austin LLP

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date
10.1	Term Loan Credit Agreement, dated as of October 1, 2015, by and among Beacon Roofing Supply, Inc., Citibank N.A., as administrative agent, and the lenders and financial institutions party thereto	8-K	000-50924	10.1	October 1, 2015
10.2	Credit Agreement, dated as of October 1, 2015, by and among Beacon Roofing Supply, Inc., Wells Fargo Bank, National Association, as administrative agent, and the US borrowers, Canadian borrower, lenders and financial institutions party thereto.	8-K	000-50924	10.2	October 1, 2015
10.3	Executive Securities Agreement dated as of October 20, 2003 by and between Beacon Roofing Supply, Inc., Robert Buck and Code, Hennessy & Simmons III, L.P.	S-1	333-116027	10.5	May 28, 2004
10.4++	Description of Management Cash Bonus Plan	10-Q	000-50924	10	February 8, 2013
10.5++	Beacon Roofing Supply, Inc. Amended and Restated 2004 Stock Plan	DEF 14A	000-50924	Appendix A	January 7, 2011
10.6++	First Amendment dated as of October 31, 2011 to the Beacon Roofing Supply, Inc. 2004 Stock Plan	10-K	000-50924	10.1	November 29, 2011
10.7++	Beacon Roofing Supply, Inc. 2014 Stock Plan	DEF 14A	000-50924	Appendix A	January 6, 2014
10.8++	First Amendment effective on August 12, 2015 to Beacon Roofing Supply Inc. 2014 Stock Plan	10-K	000-50924	10.7	November 24, 2015
10.9++	Form of Beacon Roofing Supply, Inc. 2014 Stock Plan Restricted Stock Unit Award Agreement for Non-Employee Directors	8-K	000-50924	10.2	February 13, 2014
10.10++	Form of Beacon Roofing Supply, Inc. 2014 Stock Plan Restricted Stock Unit Award Agreement for Employees	8-K	000-50924	10.1	September 23, 2014
10.11++	Form of Beacon Roofing Supply, Inc. 2014 Stock Plan Time-Based Restricted Stock Unit Award Agreement for Employees	8-K	000-50924	10.2	September 23, 2014
10.12++	Form of Beacon Roofing Supply, Inc. 2014 Stock Plan Stock Option Agreement	8-K	000-50924	10.3	September 23, 2014

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date
10.13	Investment Agreement, dated as of July 27, 2015, by and between Beacon Roofing Supply, Inc., and CD&R Roadhouse Holdings, L.P.	8-K	000-50924	10.1	July 27, 2015
10.14	Amendment No. 1, dated as of October 1, 2015, to Investment Agreement, dated as of July 27, 2015, by and between Beacon Roofing Supply, Inc. and CD&R Roadhouse Holdings, L.P.	8-K	000-50924	10.2	October 1, 2015
10.15	Registration Rights Agreement, dated as of October 1, 2015, by and between Beacon Roofing Supply, Inc. and CD&R Roadhouse Holdings, L.P.	8-K	000-50924	10.2	October 1, 2015
12.1*	Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Beacon Roofing Supply, Inc.	10-K	000-50924	10.7	November 24, 2015
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm to Beacon Roofing Supply, Inc.
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm to CDRR Investors, Inc.
23.3*	Consent of Sidley Austin LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included in signature pages of this registration statement).
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee under the Indenture governing the 6.375% Senior Notes due 2023.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.3*	Form of Letter to Clients.

+	The registrant agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K
++	Management contract or compensatory plan or arrangement
*	Filed herewith